++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                   Filed Pursuant to Rule 424(a)
                                                      Registration No. 333-87181

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999


                           [LOGO OF PREVIEW SYSTEMS]


                                3,800,000 Shares

                                  Common Stock

  This is the initial public offering for Preview Systems, Inc. No public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "PRVW." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                                --------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to Preview Systems.....................................   $       $

                                --------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares of our common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on        , 1999.

                                --------------

Robertson Stephens
                Dain Rauscher Wessels
                 a division of Dain Rauscher Incorporated
                             SoundView Technology Group
                                                                     E*OFFERING

                  The date of this prospectus is        , 1999

  Narrative Description of Inside Front Cover

 Headline Upper Left Justified: "e-Commerce of Digital Goods."

    Below this headline, two diagrams descend down either side of the page, separated by a series of centered arrows. The left diagram is labeled "PHYSICAL" and the right is labeled "ELECTRONIC."

    The "PHYSICAL" diagram begins with four box-shaped graphics that represent warehouses. A horizontal text block extends across the warehouses containing the text: "WAREHOUSE: physical inventory produced" and "OFFICE BUILDING: order-taking." Directly below is a second graphic which represents the computer screen of an online environment. A smaller window on the right side of this screen contains the words "Add to shopping cart," which represents shopping basket technology used by online stores. Spanning this graphic is a horizontal text block containing the words: "ONLINE STOREFRONT: order placed." Directly below is a third graphic, which represents a single warehouse containing boxes. A horizontal text block spans this graphic: "PHYSICAL INVENTORY ACCESSED." The next graphic below represents a truck. Directly below the truck is a text block: "PHYSICAL INVENTORY DELIVERED." Below and to the right of the truck is a graphic representation of a house and a person, which is intersected by a final horizontal text block: "PHYSICAL GOODS RECEIVED." To the right of the person graphic, is a graphic representation of a calendar, which has approximately three and a half weeks shaded in.

    The second diagram begins below the word "ELECTRONIC" with a graphic composed of four cylindrical figures resembling electric coils. A horizontal text block is below this graphic, containing the text: "DIGITAL PACKAGING: digital inventory database," and "electronic license management." Below this graphic is a mirror image of the online environment and shopping basket window graphic described in the "PHYSICAL" diagram. The text block near the bottom of this graphic contains the same words: "ONLINE STOREFRONT: order placed." Directly below is a graphical representation of a person and a personal computer. Directly to the left of the person is the text: "DIGITAL INVENTORY ACCESSED, DELIVERED AND LICENSED." Below and to the right is a graphic representing a stopwatch, with a small shaded area indicating that a short time has passed.

  Narrative Description of Left and Right Gate Folds

    This two page spread contains a single diagram. The left side gate fold contains the diagram's headline, upper left justified: "Preview Systems-- Enabling e-Commerce Networks for Digital Goods."

    The diagram is divided into three areas of vertical logo columns, one on the left gate fold, two on the right. Each logo column is divided horizontally with half the logos in the upper part of the page and the other half in the lower part. A respective text heading is located where each column is divided, designating the logo category. The left column, which appears on the left gate fold, is labeled "PUBLISHERS."

    Ascending upwards from the label are the following company logos:
"Symantec," "NetObjects," "Broderbund" and "DigitalSquare." Descending from the label are the following company logos: "macromedia," "JustSystems," "EMI Music Publishing," "The Learning Company" and "Lotus."

    The center column, which appears on the left side of the right gate fold, is labeled "DISTRIBUTORS AND SERVICE PROVIDERS." Ascending upwards from the label are the following company logos: "Ingram Micro," "TrustMarque," "Navarre Corporation, "Softway" and "vitessa-Distributing Ecommerce." Descending from the label are the following company logos: "Sony," "NetSales," "releasenow.com: your e-commerce department," "ChargeNow.com" and "supertracks."

    The right column, which appears on the right side of the right gate fold, is labeled "ORIGINAL EQUIPMENT MANUFACTURERS AND RESELLERS." Ascending upwards from the label are the following company logos: "beyond.com: The Software Superstore," "Prisma," "e-academy.com" and "Buy.com." Descending from the label are the following company logos: "IngramMicro," "somm.com," "softline," "Dustin AB," and "Vector."

    Spanning the background of this diagram, crossing the left and right folds, is a graphical representation of the world. In the center of this diagram is a circle centered behind the label "DISTRIBUTORS AND SERVICE PROVIDERS." Rediating out from the circle in a bow tie-shaped graphic are lines of 1s and 0s, representing digital code.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until           , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
 Risks related to our business...........................................   7
 Risks related to our industry...........................................  13
 Risks related to our offering...........................................  15
You Should Not Rely on Forward-Looking Statements Because They Are
  Inherently Uncertain...................................................  17
How We Intend to Use the Proceeds From This Offering.....................  17
Dividend Policy..........................................................  17
Other Information........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  21
Business.................................................................  28
Management...............................................................  40
Certain Transactions.....................................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  66
Experts..................................................................  66
Additional Information...................................................  66
Index to Financial Statements............................................ F-1

                             ---------------------

    Our logo and certain titles and logos of our products mentioned in this prospectus are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                              PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                                  Our Company

   We develop and market a solution that enables networks for the electronic distribution and licensing of digital goods through the Internet. Digital goods are products such as software, music, images, video and documents that can be produced, delivered and licensed electronically. Our solution supports direct and indirect distribution and electronically connects publishers, distributors and resellers of digital goods within these networks. We earn transaction fees based on the value of digital goods that are distributed and licensed using our solution.

   International Data Corporation projects that the retail market for electronic software distribution will increase to $14.9 billion by 2003 from an estimated $351 million in 1998. Electronic distribution of digital goods and licenses can reduce costs, increase selling opportunities, and facilitate real-time exchange of information among distribution channel participants. However, many existing electronic distribution systems compete with existing distribution channels, fail to adequately enforce distribution and licensing rights and do not integrate sales information from multiple distribution channels.

   Our solution provides publishers, distributors and resellers the ability to implement networks for the electronic distribution and licensing of digital goods. Our solution supports a variety of leading software and hardware platforms, employs sophisticated encryption techniques to maximize security and is scalable. In addition, it automates real-time exchange of information among network participants.

   We have licensed our solution to leading software publishers such as Symantec and Macromedia for the electronic distribution of their products through direct or indirect channels. We have also licensed our solution to Ingram Micro, the leading worldwide wholesale distributor of computer-based technology products and services. Our agreement enables Ingram Micro to use our solution to supply its resellers electronically and to sublicense appropriate network components to its resellers. We also have licensed our solution to service providers who offer our solution on an outsourcing basis. Finally, we are working directly and through third parties with original equipment manufacturers to bundle encrypted digital goods with their computer products and provide means for online electronic licensing.

   We seek to establish our solution as the de facto standard infrastructure solution for participants in the electronic distribution and licensing of digital goods. Key elements of our strategy are to target and secure the support of leading software publishers and distributors, increase the number of participants using digital goods networks, extend our solution into other digital goods markets such as music, expand our solution to support volume licensing to organizations and enhance our solution with value-added services. We have a non-exclusive agreement with Intel Corporation to license and incorporate Intel's content protection agent system into our solution for secure electronic distribution of digital music.

   Our principal executive offices are located at 1601 South De Anza Boulevard, Suite 100, Cupertino, California 95014, and our telephone number is
(408) 873-3450. The information contained on our web site is not part of this prospectus.

                              -------------------

   Except where we state otherwise, information in this prospectus is based on the following assumptions:

  . a one-for-two reverse split of all outstanding shares of our common stock and preferred stock to be completed immediately prior to the effectiveness of this offering;

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon the effectiveness of this offering; and

  .  no exercise of the underwriters' overallotment option.

                                  The Offering

 Common stock offered by Preview Systems............ 3,800,000 shares
 Common stock to be outstanding after the offering.. 15,767,684 shares
 Use of proceeds.................................... For general corporate purposes, including
                                                     working capital and
                                                     capital expenditures
 Proposed Nasdaq National Market symbol............. PRVW

    The common stock to be outstanding after the offering is based on the number of shares outstanding as of September 30, 1999. This excludes:

  . 264,800 shares issuable upon exercise of a warrant issued to Virgin Holdings, Inc. at an exercise price equal to the lesser of $9 per share or the offering price to the public in this offering.

  . 2,275,917 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.63 per share as of September 30, 1999;

  . 492,495 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.45 per share as of September 30, 1999, 322,045 of which represent rights to acquire convertible preferred stock which convert one for one to common stock; and

  . 2,151,919 shares available for future issuance under our stock and option plans as of September 30, 1999.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

    We were incorporated in Delaware in April 1998 to acquire all of the outstanding equity interests of Preview Software and Portland Software. We completed both of these mergers on August 5, 1998. We accounted for our merger with Preview Software as a reorganization under common control and we recorded the underlying net assets at historical cost. We accounted for our merger with Portland Software using the purchase method. Therefore, the following summary consolidated financial data for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 reflect our operations and those of Preview Software, and reflect the operations of Portland Software from August 5, 1998. The statements of operations data displayed in the "Pro Forma 1998" column gives effect to the Portland Software merger as if the transaction had occurred on January 1, 1998.

                                                                     Nine Months
                                                                        Ended
                                  Year Ended December 31,           September 30,
                            -------------------------------------- -----------------
                                                        Pro Forma
                             1996    1997      1998       1998      1998      1999
                            ------  -------  --------  ----------- -------  --------
                                                       (unaudited)   (unaudited)
  Consolidated Statements
    of Operations Data:
  Revenues:
    Network transaction
      fees................  $  148  $   262  $    435   $    618   $   230  $  1,482
    Services..............      --       --       175        191        23       782
                            ------  -------  --------   --------   -------  --------
       Total revenues.....     148      262       610        809       253     2,264
  Operating expenses:
    Research and
      development.........      34    1,016     2,978      4,056     1,857     4,281
    Sales and marketing...     172      822     2,915      4,202     2,024     4,350
    General and
      administrative......     184      785     3,127      5,179     1,869     3,845
    Amortization of
      intangibles.........      --       --       866      2,084       347     1,557
    Acquired in-process
      research and
      development.........      --       --     2,091         --     2,091        --
                            ------  -------  --------   --------   -------  --------
       Total operating
         expenses.........     390    2,623    11,977     15,521     8,188    14,033
                            ------  -------  --------   --------   -------  --------
  Loss from operations....    (242)  (2,361)  (11,367)   (14,712)   (7,935)  (11,769)
                            ------  -------  --------   --------   -------  --------
  Net loss................  $ (242) $(2,380) $(11,276)  $(14,550)  $(7,890) $(11,520)
                            ======  =======  ========   ========   =======  ========
  Basic and diluted net
    loss per share........  $(0.69) $ (6.45) $  (7.55)  $  (5.51)  $ (7.14) $  (3.95)
                            ======  =======  ========   ========   =======  ========
  Shares used in computing
    net loss per share....     350      369     1,494      2,641     1,105     2,920
                            ======  =======  ========   ========   =======  ========

    The As Adjusted consolidated balance sheets data summarized below reflects the conversion of our preferred stock into 8,788,273 shares of common stock upon the completion of this offering and the application of the net proceeds from the sale of the 3,800,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

                                                            September 30, 1999
                                                                (unaudited)
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------- -----------
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments.......... $20,551   $58,454
Working capital............................................  19,821    57,724
Total assets...............................................  29,117    67,020
Long-term portion of debt and capital lease obligations....     351       351
Total stockholders' equity.................................  24,022    61,925

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

    Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by these risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

                         Risks related to our business

Because our business model is new and unproven, we may not succeed in generating sufficient revenues to sustain or increase our business.

    Our success depends upon our ability to generate network transaction fees based on a percentage of the sales fulfilled by our customers using our solution. This business model is unproven, our customers have only recently begun to use our solution to distribute their products and we have not received any significant network transaction fees under this transaction fee model. If we are unable to generate significant revenues from network transaction fees, our current revenues, consisting of annual minimum network transaction fees payable upon execution and renewal of customer agreements, will be insufficient to sustain our business. If customers wish to use different business models, such as the payment of a one-time license fee instead of ongoing network transaction fees, our revenues will suffer and we will not be able to grow our business. Our existing customers may not elect to renew our agreements or they, as well as future customers, may seek more favorable terms. For more information about our business model, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Our limited operating history makes it difficult for you to evaluate our business and your investment.

    We were formed in April 1998 to acquire all of the outstanding equity interests of Preview Software and Portland Software. These acquisitions closed in August 1998. Prior to August 1998, Portland Software and Preview Software had achieved only limited distribution of their respective products. For example, in 1996, 1997 and the six months ended June 30, 1998, total revenues generated by both businesses were approximately $335,000, $763,000 and $262,000, respectively. In the 14 months since these acquisitions, our total revenues were approximately $2.7 million. A majority of our significant customers entered into their agreements with us since September 1998. Accordingly, we have a limited operating history and you have little historical basis upon which to evaluate our business, products, markets and general prospects of your investment.

If our relationship with Ingram Micro does not succeed, our revenues will suffer and we may be unable to sustain or increase our business.

    Our relationship with Ingram Micro, the leading wholesale distributor of computer-based technology products and services worldwide, is significant to us financially and is key to our strategy of building networks of participants using our solution. As of September 30, 1999 Ingram Micro had not yet commercially launched an electronic software distribution program using our solution and it is not obligated to do so under our non-exclusive agreement. If Ingram Micro delays or fails to successfully launch an electronic software distribution program using our solution or fails to generate significant software sales using our solution, our business will be seriously harmed. Our agreement with Ingram Micro has an initial one-year term. Any failure to renew or termination of this agreement could result in revenue shortfalls, preventing us from growing or sustaining our business.

We expect operating expenses to increase significantly, we have incurred significant net losses and we expect our losses will continue in the future.

    As of September 30, 1999, we had an accumulated deficit of $25.4 million. We experienced net losses of $11.3 million and $2.4 million in 1998 and 1997, respectively, and $11.5 million for the nine months ended September 30, 1999. We have not achieved profitability and we expect significant operating losses and negative cash flow to continue for at least the next two years, and possibly longer. Our losses will continue to increase because we expect to incur additional costs and expenses related to research and development as well as expanding our organization, especially in general and administrative functions, sales, marketing and consulting.

    In addition, we are in the early stages of expanding our solution to address electronic distribution of digital music. We anticipate that this effort will entail additional significant increases in research and development costs as well as in sales and marketing. We do not expect to recognize meaningful revenues from the music business for at least the next 12 months, if ever. Because we will spend these amounts before we receive any incremental revenues from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses.

The loss of any of our current major customers would cause our revenues to decline.

    Sony Marketing of Japan accounted for approximately 45% of our revenues in 1998. Sony Marketing and Ingram Micro accounted for approximately 46% of our revenues in the nine month period ended September 30, 1999. We expect that Ingram Micro will account for a significant percentage of our future revenues although we can give you no assurance in that regard. We expect that a small percentage of our customers will continue to account for a substantial portion of our revenues for at least the next 12 months. Contracts with these customers are generally short term in nature, varying in length from one to three years, and can be terminated by the customer on short notice without significant penalties. If any one of these contracts is not renewed or otherwise ends, we would lose a large portion of our revenues.

If a significant number of distribution channel participants do not agree to sell digital goods through our solution, we may not be successful.

    The distribution channel for digital goods is complex and multi-tiered, consisting of publishers which sell to distributors, resellers and end customers; distributors which sell to resellers; original equipment manufacturers which sell to resellers and end customers; and resellers which sell to end customers. Unless a significant number of these channel participants adopts our solution in a timely manner, we will not achieve the critical mass of participants we believe necessary for our success. Our success depends on the adoption of our solution not only by our customers but by the distribution channel partners of our customers as well. For example, in order for a distributor to sell digital goods using our solution, the publisher of the goods must consent to distribute its goods electronically and the reseller of the goods must also agree to use our solution. We do not know whether our customers' distribution channel partners will agree to use our solution. We depend on our customers to obtain publisher consents and to facilitate the adoption of our solution by their distribution channel partners. Unless a significant number of our customers' distribution channel partners agrees to sell digital goods through our solution, we may not be able to earn enough revenues from our network transaction fees to become profitable or execute our business model.

If Microsoft does not consent to the electronic distribution of its products through distributors using our solution or adopt our solution for direct sales, we may be unable to increase our revenues or become profitable.

    Sales of Microsoft products accounted for approximately 13% of worldwide software sales in 1998 based on Microsoft's public reports and industry analyst data. If Microsoft does not consent to the electronic distribution of its products through distributors using our solution or adopt our solution for direct sales, we will lose a significant revenue opportunity. Additionally, Microsoft may initiate its own standard for the electronic distribution of its software over the Internet. Microsoft has initiated programs for the secure electronic distribution of music. If distribution channel participants favor Microsoft's existing or future solution for electronic distribution of digital goods, we may be unable to increase our revenues or become profitable.

Our sales cycle is lengthy and unpredictable which could cause us to fail to achieve projected results.

    Our sales cycle is a long and complex process. If network transaction fees are delayed or reduced as a result of this process, our future revenue and operating results could be impaired. Our sales process requires a significant level of education regarding the use and benefits of our solution. The purchase and deployment of our solution involves a significant commitment of capital and other resources. As a result, our customers typically spend substantial time performing internal reviews and obtaining corporate approvals before making a purchasing decision. Accordingly, the period between our initial sales call and the signing of a contract with significant sales potential typically ranges from four to six months and can be significantly longer. Therefore, the timing of sales to new customers is difficult to predict. Delays in receiving signed contracts with major customers could cause us to fail to achieve our projected results, as well as those of industry analysts, which would have a severe adverse effect on the price of our stock.

Our solution has not been used under high-volume transaction conditions and it may not meet the demands of our high-volume customers.

    Our solution has not yet been subjected to the volume of business and the complexity we anticipate will be required to fully support the future transactions of our largest customers. If our solution is not capable of processing the necessary volume of transactions, our business will be seriously harmed because the number of revenue generating transactions using our solution will be limited, customers may elect to use another solution and we may be exposed to adverse publicity. In addition, it is likely that production software tools, diagnostic tools and maintenance upgrades, as well as significant financial and other resources, will be required to achieve reliability and resolve technical issues related to large-scale transactions.

If our maintenance and upgrades to our solution disrupt our customers' operations, we may suffer lost revenues and harm to our reputation.

    We will need to upgrade and improve our solution periodically. Upgrading or deploying a new version of our solution requires the cooperation of our existing customers and their network participants. These network participants may be reluctant to upgrade our solution since this process can be complicated, time-consuming and poses the risk of network failures. If our periodic upgrades and maintenance cause disruptions, we will lose revenue generating transactions, our customers may elect to use other solutions and we may also be the subject of negative publicity that may further adversely affect our business and reputation.

Delays caused by integrating our solution with channel participants' existing systems may cause revenue shortfalls in a particular quarter.

    Our customers and their distribution channel partners must integrate our solution into their existing systems or a new system. Our business model is based on receiving network transaction fees. Thus, our success depends upon the timely and successful deployment of our solution by customers and their distribution channel partners for the distribution and licensing of digital goods.

  The timing and success of commercial deployment depends upon the:

  .  complexity of our customers' systems and necessary development efforts;

  .  technical and engineering capabilities of our customers;

  . budget for and relative importance of electronic distribution of digital goods to our customers;

  . ability of our customers to integrate and test the implementation of our solution successfully; and

  . efforts of our consulting, training and support services staff in providing technical support to our customers.

    We expect that the period between entering into a licensing arrangement and the time a customer commercially deploys our solution will vary widely.

Variations in the volume of sales of digital goods and services over the Internet will cause fluctuations in our quarterly operating results, which could cause our stock price to decline.

    The amount of network transaction fees we receive in any given quarter will depend on the sales of digital goods that occur using our solution. Because sales of digital goods using our solution are outside of our control, it will be difficult for us to make accurate quarterly revenue projections even if our solution is deployed commercially by our licensees. In addition, our revenues will depend on the number of new deployments of our solution that occur in a particular quarter. However, in the short term our operating expenses are relatively fixed and based in part on our revenue projections. As a result, if our revenue projections are not accurate for a particular quarter, our actual operating results for that quarter could fall below the expectations of analysts and investors. Our failure to meet these expectations would likely cause the market price of our common stock to decline significantly and rapidly.

Security breaches to our encryption technology may harm our reputation and business and may cause us to expend significant additional resources to protect against future breaches.

    Individuals, referred to as crackers, have in the past gained unlicensed access to secured digital goods distributed through our solution. While we expend significant efforts to make unauthorized access increasingly difficult, we expect that determined crackers will continue their attempts to crack our solution and may prove successful. We will have to expend significant capital and other resources to alleviate problems caused by these attempts to crack our solution.

    Any breach of our security systems could harm our reputation, which could materially harm our business. A party who is able to circumvent our security measures could misappropriate digital goods without paying the required license fees, gain unauthorized access to proprietary information, erase or modify electronic audit trails, or disrupt our customers' operations. Security breaches could also harm our reputation and expose us to litigation and liability. We cannot assure you that our security measures will prevent security breaches or that a failure to prevent such security breaches will not seriously harm our business.

We do not expect to recognize any significant revenues from the use of our solution by our customers to sell digital music for at least the next 12 months, and we may not ever recognize meaningful revenues from these sales.

    We have only recently begun to explore and market our solution for electronic distribution of music and no customer is currently using our solution to distribute music. As a result, we do not believe that we will recognize any significant revenue from the use of our solution to sell music or any type of digital goods other than software for at least the next 12 months, if at all. We expect to incur significant expenses to develop and promote the use of our solution for the electronic distribution of music. If electronic distribution of music fails to develop or we are unable to penetrate this market, we will have expended a great deal of time, effort and financial resources that could have been directed to more beneficial activities. In addition, our business may be adversely impacted if our efforts are not successful. Recently, many public companies engaged in music e-commerce have experienced significant volatility in their stock prices. To the extent we are perceived as participating in music e-commerce, we may also experience similar volatility in our stock price.

    We are relying on Intel to provide us with its content protection agent system that we can integrate with our solution. If we are unable to successfully integrate it into our solution, we may be unable to provide a viable solution for electronic distribution of music. Even if we successfully incorporate the content protection agent system into our solution, it may not provide adequate security.

    We also rely upon third parties to create digital music players that support the content protection agent system technology developed by Intel. If such third parties fail to support this technology or end customers do not purchase devices to play music distributed through our solution, our solution may not gain market acceptance.

    Other companies, such as Microsoft and Liquid Audio, have already begun to distribute digital music using their proprietary methods. If these methods are successful before we are able to implement our solution, our plans to use our solution for the distribution of digital music may be seriously harmed.

We have been and likely will in the future be subject to litigation that may adversely affect us.

    From time to time we have been and expect to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third-party intellectual property rights by us and our licensees. Claims like these, whether or not meritorious, could result in the expenditure of significant financial and managerial resources and could materially and adversely affect our business.

Our intellectual property rights are difficult and costly to protect because our industry is characterized by the existence of a large number of patents and frequent litigation.

    The digital encryption and distribution industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We regard our patents, copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to our success. We have 15 patent applications pending with the United States Patent and Trademark Office as of September 30, 1999. Additionally, as of September 30, 1999, two patents were issued and three patents were allowed by the United States Patent and Trademark Office. Our proprietary technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. These legal protections afford only limited protection and may be time consuming and expensive. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources away from our business operations. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. If we are not able to protect our intellectual property rights, our business may not succeed.

Factors outside our control may limit our expansion in international markets and may prevent us from developing international revenues.

    Although we sell our solution to customers outside the United States, we might not succeed in expanding our international presence. As a result of our agreement with Sony Marketing of Japan which provides them the exclusive right to distribute our products in Japan, our success in this market depends on their efforts and ability to sell our solution. This grant of an exclusive right to Sony Marketing may prevent widespread adoption of our solution by the Japanese market which may prevent us from becoming a widely-used solution in Japan.

    Conducting our business outside of the United States is subject to additional risks largely outside our control, including:

  . the possibility that the scarcity of high speed Internet access, the high cost of Internet access and the pace of future improvements in access to the Internet in countries outside the United States will limit the market for electronic distribution and licensing of digital goods;

  .  changes in regulatory requirements, taxes and tariffs;

  .  reduced protection of intellectual property rights;

  .  the burden of complying with a variety of international laws;

  .  potential tax withholding of our network transaction fees;

  .  longer collection periods;

  . U.S. and international export and use restrictions on encryption technology;

  . currency rate fluctuations that can impact our network transaction fees which are denominated in local currencies; and

  . political or economic constraints on international trade or instability.

    One or more of these factors may materially and adversely affect our future international operations, and consequently, our business.

If our key employees do not continue to work for us, our business will be harmed because competition for replacements is intense.

    We are substantially dependent on the continued services of our officers and key personnel who are all at-will employees. These individuals have acquired specialized knowledge and skills with respect to our business. As a result, if any of these individuals were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while the new employee obtains the necessary training and experience. We expect that we will need to hire additional personnel in all areas. The competition for qualified personnel in our industry is intense, particularly in the San Francisco Bay Area, where our corporate headquarters are located. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. New employees require extensive training and typically require four to six months of training to achieve full productivity. Our success depends on attracting and retaining personnel.

The year 2000 bug could cause our solution and the software products of our suppliers to malfunction.

    Prior versions of our solution in current production used by some of our customers may not operate properly with date calculations involving the year 2000. If these customers do not upgrade our solution prior to December 31, 1999, they may suffer severe outages. This may harm our relationship with these customers and damage our reputation. It is also possible that these customers may sue us because our software was not year 2000 compliant. Although we expect to contest these claims, if any, the cost of litigating this issue may be significant. In a worst case scenario, year 2000 problems could:

  . prevent or delay transactions using our solution until we are able to remedy year 2000 problems, resulting in lost or delayed revenues;

  . reduce sales of our solution and services;

  . require us to incur significant and unanticipated expenditures to remedy year 2000 problems;

  . cause our customers to focus on their own year 2000 problems, reducing sales of our solution; and

  . cause our customers to experience reduced software sales, reducing our network transaction fees which are based on a percentage of such sales.

                         Risks related to our industry

The success of our business will largely depend on the widespread acceptance of commerce in digital goods over the Internet.

    The use of the Internet for distribution and licensing of digital goods may not be commercially accepted for a number of reasons, including the:

  . failure to adequately develop the necessary infrastructure for the electronic distribution and licensing of digital goods, including data compression or broadband communication technology;

  .  lack of adequate speed, access, or server reliability;

  . public perception of the security and confidentiality of digital information and the confidentiality of its providers and users;

  .  development of competing technologies;

  . rate of adoption of electronic distribution and licensing of digital goods by the existing retail and other channels;

  . demand for digital goods that are available for purchase through electronic distribution; and

  . level of end customer comfort with the process of downloading software, music and other digital goods over the Internet, including the ease of use.

    In addition, our business would be seriously harmed if publishers, distributors or resellers of digital goods are unwilling to sell their digital goods over the Internet. These factors are outside of our control. If commerce in digital goods does not achieve widespread market acceptance or grow significantly, we may be unable to generate sufficient revenue to sustain our business.

Our market is subject to rapid technological changes; we may not be able to introduce new products and enhancements on a timely basis, impairing our ability to generate future revenue.

    The market for electronic distribution and licensing of digital goods is fragmented and marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, and changes in customer demands. There is currently no standard for electronic distribution and licensing of digital goods. New products based on new technologies or new industry standards can quickly render existing products obsolete and unmarketable. In the past we have experienced delays in new product releases and we may experience similar delays in the future. Any delays in our ability to develop and release enhanced or new systems could seriously impair our ability to generate future revenue.

We are in a highly competitive industry, and we expect to face increased competition in the future.

    The market for electronic distribution and licensing of digital goods is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. We currently compete directly with other providers of electronic commerce solutions for digital goods such as Cybersource, Digital River and InterTrust Technologies. More broadly, we compete with other providers of technology to secure digital content such as AT&T, IBM, Liquid Audio, Microsoft, Real Networks, Reciprocal and Xerox, as well as solutions developed in-house. In the future, operating system manufacturers may include digital rights management solutions in their operating systems.

  We believe that the principal competitive factors in our markets include:

  . software publisher, music label, distributor and reseller relationships;

  .  system security, scalability and reliability;

  .  breadth of products and services;

  .  price; and

  .  speed of deployment.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and much greater financial, marketing and other resources than we do. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with competitors as the use of the Internet and other online services increases. Increased competition may result in reduced prices, and loss of market share may negatively impact our ability to obtain network transaction fees. In addition, adoption by publishers, distributors and resellers of competing systems may significantly limit the size of the potential market for our solution. We may not be able to compete successfully against current and future competitors, and any inability to do so would materially adversely affect our business.

We may be sued for violating the intellectual property rights of others.

    The digital encryption and distribution industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We have not completed an in-depth and exhaustive analysis of such patents or applications. Some of our competitors have extensive patent portfolios with broad claims. As the number of competitors in the market grows and the functionality of our solution increases, the possibility of an intellectual property claim against us increases. In addition, because patent applications can take many years to issue, there may be a patent application now pending, of which we are unaware, which will cause us to be infringing when it is issued in the future. To address these patent infringement or other intellectual property claims, we may have to redesign our solution to avoid infringement or enter into royalty or licensing agreements on disadvantageous commercial terms. We may be unable to successfully redesign our solution or obtain a necessary license. A successful claim against us or our licensees, or our failure to design around the infringed technology or license it or similar technology, would harm our business. In addition, any infringement or other intellectual property claims, with or without merit, which are brought against us could be time consuming and expensive to litigate or settle and could divert management's attention from our business.

    In April 1998, our predecessor and subsidiary, Portland Software, received a letter from representatives of TAU Systems Corporation informing us of two patents held by TAU Systems. In the letter, the representatives stated their opinion that Portland Software's ZipLock System software contained various elements recited in the two patents and requested that Portland Software discuss licensing the technology of these patents. Portland Software responded to the letter stating that although it had not undertaken a detailed review of the patents, it was unaware of any of its products having one of the elements required by the patent claims. In March 1999, we received correspondence from TAU Systems, essentially reiterating the above claims. In August 1999, after further investigation of the TAU Systems patents, we notified TAU Systems that we do not believe our software falls within the scope of coverage of TAU Systems' patents and, therefore, we were not interested in licensing arrangements. We have not received further correspondence from TAU Systems. On March 30, 1999, the United States District Court for the District of Connecticut dismissed a lawsuit filed by E-Data against several defendants, including Portland Software, alleging that they infringed E-Data's U.S. Patent No. 4,528,643 ("System for Reproducing Information in Material Objects at a Point of Sale Location") issued July 9, 1985. Although the suit was dismissed, it may be reinstated depending upon the outcome of E-Data's appeal before the Federal Circuit of a New York district court's dismissal of a prior patent infringement suit on the same patent that was filed by E-Data against different defendants. In the future, we or our licensees could be found to infringe upon the patent rights of TAU Systems, E-Data or other companies.

Legal uncertainties and potential government regulation could increase our costs and be a barrier to doing business.

    To date, communications and commerce on the Internet have not been highly regulated. State and federal governments may decide to enact new laws or regulations at any time and it may take years to determine the extent to which existing laws relating to issues including property ownership, defamation, and personal privacy apply to the Internet. Any new laws or regulations or implementations of existing laws and regulations relating to the Internet could harm our business.

    The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our partners or us. The globalization of Internet commerce may be harmed by these and similar regulations since the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive. The United States and the European Union have not yet resolved this matter and they may not ever do so, in a manner favorable to our customers or us.

Imposition of sales and other taxes on electronic commerce transactions may hinder electronic commerce.

    The taxation of commerce activities in connection with the Internet has not been established, may change in the future and may vary from jurisdiction to jurisdiction. One or more states or other countries may seek to impose sales or other taxes on companies that engage in or facilitate electronic commerce. A number of proposals have been made at the local, state, and international level that would impose additional taxes on the sale of products and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could significantly harm our business. Moreover, if any state or other country were to assert successfully that we should collect sales or other taxes on the exchange of products and services through the Internet, our business may be harmed.

                         Risks related to our offering

We may need to raise additional funds in the future, which could result in dilution.

    We require substantial working capital to fund our business. We expect the net proceeds from this offering, together with our existing capital resources, to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. This could seriously harm our business and operating results. Furthermore, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of existing holders of our common stock. If we raise additional funds through the issuance of debt securities, holders of these securities could have rights, preferences, and privileges senior to holders of common stock, and the terms of this debt could impose restrictions on our operations. If we need to raise funds and cannot do so on acceptable terms, we may not be able to develop or enhance our solution, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.

Our securities have no prior market and our stock price may decline after the offering.

    Before this offering, there has not been a public market for our common stock and the trading market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In addition, an active public market for our common stock may not develop or be sustained after this offering.

Our executive officers and directors will continue to have substantial control over us after the offering which could delay or prevent a merger or other change in control.

    Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 28.8% of our outstanding common stock upon completion of this offering. These stockholders, if acting together, would be able to influence significantly election of directors and all other matters requiring approval by our stockholders. This concentration of voting control could have the effect of delaying or preventing a merger or other change in control, even if it would benefit our other stockholders. See "Principal Stockholders" on page 55 for more detailed information regarding share ownership of our officers and directors.

Some provisions of our charter documents may have anti-takeover effects that could discourage a change in control, even if an acquisition would be beneficial to our stockholders.

    Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

  .  prohibiting stockholder action by written consent; and

  . limitations on stockholders' ability to call special stockholder meetings.

Substantial sales of our common stock could depress our stock price.

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Based on shares outstanding as of September 30, 1999, upon completion of this offering, we will have 15,767,684 outstanding shares of common stock. Other than the shares of common stock sold in this offering, 33,687 shares will be eligible for sale in the public market immediately. Most of our stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, an additional 7,047,968 shares will be eligible for sale in the public market. For a detailed discussion of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances.

    The initial public offering price is substantially higher than the tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution of $7.33 per share, based on an assumed initial public offering price of $11.00. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. We have in the past and may in the future issue equity securities to our partners. Any issuances to these partners may cause further dilution to investors in this offering.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

    This prospectus contains forward-looking statements that involve risks and uncertainties. We use words like "anticipate," "believe," "plan," "expect," "future," "intend," and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use and electronic distribution and licensing of digital goods. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

    Our net proceeds from the sale of the 3,800,000 shares of common stock we are offering are estimated to be $37.9 million, or $43.7 million if the underwriters' option to purchase additional shares is exercised in full, based on an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We currently expect to use the net proceeds primarily for general corporate purposes, including working capital. In addition, although we have no present commitments or agreements with respect to any acquisitions, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses. We will have significant discretion in applying the net proceeds of this offering. Prior to these uses, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    Our policy is to retain earnings to provide funds for the operation and expansion of our business and, accordingly, we have never paid cash dividends on our capital stock. Any payment of future cash dividends and the amounts of the dividends will depend upon our earnings, financial requirements, and other factors deemed relevant by our board of directors. In addition, our bank loan arrangements restrict our ability to pay dividends. We have no plans to pay dividends in the future. See "Description of Capital Stock--Dividends."

                               OTHER INFORMATION

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    This prospectus includes estimates regarding the Internet industry. The estimates that we used were taken or derived from information published by sources including International Data Corporation, a firm that provides market and strategic information to the information technology industry. Although we believe that the estimates we used were generally indicative of the matters for which we used them, this data is inherently imprecise, and you are cautioned not to place undue reliance on those estimates.

                                 CAPITALIZATION

    The following table sets forth the following information:

  .  our actual capitalization as of September 30, 1999;

  . the filing of and amendment to our certificate of incorporation to provide for authorized capital stock of 75,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock, to be effective upon the closing of the initial public offering;

  . our pro forma capitalization, after giving effect to the automatic conversion of all outstanding shares of preferred stock into 8,788,273 shares of common stock; and

  . the pro forma as adjusted capitalization, after giving effect to the sale of 3,800,000 shares of common stock at an assumed initial public offering price of $11.00 per share in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay in connection with this offering.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this prospectus.

                                                       September 30, 1999
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (in thousands, except share
                                                             data)
Long-term portion of debt and capital lease
 obligations...................................  $    351  $    351     $   351
                                                 --------  --------     -------
Stockholders' equity:
  Preferred stock, par value $0.0002 per share;
   5,000,000 shares authorized, actual
   8,788,273 shares issued and outstanding;
   none issued or outstanding, pro forma; none
   issued or outstanding, pro forma as
   adjusted....................................        --        --          --
  Common stock, par value $0.0002 per share;
   75,000,000 shares authorized, 3,179,411
   shares issued and outstanding, actual;
   11,967,684 issued and outstanding, pro
   forma; 15,767,684 shares issued and
   outstanding, pro forma as adjusted .........        --         2           3
Additional paid-in capital.....................    51,473    51,471      89,373
Stockholders notes receivable .................    (1,912)   (1,912)     (1,912)
Deferred compensation..........................      (131)     (131)       (131)
Accumulated deficit............................   (25,408)  (25,408)    (25,408)
                                                 --------  --------     -------
  Total stockholders' equity...................    24,022    24,022      61,925
                                                 --------  --------     -------
  Total capitalization.........................  $ 24,373  $ 24,373     $62,276
                                                 ========  ========     =======

--------
    The information in the table above excludes:

  . options outstanding to purchase an aggregate of 2,202,889 shares of common stock issued to our employees, directors and consultants under our stock and option plans and an additional 2,151,919 shares available for future issuance under these plans;

  . options outstanding to purchase an aggregate of 73,028 shares of common stock issued outside of our stock option plans;

  .  warrants to purchase an aggregate of 435,310 shares of our common stock;
     and

  . warrants to purchase an aggregate of 322,045 shares of our preferred stock of various series.

                                    DILUTION

    We calculate pro forma net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by our total number of shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock. Our pro forma net tangible book value as of September 30, 1999 was approximately $20.0 million or $1.67 per share of common stock. Assuming exercise of all outstanding options and warrants, our pro forma net tangible book value as of September 30, 1999 was approximately $31.9 million or $2.17 per share of common stock. After giving effect to the sale of the 3,800,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share (less estimated underwriting discounts and commissions and expenses we expect to pay in connection with this offering) and the exercise of all outstanding options and warrants, our pro forma net tangible book value as of September 30, 1999 would have been $69.8 million or $3.77 per share of common stock. This represents an immediate increase in net tangible book value of $1.60 per share to existing stockholders and an immediate dilution of $7.23 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................      $11.00
   Pro forma net tangible book value per share as of September 30,
     1999 assuming exercise of all outstanding options and
     warrants...................................................... 2.17
   Increase per share attributable to new investors................ 1.60
                                                                    ----
   Pro forma net tangible book value per share after the offering,
     assuming exercise of all outstanding options and warrants.....        3.77
                                                                         ------
   Dilution per share to new investors.............................      $ 7.23
                                                                         ======

    The following table shows on a pro forma basis, as of September 30, 1999, with respect to existing common and preferred stockholders, option and warrant holders and new investors, the number of shares of common stock and preferred shares convertible into common stock purchased from us or exercisable pursuant to stock options or warrants, the total consideration paid to us, and the average price per share paid to us.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders,
  including preferred
  stockholders...........  11,967,684   64.6% $ 50,331,000   50.2%     $4.21
Assumed exercise of
  outstanding options and
  warrants...............   2,768,412   14.9    11,932,398   11.9       4.31
New investors............   3,800,000   20.5    37,902,500   37.9       9.97
                           ----------  -----  ------------  -----      -----
  Totals.................  18,536,096  100.0% $100,165,898  100.0%     $5.40
                           ==========  =====  ============  =====      =====

    The information presented with respect to the existing stockholders excludes the following:

  . 2,151,919 shares available for future issuance under our stock and option plans;

  . 264,860 shares issuable upon exercise of a warrant issued to Virgin Holdings, Inc. in October 1999 at an exercise price equal to the lesser of $9.00 per share or the offering price to the public in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

    We were formed in April 1998 to acquire all of the outstanding equity interests of Preview Software and Portland Software. We completed both of these mergers on August 5, 1998. In accordance with Accounting Principles Board Opinion No. 16, we determined the stockholders of Preview Software to be our controlling stockholders. As a result, we accounted for our merger with Preview Software as a reorganization under common control with the underlying net assets recorded by us at historical cost. We accounted for our merger with Portland Software using the purchase method. Due to the fact that neither our predecessor nor we were formed prior to October 1995 and activity from October 1995 to December 1995 was not material, no financial data prior to 1996 is presented. Therefore, the following selected consolidated financial data for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1998 and 1999 reflect our operations and those of Preview Software, and reflect the operations of Portland Software from August 5, 1998. The financial statements for the years ended December 31, 1996, 1997 and 1998 are derived from our audited financial statements. See "Management's Discussion and Analysis of Financial Condition." The financial statements for the nine-month periods ended September 30, 1998 and 1999 and the pro forma financial statement are derived from unaudited consolidated financial statements. In our opinion, the unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of recurring adjustments, necessary for a fair presentation of the results of operations for these periods. The pro forma statement of operations data for the year ended December 31, 1998 gives effect to the merger with Portland Software as if this transaction had occurred on January 1, 1998.

                                                                   Nine Months
                                                                      Ended
                                Year Ended December 31,           September 30,
                          -------------------------------------- -----------------
                                                      Pro Forma
                           1996    1997      1998       1998      1998      1999
                          ------  -------  --------  ----------- -------  --------
                                                     (unaudited)   (unaudited)
Consolidated Statements
  of Operations Data:
Revenues:
  Network transaction
    fees................  $  148  $   262  $    435   $    618   $   230  $  1,482
  Services..............      --       --       175        191        23       782
                          ------  -------  --------   --------   -------  --------
     Total revenues.....     148      262       610        809       253     2,264
Operating expenses:
  Research and
    development.........      34    1,016     2,978      4,056     1,857     4,281
  Sales and marketing...     172      822     2,915      4,202     2,024     4,350
  General and
    administrative......     184      785     3,127      5,179     1,869     3,845
  Amortization of
    intangibles.........      --       --       866      2,084       347     1,557
  Acquired in-process
    research and
    development.........      --       --     2,091         --     2,091        --
                          ------  -------  --------   --------   -------  --------
     Total operating
       expenses.........     390    2,623    11,977     15,521     8,188    14,033
                          ------  -------  --------   --------   -------  --------
Loss from operations....    (242)  (2,361)  (11,367)   (14,712)   (7,935)  (11,769)
Other income (expense),
  net...................      --      (19)       91        162        45       249
                          ------  -------  --------   --------   -------  --------
Net loss................  $ (242) $(2,380) $(11,276)  $(14,550)  $(7,890) $(11,520)
                          ======  =======  ========   ========   =======  ========
Basic and diluted net
  loss per share........  $(0.69) $ (6.45) $  (7.55)  $  (5.51)  $ (7.14) $  (3.95)
                          ======  =======  ========   ========   =======  ========
Shares used in computing
  net loss per share....     350      369     1,494      2,641     1,105     2,920
                          ======  =======  ========   ========   =======  ========

                                               December 31,
                                           --------------------- September 30,
                                           1996   1997    1998       1999
                                           ----  ------- ------- -------------
                                                                  (unaudited)
Balance Sheets Data:
Cash and cash equivalents................. $ 30  $ 2,489 $ 4,886    $20,551
Working capital (deficit).................  (22)   2,291   3,021     19,821
Total assets..............................   90    3,122  12,490     29,117
Long-term portion of debt and capital
  lease obligations.......................   --       11     435        351
Stockholders' equity......................   --    2,713   8,006     24,022

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

    We acquired all of the outstanding equity interests of Preview Software and Portland Software on August 5, 1998. Prior to the acquisitions, Portland Software developed and licensed infrastructure software applications designed to enable electronic software distribution among multiple distribution channel partners. Preview Software developed and licensed electronic software distribution products that enabled management and enforcement of licensing rights both prior to and after electronic delivery to end customers. During the period immediately preceding merger discussions, several key customers expressed to both companies the desire to license a system that would feature Portland Software's server software with the capabilities provided by Preview Software's client software. As a result, the two companies decided to merge and combine their software and services into a single comprehensive solution. We were formed in April 1998 to effect this business combination.

    In accordance with Accounting Principles Board Opinion No. 16, we determined that the stockholders of Preview Software were our controlling stockholders. Accordingly, we accounted for our merger with Preview Software as a reorganization under common control with the underlying net assets of Preview Software recorded by us at historical cost. We accounted for our merger with Portland Software using the purchase method. Therefore, the accompanying consolidated financial statements reflect our operations and those of Preview Software for all periods presented and reflect the operations of Portland Software since August 5, 1998. Due to the impact of purchase accounting and our short operating history, we believe that the results of operations for the periods presented are not indicative of future results of operations.

    On August 5, 1998, we capitalized $6.0 million in the form of acquired technology, patents and other intangibles in connection with the Portland merger. We are amortizing these intangible assets over two to three years, the estimated useful lives of the related assets. Amortization of intangibles will result in a charge of approximately $521,000 and $2.1 million on a quarterly and annual basis, respectively, through August 2000 and approximately $467,000 and $1.9 million on a quarterly and annual basis, respectively, from September 2000 through August 2001.

    In October 1999, we issued a warrant to purchase 264,800 shares of common stock to Virgin Holdings, Inc. at an exercise price per share equal to the lesser of $9 or the price per share to the public in this offering. These shares are exercisable as follows: 99,300 shares are currently exercisable; 33,100 shares become exercisable upon achievement of a performance milestone; and an additional 132,400 shares become exercisable upon achievement of a final milestone. We expect the first milestone to occur in the first quarter of 2000 and the second to occur at the end of 2000. We will record a non-cash charge in our statement of operations for the fair value, as determined by the Black-Scholes valuation model, when the vesting milestones are achieved and the warrant becomes exercisable for these shares. The charge will be included in sales and marketing expense and may have a material impact on our results of operations.

    We generally provide rights to use our solution and ongoing customer support through annual licensing agreements. These agreements typically require the payment of network transaction fees based on a percentage of the sales fulfilled using our solution. Prior to the Portland merger, Preview Software's revenues were typically based on one-time license fees which were recognized over the term of the license. Currently, our network transaction fees are based on a percentage of the sales fulfilled using our solution. Our customers typically commit to minimum network transaction fees that entitle them to fulfill an agreed amount of sales during the one-year term of the agreement. Some or all of the minimum network transaction fees are prepaid upon signing the agreement. We record deferred revenue related to these fees and recognize them on a straight-line basis over the license period. To the extent sales fulfilled using our solution exceed the agreed amount of sales, we recognize incremental network transaction fees. We will recognize these incremental network transaction fees when the amounts due are known, which will generally be in the month subsequent to our customers' sales. Through September 30, 1999, we have not earned any incremental network transaction fees.

    We entered into a three-year agreement with Sony Marketing of Japan in September 1998 that gives Sony Marketing the exclusive right to use and sublicense our solution in Japan, including future upgrades, enhancements and new products. The agreement also provided for training and support through June 1999. We received non-creditable, upfront payments for the license, services and training to be performed by us. We recorded deferred revenue on these upfront fees and recognize the license portion as network transaction fees on a straight-line basis over the three-year term of the agreement. We recognized the service revenue as work was performed. In addition, beginning April 1999, Sony Marketing has agreed to pay us network transaction fees based on a percentage of the revenue it receives from distributing our solution and providing related services. Sony Marketing committed to pay us annual minimum network transaction fees. If the network transaction fees paid by Sony Marketing during the initial annual period are less than the annual minimum network transactions fees, Sony Marketing must pay us any shortfall. Beginning April 2000, if network transaction fees are less than a specified target, Sony Marketing, at its option, may forego its exclusivity rights rather than pay the shortfall. During the first year of the agreement, we will recognize the annual minimum network transactions fees over 12 months until we have earned network transaction fees in excess of these annual minimum network transaction fees. In subsequent years, we will recognize the network transaction fees as they are earned.

    Service revenues generally consist of consulting, training and integration fees. We typically bill these services and recognize them as the related services are performed or when contract milestones are achieved.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to September 30, 1998

    Revenues. Total revenues were $2.3 million for the nine months ended September 30, 1999 compared to $253,000 for the nine months ended September 30, 1998.

    Network transaction fees were $1.5 million for the nine months ended September 30, 1999 compared to $230,000 for the nine months ended September 30, 1998. The increase in network transaction fees is the result of increased sales and marketing efforts subsequent to the Portland merger, including a $457,000 increase with Sony Marketing, our distributor in Japan, and a $100,000 increase with Ingram Micro, another distributor.

    Service revenues were $782,000 for the nine months ended September 30, 1999 compared to $23,000 for the nine months ended September 30, 1998. Approximately $450,000 of the increase in service revenues was the result of training and consulting services performed for Sony Marketing and Ingram Micro in connection with their agreements. The remainder of the increase resulted from increases with several other customers.

    Research and Development. Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and the cost of software used in product development. Research and development expenses were $4.3 million for the nine months ended September 30, 1999 compared to $1.9 million for the nine months ended September 30, 1998. Approximately $2.1 million of the increase in research and development expenses resulted from increases in personnel and consultants as a result of the Portland merger. We believe that continued investment in research and development is critical to attaining our strategic objectives and we expect these expenses to increase in the future.

    Sales and Marketing. Sales and marketing expenses consist of salaries and related expenses for personnel engaged in direct sales, partner development, marketing and field service support, consultant fees, advertising, promotional materials and trade show exhibit expenses. Sales and marketing expenses were $4.4 million for the nine months ended September 30, 1999 compared to $2.0 million for the nine months ended September 30, 1998. Approximately $1.5 million of the increase was related to increased head count following the acquisition of Portland Software. In addition, advertising and other related costs and travel costs each increased approximately $200,000. We expect sales and marketing expenses to increase in the future due to planned growth of our sales and partner development efforts.

    General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, legal, accounting and administrative personnel, professional services and general corporate expenses. General and administrative expenses were $3.8 million for the nine months ended September 30, 1999 compared to $1.9 million for the nine months ended September 30, 1998. Approximately $650,000 of the increase related to increased head count following the Portland Software merger, approximately $560,000 related to increased legal costs and approximately $225,000 related to increased facilities costs. Another $200,000 related to increased depreciation expense due to the increase fixed asset balance. We expect general and administrative expenses to increase in the future as we add personnel, incur additional costs to support continued growth and implement additional internal systems necessary to support a public company.

    Amortization of Intangibles. Amortization of intangibles consists of the amortization of patent costs and intangibles acquired in connection with the Portland merger. Amortization of intangibles was $1.6 million for the nine months ended September 30, 1999 compared to $347,000 for the nine months ended September 30, 1998. The increase in amortization of intangibles for the nine months ended September 30, 1999 resulted from the Portland merger which occurred on August 5, 1998.

    Acquired In-Process Research and Development. In 1998, upon consummation of the Portland merger, we recorded an unusual charge of $2.1 million which represented acquired in-process research and development. The value assigned to in-process research and development represented research and development efforts in process at the acquisition date for which technological feasibility had not yet been established and which had no alternative future uses. The significant projects in process at the merger date represented the next version of Portland Software's ZipLock product, localization of the ZipLock product for foreign markets, a volume licensing version of the ZipLock product, and the extension of the ZipLock product into other digital media such as music. The value was determined by estimating the costs to further develop the acquired in-process technology into commercially viable products, estimating the resulting net cash flows from such products, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the acquired in-process technology. At the time of the acquisition, the in-process technology under development was expected to be commercially viable on dates ranging from late 1998 to 2000. Expenditures to complete these projects were expected to total approximately $1.0 million. These estimates are subject to change, given the uncertainties of the development process, and no assurances can be given that deviations from these estimates will not occur. Additionally, these projects will require expenditures for additional research and development after they have reached a state of technological and commercial feasibility. To date, expenditures and results have not differed significantly from the forecast assumptions.

    Income Taxes. We have incurred net losses since inception for federal and state tax purposes and have not recognized any tax benefit. We are in a net deferred tax asset position, which has been fully reserved. We will continue to provide a valuation allowance for our net deferred tax assets until it becomes more likely than not, in our assessment, that our net deferred tax assets will be realized.

    Inflation did not have a material impact on the results of operations for the nine-month periods ended September 30, 1999 and 1998.

 Year Ended December 31, 1998, 1997 and 1996

    Revenues. Total revenues were $610,000 in 1998 compared to $262,000 in 1997 and $148,000 in 1996.

  Network transaction fees were $435,000 in 1998 compared to $262,000 in 1997 and $148,000 in 1996. The increase in network transaction fees in 1998 compared to 1997 was the result of increased sales and marketing efforts subsequent to the Portland merger. The increase in network transaction fees in 1997 compared to 1996 was primarily the result of increased sales and marketing activities.

    Service revenues were $175,000 in 1998 and $0 for the years ended December 31, 1997 and 1996. Approximately $121,000 of the increase in service revenues was a result of training and custom consulting services performed for Sony Marketing of Japan in 1998 in connection with their agreement.

    Two customers, Sony Marketing of Japan and Cybersource, accounted for 45% and 13%, respectively, of total revenues in 1998. Two customers accounted for 21% and 12%, respectively, of total revenues in 1997. Two customers accounted for 54% and 20%, respectively, of total revenues in 1996.

    Research and Development. Research and development expenses were $3.0 million, $1.0 million and $34,000 in 1998, 1997 and 1996, respectively. Research and development expenses for 1998 compared to 1997 increased primarily due to an approximate $1.3 million increase in personnel costs following the Portland merger. In addition, approximately $300,000 of the increase was a result of the cost of software used in product development. Approximately $840,000 of the increase in research and development expenses for 1997 compared to 1996 was a result of increased personnel costs and consultant fees, and approximately $100,000 was a result of the cost of software used in product development.

    Sales and Marketing. Sales and marketing expenses were $2.9 million, $822,000 and $172,000 in 1998, 1997 and 1996, respectively. Sales and marketing expenses for 1998 compared to 1997 increased primarily due to an approximate $1.4 million increase in personnel costs following the Portland merger. In addition, approximately $400,000 resulted from increased advertising and other related costs and approximately $100,000 related to increased travel costs. Approximately $320,000 of the increase for 1997 compared to 1996 resulted from increased personnel costs and approximately $200,000 resulted from increased advertising and other related costs.

    General and Administrative. General and administrative expenses were $3.1 million, $785,000 and $184,000 in 1998, 1997 and 1996, respectively. General and administrative expenses for 1998 increased compared to 1997 primarily due to an approximate $730,000 increase in personal costs following the Portland merger. In addition, legal and facilities costs each increased approximately $300,000. Approximately $195,000 of the increase for 1997 compared to 1996 resulted from increased personnel costs and approximately $250,000 related to increased legal costs.

    Amortization of Intangibles. Amortization of intangibles was $866,000 in 1998 compared to $0 in 1997 and 1996. The increase was related to the Portland merger in August 1998.

    Income Taxes. We have incurred net losses since inception for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1998, we had approximately $15.7 million of federal and state net operating loss carryforwards to offset against future taxable income. The federal net operating loss and tax credit carryforwards expire on various dates through 2018, if not used. The state net operating loss carryforwards expire on various dates through 2013, if not used. Utilization of net operating losses and credits is subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Inflation did not have a material impact on the results of operations for 1998, 1997 and 1996.

Quarterly Results of Operations

    The following table sets forth, for the periods presented, selected data from our consolidated statements of operations. The historical data has been derived from our unaudited consolidated financial statements, and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods.

    This unaudited historical quarterly information should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred losses in each quarter since inception and expect to continue to incur losses for at least the next two years and possibly longer.

                                              Quarters Ended (unaudited)
                          ---------------------------------------------------------------------
                          March 31, June 30,  Sept. 30, Dec. 31,  March 31, June 30,  Sept. 30,
                            1998      1998      1998      1998      1999      1999      1999
                          --------- --------  --------- --------  --------- --------  ---------
                                                    (in thousands)
Revenues:
 Network transaction
   fees.................   $    61  $    50    $   119  $   205    $   295  $   447    $   740
 Services...............       --       --          23      152        168      311        303
                           -------  -------    -------  -------    -------  -------    -------
  Total revenues........        61       50        142      357        463      758      1,043
Operating expenses:
 Research and
   development..........       574      517        766    1,121      1,341    1,413      1,527
 Sales and marketing....       467      512      1,045      891      1,039    1,455      1,856
 General and
   administrative.......       661      525        683    1,258      1,169    1,205      1,471
 Amortization of
   intangibles..........       --       --         347      519        519      519        519
 Acquired in-process
   research and
   development..........       --       --       2,091      --         --       --         --
                           -------  -------    -------  -------    -------  -------    -------
  Total operating
    expenses............     1,702    1,554      4,932    3,789      4,068    4,592      5,373
                           -------  -------    -------  -------    -------  -------    -------
Loss from operations....    (1,641)  (1,504)    (4,790)  (3,432)    (3,605)  (3,834)    (4,330)
Other income (expense),
  net...................        20       15         10       46         27      (24)       246
                           -------  -------    -------  -------    -------  -------    -------
Net loss................   $(1,621) $(1,489)   $(4,780) $(3,386)   $(3,578) $(3,858)   $(4,084)
                           =======  =======    =======  =======    =======  =======    =======

    The increase in revenues for the periods presented primarily resulted from the recognition of network transaction fees and service fees associated with execution of agreements with publishers and with Sony Marketing of Japan in September 1998 and Ingram Micro in June 1999.

    Operating expenses have increased primarily as a result of increased operating activities and personnel. The increase in research and development expenses over the five quarters ended September 30, 1999 resulted from increases in personnel, consultant fees and the cost of software used in product development. The increase in sales and marketing expenses for the quarter ended September 30, 1998 was due to increases in personnel, increases in head count following the Portland merger, the Portland merger and rebranding efforts related to the newly-combined entity. The increase in sales and marketing expenses during the quarter ended June 30, 1999 was a result of increases in sales and marketing personnel and increased expenditures on marketing programs. The increase in general and administrative expenses for the quarter ended September 30, 1998 related principally to costs associated with the Portland merger.

    The amortization of capitalized intangibles beginning in the third quarter of 1998 relates to the amortization of intangibles acquired in the Portland merger. The $2.1 million acquired in-process research and development charge, a material unusual charge, incurred in the third quarter of 1998, relates to the Portland merger.

    Due to our limited operating history, we are unsure what effect, if any, the seasonal nature of our customers' business will have on our quarterly results of operations.

Liquidity and Capital Resources

    Historically, we have funded our operations through the sale of preferred stock and, to a much lesser degree, our bank credit facility. Through September 30, 1999, we raised cash proceeds of $39.9 million through these privately placed preferred stock financings and had outstanding borrowings at September 30, 1999, including capital lease commitments, of $704,000. At September 30, 1999, our principal sources of liquidity included $20.6 million in cash and cash equivalents and available borrowings under the line of credit facility discussed below.

    Through September 30, 1999, we have used the majority of our financing proceeds to fund operating activities. To a much lesser extent, we have used the financing proceeds to acquire computer hardware and software used to support our product development and growing employee base. Expenditures for property and equipment amounted to $561,000 in 1998 and $524,000 for the nine months ended September 30, 1999. In the future, we anticipate a substantial increase in capital expenditures and lease commitments consistent with anticipated growth in operations and personnel.

    In November 1998, we entered into a loan agreement with a bank, which provides for borrowings under a revolving line of credit of up to $1.0 million, and borrowing under a term loan. Amounts borrowed under the line of credit and the term loan bear interest at the bank's prime rate plus 1% (9.25% at September 30, 1999). Interest is payable monthly on borrowings under the revolving line of credit and the term loan is payable in 36 equal installments of $13,000 of principal, plus interest. Borrowings are collateralized by all of our tangible and intangible assets. As of September 30, 1999, amounts outstanding under the line of credit were $0, and amounts outstanding under the term loan were $341,000. Under this agreement, we are required to maintain compliance with financial covenants regarding minimum tangible net worth, liquidity coverage and ratio of quick assets to current liabilities minus deferred revenue. We were in compliance with these financial covenants at September 30, 1999. The revolving line of credit expired on November 1, 1999 and the term loan matures on November 2, 2001.

    Accounts receivable were $2.0 million at September 30, 1999 compared to $152,000 at December 31, 1998. The increase was primarily attributable to the execution of new licensing agreements with publishers and Ingram Micro. Accounts payable were $746,000 at September 30, 1999 compared to $442,000 at December 31, 1998, primarily as a result of increased business activity.

    We believe that the net proceeds of this offering, together with cash on hand and cash available under our credit facilities, will be sufficient to meet our working capital needs through at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing or from other sources. Additional financing may not be available at all or, if available, may not be obtainable on terms favorable to us. In addition, any additional financing may be dilutive to our stockholders. If we raise additional funds through the issuance of debt securities, holders of these securities could have rights, preferences, and privileges senior to holders of common stock, and the terms of this debt could impose restrictions on our operations.

Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these "year 2000" requirements.

 Internal Systems

    We are currently assessing the ability of our internal systems to satisfy the year 2000 requirements and expect to complete the program before November 30, 1999. We have not incurred material costs to date in this process, and currently do not believe that the cost of additional actions will have a material effect on our results of operations or financial condition. Although we currently believe that our systems satisfy year 2000 requirements in all material respects, our current systems may contain undetected errors or defects with year 2000 date functions that may result in material costs. We do not have a specific contingency plan to handle year 2000 problems if they occur. Based on our assessment to date, we currently believe that year 2000 costs to us will not exceed $50,000. However, in a worst case scenario, year 2000 problems could cause us to cease normal operations for an indefinite period until we are able to repair our internal systems. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the year 2000, we may experience serious unanticipated negative consequences or material costs caused by undetected errors or defects in the technology used in our internal systems.

 Products

    Our products are currently designed and tested to be year 2000 compliant. By "year 2000 compliant," we mean that the products will operate according to their published documentation and will record, store, process and present calendar dates falling on or after January 1, 2000 in the same manner, and with the same functionality, as they record, store, process and present calendar dates falling on or before December 31, 1999. We believe that the current version of our solution is year 2000 compliant.

    Prior versions of our solution in current production use by some of our customers are not year 2000 compliant and must be upgraded prior to December 31, 1999 in order to avoid problems at the rollover to January 1, 2000. We will complete the upgrade for our customers in the normal course of our customer support. As a result, we have not incurred and do not expect to incur any material expenses related to these upgrades. Customers who fail to upgrade our solution or any other third party software or hardware that is not year 2000 compliant that our solution relies on prior to that time may suffer severe outages. This may harm our relationships with these customers and may damage our reputation with other current or prospective customers. It is also possible that customers with non-year 2000 compliant systems may decide to sue us because our software was not year 2000 compliant. Although we expect to contest these claims, the costs of litigation surrounding this issue may be significant and, in a worst case scenario, year 2000 problems could prevent any transactions using our solution from taking place until we are able to repair our solution.

    We have not independently verified whether any third-party software encrypted with our solution is year 2000 compliant. We have encouraged users of our solution to contact third-party vendors to determine the year 2000 compliant status of their products. If third-party software encrypted with our solution is not year 2000 compliant, our customers' sales may be adversely affected. As a result, our network transaction fees with these customers may decline. We have not independently verified whether the components from our third-party manufacturers are year 2000 compliant. We have warranted in our license agreements that our solution as delivered by us and without customization, will be year 2000 compliant provided that the entire system and supporting products with which our solution is used are also year 2000 compliant. This includes hardware, system software such as the operating system and database software, and application software, either purchased, contracted, or created in-house. In addition, our customers may also be concerned about year 2000 issues or distracted by their own year 2000 compliance programs, either of which could adversely affect our business.

Qualitative and Quantitative Disclosures about Market Risks

    We develop products in the United States and make agreements with customers in North America, Europe, and Asia. As a result, our financial results could be adversely affected by various factors, including foreign currency exchange rates or weak economic conditions in foreign markets. Network transaction fees from our European and Asian partners will be primarily denominated in foreign currencies and generally translated on a monthly basis to U.S. dollars to determine the amount of fees we are due. As a result, we could be affected adversely by fluctuations in foreign currency exchange rates.

    Our exposure to market risk for changes in interest rates is limited to the exposure related to our debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk market risk, and reinvestment risk. We plan to mitigate default risk by investing in high credit quality securities.

                                    BUSINESS

    The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of a variety of several factors, including those identified in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Overview

    We develop and market a solution that enables networks for the electronic distribution and licensing of digital goods through the Internet. Digital goods are products such as software, music, images, video and documents that can be produced, delivered and licensed electronically. Our solution supports direct and indirect distribution and electronically connects publishers, distributors and resellers of digital goods within these networks. We earn transaction fees based on the value of digital goods that are distributed and licensed using our solution.

Industry Overview

    The rapid growth of Internet users, content and functionality is enabling complex business-to-business and business-to-consumer communications and commerce. According to International Data Corporation, total worldwide Internet commerce spending in 1998 was $50.4 billion and is estimated to grow to $1.3 trillion in 2003, representing a compound annual growth rate of 92%. Much of this spending to date has been for products that were sold over the Internet and delivered to the end customer in a physical form. As a result, the Internet has been primarily used as an efficient sales and marketing channel. However, for digital goods, the Internet can also be an efficient means for electronic production, distribution and fulfillment. In addition, licensing rights can be separated from digital content, distributed and managed electronically and tailored to meet each customer's needs.

 The Sale and Distribution of Digital Goods

    Digital goods are characterized by two elements: digital content and associated licensing rights. Both digital content and licenses can be produced, stored and distributed physically or electronically. Digital goods such as software programs or music have traditionally been distributed through a physical distribution chain. The software or music is copied onto physical media (e.g. floppy disks, CDs, DVDs), inserted into physical packaging (e.g. cardboard boxes, plastic jewel cases) and physically distributed through a multi-party distribution chain that eventually delivers the goods to a retail store or a corporate reseller where they are ultimately purchased by the customer. We refer to retail stores and corporate resellers collectively as resellers.

    Although the multi-party distribution chain is complex, it delivers critical value to each of its participants. Content publishers, at one end of the distribution chain, desire to maximize the number of points of sale for their products but generally cannot efficiently establish independent relationships with tens of thousands of resellers. Similarly, resellers, at the other end of the distribution chain, desire to maximize their product selection, but generally cannot efficiently work with each publisher independently and, therefore, value a few key sources for their product inventory. Distributors link these two ends of the distribution chain by offering broad product selection through their relationships with publishers and extensive points of sale through their relationships with resellers. Aggregating numerous publishers and resellers enables distributors to reduce the administrative costs and logistical complexity entailed if every vendor had to establish unique relationships with every existing or potential reseller of its products.

    The distribution chain for digital goods has three common distribution models: direct, 2-tier and 3-tier. The software industry provides a good example of how these models work. Many publishers employ all three models simultaneously to maximize their points of distribution.

                              [Chart Appears Here]
  Narrative Description of Graphic #1 in body of S-1--1/3 size of total page This graphic represents the distribution model. This is centered in the middle of the graphic area. There is a solid bar that represents the Customers. Directly below this bar is another solid bar that is 75% of the size above. This represents the Resellers/GEMs. Directly below this bar is another solid bar that is 75% of the Resellers/GEMs bar. This represents the Distributors. Directly below this bar is another solid bar the same length as the Customers bar at the top of the graphic. This represents the Publishers.

There are one way arrows that connect to the various bars. Starting from the bottom of the graphic-- a solid direct arrow that starts at the Publisher bar and goes straight to the Customers bar. A solid direct arrow that is 2/3 the length of the first arrow, that starts at the Publisher bar and goes straight to the Resellers/GEMs bar. A solid direct arrow that is 1/3 the length of the first arrow, that starts at the Resellers/GEMs bar and goes straight to the Customers bar. A solid direct arrow that is 1/3 the length of the first bar that goes from the Publishers bar to the Distributors bar. A solid direct arrow of the same 1/3 length that goes straight from the Distributor bar to the Resellers/GEMs bar. A solid direct arrow of the same 1/3 length that goes straight from the Resellers/GEMs bar to the Customers bar.

Behind the solid bar and direct arrows are three shadowed shapes. The first is flush left on the graphic and is the standard shape of an hourglass. It is widest on the upper and lower surfaces, and comes in slightly at the solid Distributor bar -- this represents 3-Tier. The second is thin inverted hourglass shadow that is widest on the upper and lower -surfaces, and comes in slightly at the solid Resellers/GEMs bar this represents 2-Tier. Lastly, flush right on the graphic and downward point arrow shape that is wider at the solid Customer bar and narrow to point at the solid Publisher bar- this represents Direct. Below the solid Publishers Bar are the words 3-Tier, 2-Tier, and Direct.

    Direct--publishers use direct marketing and sales methods to generate orders and ship products directly to the customer. The direct model gives publishers valuable information about customer needs and allows them to control pricing and quality of service.

    2-Tier--publishers establish relationships with resellers who purchase products directly from the publisher and, in turn, offer them to their customers. This model is used by publishers to distribute into specific markets, expanding their market reach.

    3-Tier--publishers establish relationships with large distributors such as Ingram Micro, Merisel and Tech Data who, in turn, establish relationships with resellers, such as CompUSA and Software Spectrum, who, in turn, sell the software to end customers. This model is an efficient means for publishers to reach tens of thousands of large and small resellers through only a few distributors.

    Original equipment manufacturers--original equipment manufacturers represent a variant of the 2-tier and 3-tier models. Original equipment manufacturers include prepackaged or bundled software with their equipment to increase the perceived value of their product offering. Publishers provide their software to original equipment manufacturers and who distribute their products, together with the software, directly to their customers in a 2-tier model or through resellers in a 3-tier model. This model provides publishers with an effective means to increase unit volume.

    The distribution of music and other high volume digital goods is similar to software distribution in many respects. For example, music labels acquire rights to recorded works from artists. These labels distribute music in physical media such as CDs through large retail chains as well as distribution channels to other resellers. Music is also distributed through clubs, mail order and other direct sales channels as well as over the Internet.

 Limitations of Physical Distribution of Digital Goods and Licenses

    In each distribution model, participants in the physical distribution of digital goods must manage the costs of manufacturing, warehousing and shipping physical inventory. In addition, the physical distribution process imposes significant time delays and geographic constraints on the delivery of products and licenses. These numerous and complex inter-relationships pose challenges to the timely and accurate sharing of information about customers, products, configuration, pricing, inventory and order status. Further, limitations on warehousing, transportation systems and retail shelf space restrict the number of products that publishers can make available to customers and discourage distributors from carrying low volume products. Finally, paper-based licenses are difficult to manage and enforce.

 Electronic Distribution of Digital Goods and Licenses

    The Internet provides a foundation for electronic distribution of digital goods and licenses. International Data Corporation projects that the retail market for electronic software distribution will increase to $14.9 billion by 2003 from an estimated $351 million in 1998. Electronic distribution of digital goods and licenses can:

  . Reduce costs. Electronic distribution can reduce manufacturing, packaging, inventory and shipping costs associated with physical media alternatives. For software distributed electronically, businesses can: reduce costs incurred managing paper-based licenses; adjust the number of authorized users easily from a software master license; and improve asset management through the electronic use reporting. Secure electronic management of distribution and licensing rights can also reduce illegal distribution and piracy.

  . Increase selling opportunities. Because electronic inventory requires no physical shelf space, resellers are able to offer a virtually unlimited number of products. Publishers can deliver new products and upgrades to distributors and resellers across the globe immediately upon their release. Resellers and original equipment manufacturers can expand distribution by providing customers with encrypted digital content stored on computer hard drives, DVDs or CDs and by allowing customers to complete the sales process through the subsequent purchase of a license over the Internet. Publishers can more effectively tailor licensing fees and licensing options to meet customer needs.


  . Facilitate real-time information exchange. Electronic distribution can provide publishers, distributors and resellers access to sales information in real time. Our interactive communications agent can enable the automatic flow of usage and marketing information with customers, whether or not there is a continuous Internet connection.

    Although electronic distribution of digital goods offers many advantages, many existing systems for the electronic distribution of digital goods displace and compete with existing distribution channels rather than support them. Some systems offer insufficient security against improper distribution and piracy. In addition, most systems provide insufficient real-time information on sales transactions involving multiple distribution partners. Finally, we believe many systems offer inadequate means for distributing licenses. For example, many corporations that use some form of electronic software distribution still employ manual processes for managing licenses.

    We believe that a distributed, scalable and flexible network infrastructure is required to realize the full potential of electronic distribution. This electronic network should meet the needs of the direct, 2-tier and 3-tier distribution models, allowing the participants in these models to maintain their existing relationships as well as create new ones. In addition, participants should be allowed to transmit information about customers, products, configuration, pricing, inventory and order status on a timely and accurate basis. Finally, this network should secure and control access to digital products in order to preserve intellectual property rights, protect against piracy and provide flexible licensing rights.

The Preview Systems Solution

    We develop and market infrastructure software that allows our customers to implement Internet-based networks for the electronic distribution and licensing of digital goods. Our solution provides publishers, distributors, original equipment manufacturers, and resellers the ability to implement and maintain common networks that allows them to conduct business with each other electronically and seamlessly. Our solution is flexible and compatible with a diversity of business and technical requirements and provides a common technical infrastructure that uses the Internet to link participants engaged in the electronic distribution of digital goods and associated licensing.
Our solution has the following characteristics:

    Channel neutral. Our solution is designed to support direct, 2-tier and 3-tier models for the electronic distribution of digital goods. We do not compete directly with channel participants but instead can electronically connect them to one or more of their publisher, distributor or reseller channel partners. Thus, our solution enables rather than limits our customers' business choices and market reach. We have established relationships with Ingram Micro, the leading worldwide wholesale distributor of computer-based technology products and services, as well as several large software publishers such as Macromedia, Mattel, through The Learning Company and other divisions, and Symantec. We are pursuing similar relationships in the music industry.

    Integrates with existing systems. Our solution supports a variety of leading hardware and software platforms, including: Microsoft, Sun and Apple operating systems; BroadVision, Microsoft and Open Market e-commerce systems; and Microsoft, Oracle and Sybase database management systems. Our solution is designed to be deployed across large and technically diverse distribution channels. It provides a common network for electronic distribution and licensing of digital goods and exchanging information. Our solution can be used to allow existing e-commerce websites to sell and distribute digital goods electronically. Finally, customers can implement our solution directly or outsource operations to a service provider.

    Enables many simultaneous distribution methods. Our solution enables publishers to supply multiple distributors electronically, while simultaneously selling directly to end customers. Similarly, resellers can connect electronically to multiple distributors and sell digital goods from each distributor's inventory of digital goods on a single integrated web site.

    Supports multiple licensing models. Our solution separates the delivery of digital goods from the associated licensing rights, ensuring that access and use of the digital goods complies with the license terms. For example, digital goods can be stored in an encrypted format on hard drives of newly purchased personal computers but cannot be accessed by customers until the associated license rights are purchased online. Thus, software, music or video content can be sold without having to actually download the content. Our solution enables a variety of licensing models, such as selling perpetual licenses prior to download, granting of limited time trials prior to sale and other licensing models that may be requested by our customers.

    Enables international distribution. We designed our solution to support global networks. We have localized our client software interfaces in the following 14 languages: Chinese (simplified and traditional), Dutch, English, Finnish, French, German, Italian, Japanese, Korean, Norwegian, Portuguese, Spanish and Swedish. We have obtained export licenses for components of our solution that use U.S. government regulated encryption technologies. When required, we have obtained approval to use our encryption systems in other countries.

    Automates communication among network participants. Our solution automates the flow of digital goods, license rights, distribution rights, inventory tracking data, branding and other information. Information for each transaction is automatically transmitted to network participants. This means that a publisher that uses our solution can automatically receive information in real time about the sale of its products. Our solution can collect data from multiple distribution channels as transactions in a single database, consolidating direct and indirect sales information. In addition, we have developed an interactive communications agent that can facilitate the flow of information to and from the end customer.

    Secures digital goods and licenses. Our solution uses sophisticated encryption techniques to maximize the security and integrity of digital goods and licensing rights in a variety of secure licensing and distribution models. Our solution provides secure communications between participants, produces auditable transaction records, controls user access, and in general ensures that agreed business rules are respected by all parties in the distribution chain. Our solution can also provide persistent protection to enforce license rights on an ongoing basis after delivery of software to the end customer. We use secure protocols for communication among our servers, client and gateway software modules. We also signed an agreement with Intel to license its content protection agent system and to incorporate it into our solution for secure distribution and licensing of digital music.

    Scalable. Our solution employs a distributed network architecture. Our solution is designed to allow customers to support modest transaction volumes on a single inexpensive computer server and higher transaction volumes on multiple load balanced servers. Customers that operate high volume e-commerce web sites can deploy our solution on multiple servers to distribute the data and processing more evenly, creating redundancy to protect against failures.

Strategy

    We seek to establish our solution as the de facto standard infrastructure software for electronic distribution and licensing of digital goods. Key elements of our strategy are to:

    Target and secure the support of leading software publishers and distributors. We have established relationships with Ingram Micro, Macromedia, Mattel, through The Learning Company and other divisions, and Symantec. We have worked closely for over two years with large publishers and distributors to understand and solve their business and technical requirements. We intend to maintain and build relationships with the publishers and distributors that control the majority of software industry revenues.

    Expand the number of participants using digital goods networks. We believe the benefits of digital goods networks increase as a network gains additional participants. We intend to leverage our relationships with leading publishers and distributors to add more resellers to distribute digital goods electronically. We are working directly and through third parties with manufacturers of personal computers, to bundle encrypted digital goods with their computer products and provide means for online electronic licensing. We intend to expand our relationships with service providers such as NetSales and ReleaseNow.com to enable publishers to outsource their direct sales and accelerate their time to market. We also intend to expand into new geographical markets. We have a marketing and distribution partnership with Sony Marketing of Japan. Sony Marketing has licensed our solution to several Japanese companies. In Europe, we have a number of customers, including Prisma, Softline, Softway International, Somm.com and TrustMarque International.

    Extend our solution into other digital goods markets. To date, we have focused predominantly on the software market because we believe it is the largest and most commercialized market for digital goods. As electronic distribution of other digital goods such as music develops commercially, we intend to build a presence in these markets. We believe the security, distribution and piracy concerns of these markets are similar to those of the software industry and we believe that our solution will allow us to address these needs successfully. We have an agreement with Intel to incorporate its content protection agent system into our solution for secure electronic distribution of digital music. We are currently pursuing relationships with leading companies in the music industry. In October, 1999, we entered into an agreement with Virgin Holdings, Inc. (an affiliate of EMI Recorded Music).
In addition, we intend to leverage our relationships with customers who have a presence in multiple markets by offering a convenient means to distribute music and software through our future integrated solution.

    Expand our solution to support volume licensing for organizations. Organizations frequently acquire software through volume licenses and require licensing support to adjust the number of authorized users. Currently, license distribution and management is often a burdensome manual process for distribution channels. Our solution allows our customers to automate aspects of the license distribution and management process. We intend to work with our customers to enhance our volume licensing and software asset management capabilities.

    Enhance our solution with value-added services. As digital goods networks using our solution grow, we intend to develop value-added services that provide additional marketing and sales benefits to our customers. We intend to work with our customers to enhance our solution with our interactive communications agent to enable software publishers to market and support the needs of their individual customers.

Products

    We offer a flexible, secure and scalable infrastructure solution for electronic distribution of digital goods. Our solution is specifically designed to meet the needs of each participant in the distribution chain. The table below describes each component of the network and includes product names, and key features of our solution as well as target users.

  Components       Key Features                                   Target Users
--------------------------------------------------------------------------------
  Digital                                                         .Publisher
  Packaging        Encrypts products for digital
  (Vbox and        distribution and offers several
  ZipLock          options to protect intellectual
  Builder)         property and licensing rights


--------------------------------------------------------------------------------
  Inventory and    Manages the database                           .Publisher
  License          of digital goods, inventory and provides       .Distributor
  Management       secure, automated and reliable
  System           fulfillment of licenses and products,
  (ZipLock         records transactions and exchanges
  System)          information with other servers

--------------------------------------------------------------------------------

  Merchandizing                                                   .Publisher
  and License      Adds digital goods shopping                    .Reseller
  Selling System   cart functionality to Internet
  (ZipLock         storefronts and enables electronic delivery
  Gateway)         of digital inventory and licenses
--------------------------------------------------------------------------------
  Off-Line         Provides a software storefront                 . Publisher
  Storefront       using CD, DVD or hard disk                     .Reseller
  (PortableStore)  storage media that delivers                    .Original
                   encrypted digital goods ready for online         equipment
                   licensing                                        manufacturer


--------------------------------------------------------------------------------
  Rights and       Manages the secure download                    .End customer
  Delivery Client  and the usage rights of digital goods
  (Vbox Client)    on the user's computer


--------------------------------------------------------------------------------
  Interactive      Monitors software use and hardware             .Publisher
  Communications   configuration, displays targeted               .Reseller
  Agent            messages within the publisher's                .End customer
                   applications and collects customer's responses

    These components are designed to integrate with the infrastructure of each network participant and automate the electronic flow of digital goods, license rights and related information among them. An example is shown in the following diagram.

Narrative Description of Graphic # 2 in Body of S-1- 1/3 size of total page

Upper left corner are two icon-based visuals. One represents the software element and the other representing the music element.

There is a Unique Product key reference that is followed by an arrow. This arrow points to the right and is in the direction of a rectangle. This rectangle represents the Publisher. In this area is shaded box which is the graphic representation of the server. Next to this box is a cylinder that represents the digital inventory. Outside this rectangle to the right is the title "Digital Packaging Below this title are three sub headings that are bulleted with small hollow squares: Creation of Digital Good, Secure Packaging, and Track Sales Information.

There is a two-way arrow that points directly below the Publisher rectangle to another rectangle that represents the Distributor. Inside this rectangle is a shaded box as mentioned about that represents the server. Next to this box is a cylinder that represents the digital inventory. Outside the rectangle to the right is the title "Digital Inventory & License Management." Below this title are three sub headings, which are bulleted with small hollow squares: Digital Inventory Management, Product Delivery, and Audit Trail. In addition, there is a narrow one way arrow that goes from the Distributor rectangle to the Customer rectangle referred to below.

There is a two-way arrow that points to another rectangle box that is half the size in width. It is right justified approximately 45% and under the Distributor rectangle and represents the Resellers. In this rectangle is one box which symbolizes the gateway. Outside this rectangle to the right is the title "Digital Merchandising & Licensing System." Below this title are four sub headings, which are bulleted with small hollow squares: Delivery of License, Reseller Branding, Digital Packing Slip, and Shopping Basket. In addition, there is a narrow one way arrow that goes from the Resellers rectangle to the Offline Storefront referred to below.

There is a two way arrow chat points to another rectangle box that is the same size as the Resellers rectangle and represents the Customer. Outside this rectangle to the right is the title "Hard Disk Delivery." Below this title are two four sub headings which are bulleted with small hollow squares: Digital Rights Management and Communications Agent.

Directly below the text placed to the right of the Customer rectangle, reads the title "Offline Storefront." Below this title are two sub headings which are bulleted with hollow squares: CD and DVD.

    The above diagram reflects only one possible network configuration. Our solution enables other concurrent technical and business models.

Professional Services

    We provide our customers with the support needed to implement and maintain flexible, scalable and secure networks for the electronic distribution of digital goods.

    Our solution includes the following services:

  . Consulting. We offer a range of consulting services, including installation, customization and integration. We work closely with our customers to define their unique business needs and provide services to meet these needs through business analysis and design, project planning and management, technology analysis, integration and configuration, testing and change management.

  . Customer support. Our technical support services include email and phone support, remote diagnosis, online support and software updates. We also offer a premium support program that allows our customers to contact a support representative 24 hours a day, 7 days a week.

  . Education and training. We offer technical training courses to help our customers implement, customize, use and administer our solution.

    We provide limited consulting, training and support as part of our installation fee and maintenance agreements. We provide additional consulting, training and premium support, generally on a time-and-materials basis.

Customers and Strategic Relationships

    Our customers and users of our solution consist of software publishers, distributors, original equipment manufacturers and service providers. Some companies license our solutions directly from us. Others use our technology through sublicenses or outsourcing agreements with our customers. The table below includes a partial list of these companies.

  Business Type   Direct Relationships                  Indirect Relationships
------------------------------------------------------------------------------
  Publishers      .EMI Recorded Music                        .Intuit
                  .Just Systems                              .INXight
                  .Macromedia                                .NetObjects
                  .Mattel
                  (Broderbund and The Learning Company)
                  .Symantec
------------------------------------------------------------------------------

  Service         .Chargenow.com
    providers     .Digital Square
                  .Vitessa
                  .NetSales
                  .ReleaseNow.com
                  .Scot Crest Group
                  .Supertracks
                  .Trustmarque
------------------------------------------------------------------------------

  Distributors    .Ingram Micro                              .Navarre
                  .Softway
------------------------------------------------------------------------------

  Resellers and   .Dustin                                    .Beyond.com
    original      .e-academy.com                             .Buy.com
    equipment     .Prisma                                    .Vector
    manufacturers .Softline
                  .Somm.com


    Several leading software publishers have selected our solution to distribute their products electronically through direct and indirect channels. Macromedia and Mattel have opted for an in-house model that integrates our solution with the rest of their e-commerce systems. Symantec and Intuit have chosen an outsource model and operate our solution through Beyond.com and the Scot Crest Group, respectively. NetObjects and INXight have chosen NetSales and ReleaseNow.com as their respective service providers to maintain and operate our solution to distribute their products. Service providers can also aggregate inventory from publishers to support direct and indirect sales through large distributors. NetSales has established an electronic connection to our solution at Ingram Micro. We have agreed to provide versions of our PortableStore for distribution of encrypted digital goods for online licensing with selected personal computers.

    We have the following strategic relationships:

    Ingram Micro. We have been working with Ingram Micro on electronic software distribution since August 1998. On June 30, 1999, we signed an agreement with Ingram Micro to use our solution and to sublicense appropriate components to Ingram Micro's resellers. The contract grants Ingram Micro a nonexclusive license to use our solution in exchange for network transaction fees that are based on a percentage of sales that Ingram Micro fulfills using our solution. Upon signing the agreement, Ingram Micro committed to minimum network transaction fees. We will recognize these minimum network transaction fees on a straight line basis over the one-year term of the agreement. Under the agreement, we are entitled to additional fees for training, technical support and maintenance related to Ingram Micro's use of our solution. We anticipate that revenue from Ingram Micro may represent a significant portion of our business although there can be no assurance in this regard. As of September 30, 1999, Ingram Micro has not yet commercially deployed our solution and is not obligated to do so under the agreement. Aside from the minimum network transaction fees, we have not yet earned or received any network transaction fees from this agreement. The contract automatically renews for an additional year if neither party terminates the contract by providing a 45-day advance notice to the other party.

    Sony Marketing of Japan. In September 1998, we signed a three-year agreement with Sony Marketing of Japan, granting it the exclusive right to use and sublicense our solution in Japan, including future upgrades, enhancements and new products. We received a non-creditable, upfront payment for the license, training and support. Beginning April 1999, Sony Marketing has agreed to pay us network transaction fees based on a percentage of the revenue it receives from distributing our solution and providing related services. Sony Marketing committed to pay us annual minimum network transaction fees. If the network transaction fees paid by Sony Marketing during the initial annual period are less than the annual minimum network transaction fees, Sony Marketing must pay us any shortfall. Beginning April 2000, if network transaction fees are less than the specified target, Sony Marketing, at its option, may give up its exclusivity rights rather than pay the shortfall. During the first year of the agreement, we are recognizing the annual minimum network transaction fees on a straight line basis over 12 months until we have earned network transaction fees in excess of the annual minimum network transaction fees. In subsequent years we will recognize the network transaction fees as they are earned. The exclusivity under this agreement means that we cannot compete with Sony Marketing by offering our solution in Japan. This exclusivity terminates if Sony Marketing provides us with 180-day prior notice that it desires to offer a competing product. The agreement may be renewed by Sony Marketing for up to three additional three-year terms upon providing us prior notice and upon mutual agreement on performance and payment criteria for such renewal terms.

    Sony Marketing of Japan and Ingram Micro each accounted for more than 10% of our revenues in the nine months ended September 30, 1999. Substantially all of the revenues we have received from these two parties reflects minimum network transaction fees and service fees associated with implementing our solution.

    Intel Corporation. In September 1999, we signed a non-exclusive agreement with Intel Corporation to license Intel's content protection agent system and to incorporate this technology into our solution. The objective of this agreement is the development, sales and marketing of our solution for the digital music market.

    Virgin Holdings, Inc. In October 1999, we entered into an agreement with Virgin Holdings, Inc. (an affiliate of EMI Recorded Music), in which Virgin Holdings selected us to be EMI Recorded Music's preferred, recommended technology provider for the digital distribution of music and agreed to recommend our solution to EMI Recorded Music's worldwide distributors and retailers. We and Virgin Holdings also agreed to cooperate closely to develop the emerging market for digital music distribution.

Sales and Marketing

    We promote and sell our solution to publishers, original equipment manufacturers, distributors and resellers through our direct sales force in North America and Europe. In Japan, we promote and sell our solution through our exclusive relationship with Sony Marketing of Japan. As of September 30, 1999, we had 33 employees in our sales and marketing organization worldwide. We intend to increase the size of our direct sales force and establish additional sales offices in the United States and internationally.

    We complement our direct sales efforts with our service provider partners who provide an outsource solution to some publishers and resellers. Service providers combine our solution with other technology to provide an outsource electronic commerce service to publishers and resellers of digital goods. These arrangements allow publishers and resellers to more rapidly offer products for sale via the Internet or to establish an Internet store without the need to invest in the technology. As of September 30, 1999 we had relationships with 16 service providers located in nine countries. We intend to establish additional relationships with service providers and broaden our indirect sales force through relationships with systems integrators.

    Our marketing efforts are designed to create greater awareness of our solution and the benefits it affords to publishers, distributors and resellers of digital goods. We market our solution through targeted activities including trade shows, conferences, direct mail, electronic marketing and marketing materials. In addition, we engage in co-marketing activities with our customers, including production and distribution of co-branded collateral, joint sponsorship of conferences and public relations.

Technology

    We have developed a set of technologies for the establishment of channel neutral, flexible, scalable and secure networks for the electronic distribution of digital goods. These technologies include server components, components for integration with shopping catalogs, databases and web browsers, management and audit tools. They include tools for encryption of digital goods, and client software for the reliable delivery of digital goods and management of digital use rights. They also include agent software for monitoring usage and personalized marketing.

    Our solution employs a distributed server architecture. Our inventory license and management system is typically operated by large publishers, service providers and distributors. Servers can be operated by resellers who can choose to run their own inventory and license management system or simply integrate into their web site a gateway component connected to a distributor. Distributors can add additional gateways to support increasing numbers of connected electronic resellers. Publishers, distributors and resellers, have real-time control over the management of distribution rights and the issuance of licenses to end-users. Upon completion of a license transaction by a reseller, an electronic transaction is automatically recorded in the databases of the relevant distributor and publisher, creating an audit trail for each participant in the sale. Thus, immediately following the completion of a license transaction between a reseller and a customer, the distributor can directly and electronically deliver the purchased digital goods to the customer. This distributed architecture of our solution contributes to its flexibility, security, reliability and scalability.

    The architecture of our network separates the issuance of electronic licenses from the delivery of digital goods. The distributor can provide electronic delivery directly to all of the customers of its resellers. Our solution integrates with standard web server technology for which highly scalable solutions are readily available from third parties. Our solution is capable of addressing high-bandwidth requirements associated with multiple simultaneous downloads of large electronic files. Our solution can be deployed on the Microsoft Windows NT and Sun Solaris operating systems. Customers can support modest transaction volumes on a single inexpensive computer server while higher transaction volumes can be supported by multiple load balanced servers. Our solution can be integrated with industry standard web storefronts such as Microsoft Site Server. Open Market and BroadVision and databases such as Microsoft SQL Server, Oracle, and Sybase. Our solution allows our customers to use their existing web storefronts and databases for processing and storage of digital goods transactions, as well as to employ customary techniques for data replication and load management.

    Our solution encrypts digital goods using our software tools and records the encryption key, distribution rights and licensing options in a database. In addition, each gateway controls the pricing, branding and purchase processes and communicates securely with servers to initiate the electronic transfer of digital goods and/or licenses to end customers. Our server has network administration functions that enable electronic distribution to other networked servers, and each server can support multiple gateways. Our solution automatically provides an electronic audit trail with each transaction recorded on servers in the distributed network.

    Our client software allows the end customer's personal computer to communicate reliably and securely with the network to manage downloads of goods and licenses. Our client software employs various encryption and tamper resistant techniques to enforce rights even when the end customer's computer is not connected to the Internet. In addition, our interactive communications agent can enable the automatic flow of usage and marketing information with customers, whether or not there is a continuous Internet connection.

    Communications between servers, from gateways to servers, and from client software to servers and gateways are secured using standard encryption techniques.

    By employing a distributed architecture and by interfacing with standard technologies where appropriate, we have designed a highly scalable and robust network solution to enable secure and automated digital goods commerce and real-time information flow between multiple business entities. We have also enabled seamless communication and rights management with customers both when connected and when disconnected from the Internet.

Competition

    The competition for digital goods solutions is strong and evolves quickly. We expect that competition will intensify, both with respect to existing competitors as well as with the entry of new competitors into our markets. Several companies are currently offering, or are expected to offer in the near future, products or services that compete with our solutions, including: AT&T, CyberSource, Digital River, IBM, InterTrust, Liquid Audio, Microsoft, Reciprocal and Xerox.

    The primary bases for competition currently include:

  . level of acceptance and deployment by publishers, distributors and resellers;

  .  convenience and ease of use for customers;

  .  degree of security, scalability and reliability;

  .  compatibility with multiple distribution channels;

  .  price and pricing model;

  .  support of multiple operating systems;

  .  level of integration with existing e-commerce infrastructures;

  .  ability to support multiple licensing models;

  .  support for several types of digital goods;

  .  localization for foreign languages; and

  .  government approval for export of strong encryption techniques.

Intellectual Property

    Our success depends in part on our ability to protect our proprietary rights to the technologies used in our solution. If we do not adequately protect our proprietary rights, our competitors can use the intellectual property that we have developed to enhance their products and services, which would harm our business. We rely on a combination of patents, copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection.

    We are actively seeking patent protection for our intellectual property. We have 15 patent applications pending with the United States Patent and Trademark Office.

    As of September 30, 1999, two patents were issued and three patents were allowed by the Patent and Trademark Office based upon our inventions.We pursue international counterpart patents where appropriate. In addition, in May 1998, we acquired a United States patent that was issued in 1987.

    Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our solution or to obtain and use information that we regard as proprietary. In addition, the laws of some countries may not protect our proprietary rights as fully as do the laws of the United States. Thus, the measures we are taking to protect our proprietary rights in the United States and internationally may not be adequate. Finally, our competitors may independently develop similar technologies.

Employees

    As of September 30, 1999, we had 96 employees, of which 49 were employed in research and development, 33 were employed in sales and marketing, and 14 were employed in administrative positions. In addition, we retain 21 full-time contractors. Our employees are not represented by a collective bargaining unit. We have never experienced a work stoppage and believe that our relations with our employees are good.

Properties

    Our principal executive and administrative offices are located in Cupertino, California where we lease approximately 10,400 square feet. In addition, we have executive and administrative offices located in Portland, Oregon, where we lease approximately 17,800 square feet. We have also entered into a sublease for approximately 3,500 square feet of additional office space in Cupertino, California. We also maintain a small sales office in the London metropolitan area. We believe our existing facilities are adequate to meet current requirements and that additional or substitute space will be available as needed to accommodate any expansion of operations.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors and their ages as of October 15, 1999 are as follows:

         Name           Age                      Position
----------------------  --- ---------------------------------------------------
Vincent Pluvinage.....   41 President, Chief Executive Officer and Director
G. Bradford Solso.....   43 Chief Operating Officer and Chief Financial Officer
Jeffrey E. Brown......   31 Vice President, Professional Services
Michael W. Davison....   42 Vice President, Operations and Planning
Christopher Dittmer...   40 Vice President, Marketing
Michel A. Floyd.......   41 Vice President, Engineering
Cay S. Horstmann......   40 Vice President, Chief Technology Officer
Michael J. Pinkman....   39 Vice President, Worldwide Sales
Frank A. Tycksen,
  Jr..................   36 Vice President and Co-Founder
Edward J. Wholihan....   39 Vice President, Business Development
Gerard H.
  Langeler(2).........   49 Chairman of the Board of Directors
Bruce R. Bourbon(2)...   58 Director
Donald L. Lucas(1)....   69 Director
Gary E. Rieschel(1)...   43 Director
R. Douglas Rivers(1)..   43 Director
Jo Ann Heidi
  Roizen(2)...........   41 Director

--------
(1)Member of the audit committee.
(2)Member of the compensation committee.

    Vincent Pluvinage, President, Chief Executive Officer and Director, joined Preview Software in June 1997 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Prior to joining Preview Software, Dr. Pluvinage led the research and development, international operations, business development and strategic marketing efforts for ReSound Corporation, a developer of advanced hearing technologies, where he held a variety of senior management positions from March 1987 to May 1997. From June 1985 to March 1987, Dr. Pluvinage was a member of the technical staff at AT&T Bell Labs, a developer of advanced communication products, and participated in the spin-off of technologies from AT&T Bell Labs to ReSound. Dr. Pluvinage completed the Advanced Executive Management program at Stanford University and holds a Ph.D. degree in Bioengineering from the University of Michigan and an M.S. degree, summa cum laude, in Applied Physics Engineering from the Universite Catholique de Louvain in Belgium.

    G. Bradford Solso, Chief Operating Officer and Chief Financial Officer, joined Preview in July 1999. Prior to joining Preview, Mr. Solso was the acting Chief Financial Officer of Convoy Corporation, a software company, from April 1999 to July 1999. From November 1998 to January 1999, Mr. Solso was the Chief Financial Officer of Aloha Networks, Inc., an Internet service provider. From October 1997 to August 1998, Mr. Solso was Vice President and Chief Financial Officer of iPass, Inc., an Internet service provider. From November 1995 to August 1997, Mr. Solso was Chief Financial Officer of CATS Software, Inc., a risk management software company. Prior to 1995, Mr. Solso served for 14 years at Visa International, a financial services company, in a variety of management positions, most recently as Senior Vice President, where he was responsible for all treasury activities including settlement operations, capital markets activities and risk management. Mr. Solso holds a B.A. degree in Business Administration from California State University, San Francisco. He is a certified public accountant.

    Jeffrey E. Brown, Vice President, Professional Services, joined Preview in July 1999. Prior to joining Preview, Mr. Brown was with Andersen Consulting, a business consulting firm, from November 1991 to July 1999, most recently serving as a senior manager. From 1996 through 1999, Mr. Brown managed an Andersen

Consulting Internet solution center, where he was responsible for delivering large-scale e-commerce solutions for companies. Mr. Brown holds a B.S. degree in Mathematics from the University of Washington.

    Michael W. Davison, Vice President, Operations and Planning joined Preview Software in March 1998 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Prior to joining Preview Software, Mr. Davison was the Director of Strategic Marketing at Claris Corporation, a software company, from 1992 to 1998, where he was responsible for development and implementation of Claris' online marketing and electronic commerce strategies. From 1990 to 1992, he served as Imaging Market Manager for Informix Software, a relational database supplier. Mr. Davison has also held business development and marketing management positions at several start-up companies in the technology industry. Mr. Davison was chairman of the Software Publishers' Association, Electronic Software Distribution committee and a member of the SPA Internet Section Board. Mr. Davison holds an M.B.A. degree from Santa Clara University and a B.A. degree in History from the University of California at Berkeley.

    Christopher Dittmer, Vice President, Marketing, joined Preview in May 1999. From May 1998 to February 1999, he served as Vice President, Worldwide Marketing and Business Development at CyberStar, a network service provider. From November 1995 to May 1998, he held a variety of positions at Oracle Corporation, a software company, most recently as Vice President International Marketing and Field Support. From June 1991 to February 1995, he served in a variety of positions at Microsoft Corporation, a software company, most recently as End User Business Unit Manager at Microsoft Far East Headquarters, and, prior to that, as Network Business Unit Manager at Microsoft Europe. Mr. Dittmer holds an M.S. degree in Material Science and Engineering from Stanford University and a B.S. degree in Physics and a B.A. degree in French and German from Humboldt State University.

    Michel A. Floyd, Vice President, Engineering, joined Preview Software in August 1997 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Prior to joining Preview Software, Dr. Floyd was Vice President of Engineering at Optimal Networks, a developer of network monitoring and analysis tools, from March 1996 to June 1997. From January 1996 to March 1996, Dr. Floyd was Director of Engineering at Cadence Design Systems, a developer of high-level network simulation tools. From September 1995 to December 1995, Dr. Floyd was Vice President of Engineering at Systems & Networks, a developer of network simulation and design tools. From January 1995 to August 1995, he was Vice President of Engineering at Covalent, a developer of commercial print management products. From 1994 to 1995, Dr. Floyd was a Manager at Xsoft, a division of Xerox, where he helped develop an electronic commerce system for commercial printers. Dr. Floyd holds B.S., M.S., and Sc.D. degrees in Aero-Astro Engineering from the Massachusetts Institute of Technology.

    Cay S. Horstmann, Vice President, Chief Technology Officer, joined Preview Software in 1997 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Dr. Horstmann is also currently a Professor of Computer Science at San Jose State University. Prior to joining Preview Software, Dr. Horstmann was the President of Horstmann Software, a developer of technical word processing software, from 1986 to 1996. From 1990 to 1996, Dr. Horstmann was active as a consultant and as an instructor for Technology Exchange/ACM professional training courses. Dr. Horstmann has authored many books and magazine articles, including columns for C++ Report and Java Report, as well as the Sun Microsystems Press book "Core Java." He holds a Ph.D. degree in Mathematics from the University of Michigan, an M.S. degree in Computer Science from Syracuse University, and a Diploma in Mathematics and Computer Science from the Christian-Albrechts-University in Kiel, Germany.

    Michael J. Pinkman, Vice President, Worldwide Sales, joined Preview in October 1999. Prior to joining Preview, Mr. Pinkman was Vice President, Worldwide Sales, at HyCurve, Inc., an Internet start-up company, where he was responsible for establishing and maintaining the company's sales organization. From 1990 to 1998, he held a variety of managerial positions at Adobe Systems, Inc., a software company, most recently as Director of Channel Sales, North America, where he managed the North American sales organization. Mr. Pinkman holds a B.A. degree in Business from Lycoming College in Williamsport, Pennsylvania.

    Frank A. Tycksen, Jr., Vice President and Co-Founder, co-founded Portland Software in 1994 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Prior to joining Portland Software, Mr. Tycksen was employed by Second Nature Software, a software company, as Senior Software Engineer from 1992 to 1994. From 1987 to 1994, Mr. Tycksen was employed by Central Point Software, a software company, as Manager of Data Recovery Utilities, where he co-authored Central Point Software's PC Tools utility. Mr. Tycksen holds A.S. and B.S. degrees in Computer Systems Engineering from the Oregon Institute of Technology.

    Edward J. Wholihan, Vice President, Business Development, joined Portland Software in August 1996 and has been with Preview Systems since the mergers of Preview Software and Portland Software in August 1998. Prior to joining Portland Software, he was employed by McKinsey and Company, a management consulting firm, from 1989 to 1996, where he most recently served as Senior Engagement Manager, developing and implementing marketing, operational, and financial strategies. Mr. Wholihan holds an M.B.A. degree from Stanford University and a B.A. degree in Economics from Yale University.

    Gerard H. Langeler has served as Chairman of the Board of Directors of Preview Systems since the mergers of Preview Software and Portland Software in August 1998 and, prior to that, served as a director of Portland Software beginning in 1996. Since 1992, he has been a General Partner with Olympic Venture Partners, a venture capital investment firm. Prior to joining Olympic Venture Partners, he was a co-founder of Mentor Graphics Corporation, a software company, where he served in a number of roles from 1981 to 1992, including President and Chief Operating Officer. He currently serves as a director for Vascular Solutions, 800.com, Captivate Networks, and Webridge, all privately-held companies. Mr. Langeler holds an A.B. degree in Chemistry from Cornell University and an M.B.A. degree from Harvard Business School.

    Bruce R. Bourbon has served as a director of Preview Systems since the mergers of Preview Software and Portland Software in August 1998 and, prior to that, served as a director of Preview Software beginning in 1997. Mr. Bourbon is currently a Managing General Partner of Telos Venture Partners, a venture capital investment fund, where he has been a general partner since December 1995. From 1994 to 1995, Mr. Bourbon was an independent management consultant. From 1990 to 1994, he was President and Chief Executive Officer of Vertex Semiconductor, a high-end ASIC gate arrays company. From 1991 to 1994, Mr. Bourbon was Vice President of Marketing for Toshiba America, an electronic component provider. From 1987 to 1990, Mr. Bourbon served as Vice President of Marketing at Cadence Design Systems, a software company. He holds a B.S. degree in Electrical Engineering from California State Polytechnic University and an M.S. degree in Electrical Engineering from University of California, Los Angeles.

    Donald L. Lucas has served as a director of Preview Systems since the mergers of Preview Software and Portland Software in August 1998 and, prior to that, served as a director of Preview Software beginning in 1997. Since 1967, Mr. Lucas has been involved in venture capital activities as a private individual. Mr. Lucas currently serves as a director for Cadence Design Systems, Inc., Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Transcend Services, Inc. and Tricord Systems, Inc. Mr. Lucas also serves as a director for several privately held companies. He holds a B.A. degree in Economics and an M.B.A. degree from Stanford University.

    Gary E. Rieschel has served as a director of Preview since July 1999. Mr. Rieschel is the Executive Managing Director of SOFTBANK Technology Ventures, a venture fund focused on early stage Internet companies. Since joining SOFTBANK in January 1996, he has led SOFTBANK's venture capital activities in the United States. Mr. Rieschel has over fifteen years experience in the high technology field, including holding executive positions at nCUBE, a provider of broadcast video, as Vice President Marketing in 1995; Cisco Systems, a provider of a computer networking products, as Director Worldwide Channels from 1993 to 1994; Sequent Computer Systems, a computer software company, as Director and General Manager from 1992 to 1993; and Intel Corporation, a semiconductor and computer company, from 1979 to 1982. Mr. Rieschel spent over four years in Tokyo as General Manager of Sequent Computer Systems' Asian operations. He serves as a director for Message Media, Inc. and Net2Phone, Inc. and is a member of SOFTBANK's Global Executive

Board. Mr. Rieschel holds a B.A. degree in Biology from Reed College and an M.B.A. degree from Harvard Business School.

    R. Douglas Rivers has served as a director of Preview Systems since the mergers of Preview Software and Portland Software in August 1998 and, prior to that, served as Chairman of Preview Software beginning in 1996. Dr. Rivers is Co-founder, President and Chief Executive Officer of InterSurvey, a provider of Internet-based market research services. Dr. Rivers was a Co-founder and Partner at Pacific Economics Group, an economic consulting firm, from 1997 to 1998, and a Senior Economist at Arthur Andersen L.L.P., an accounting firm, from 1992 to 1997. Since 1989, Dr. Rivers has been a Professor of Political Science at Stanford University and, since 1994, a Senior Fellow at the Hoover Institution. From 1987 to 1989, Dr. Rivers was an Associate Professor of Political Science at University of California, Los Angeles. From 1983 to 1987, Dr. Rivers was an Assistant Professor of Political Science at the California Institute of Technology. From 1980 to 1983, Dr. Rivers was an Assistant Professor of Government at Harvard University. Dr. Rivers holds a Ph.D. degree in Political Science and Economics from Harvard University and a B.A. degree in Political Science from Columbia University.

    Jo Ann Heidi Roizen has served as a director of Preview Systems since the mergers of Preview Software and Portland Software in August 1998 and, prior to that, served as a director of Preview Software beginning in 1997. Ms. Roizen is a venture partner with SOFTBANK Technology Ventures, a venture fund focused on early stage Internet companies. She also serves as a director for Great Plains Software and Softbook Press, Inc., both privately held companies. She is also an advisory board member of Time Domain Corporation, Garage.com and the Microsoft Silicon Valley Developer Center. Ms. Roizen is also a member of the Stanford Board of Trustees Nominating Committee. Prior to joining SOFTBANK in April 1999, Ms. Roizen was Vice President of Worldwide Developer Relations for Apple Computer, a computer manufacturer, from 1996 to 1997. From 1983 to 1996, she was CEO of T/Maker Company, a software developer and publisher. Ms. Roizen is a past president of the Software Publishers' Association and has served as a Public Governor of the Pacific Exchange. Ms. Roizen holds an A.B. degree in English and an M.B.A. degree from Stanford University.

    There are no family relationships among any of our directors or executive officers.

Board Composition

    Our bylaws currently provide for a board of directors of seven directors. In accordance with the terms of our amended and restated certificate of incorporation, effective after the closing of this offering and upon our qualification as a "listed corporation" pursuant to the California General Corporation Code, the terms of office of the directors will be divided into three classes:

  . Class I, whose term will expire at the annual meeting of stockholders to be held in the year 2000 or a special meeting held instead of the annual meeting;

  . Class II, whose term will expire at the annual meeting of stockholders to be held in the year 2001 or a special meeting held instead of the annual meeting; and

  . Class III, whose term will expire at the annual meeting of stockholders to be held in the year 2002 or a special meeting held instead of the annual meeting.

    The Class I directors will be: Vincent Pluvinage and Bruce R. Bourbon, the Class II directors will be Gerard H. Langeler and Gary Rieschel, and the Class III directors will be Donald L. Lucas, R. Douglas Rivers and Jo Ann Heidi Roizen. At each annual meeting of stockholders after the initial classification or special meeting held instead of an annual meeting, the successors to those directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election or special meeting.

    In addition, our amended and restated certificate of incorporation provides that any additional directorships resulting from an increase in the number of directors will be filled only by the affirmative vote of the directors then in office, unless otherwise specified by resolution of the board of directors. Additional directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Preview, although our directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Board Compensation

    None of our directors is paid any fee or other compensation for acting as a director, although directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. Directors who are also employees are eligible to participate in our 1998 Stock Option Plan, and, as of this offering, they will also be eligible to participate in our 1999 Employee Stock Purchase Plan. Directors who are not employees are eligible to participate in our 1998 Stock Option Plan and, as of this offering, will also be eligible for automatic grants and to participate in our 1999 Directors' Stock Option Plan. See "Stock Plans."

    We have entered into indemnification agreements with each member of the board of directors and certain of our officers providing for the indemnification of these persons to the fullest extent permitted by law.

Board Committees

    Our board of directors has an audit committee and a compensation committee. The audit committee consists of Mr. Lucas, Mr. Rieschel and Dr. Rivers. The audit committee reviews our financial statements and accounting practices and makes recommendations to the board regarding the selection of independent auditors. The compensation committee consists of Mr. Langeler, Mr. Bourbon and Ms. Roizen. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Compensation Committee Interlocks and Insider Participation

    None of the members of the compensation committee of the board is an officer or employee of Preview. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Executive Compensation

    The following table sets forth all compensation awarded to, earned by, or paid to our chief executive officer and each of our other four most highly compensated executive officers, each of whose total cash compensation exceeded $100,000 during fiscal year 1998.

                           Summary Compensation Table

                                                                Long-Term
                                          Annual Compensation  Compensation
                                          -------------------- ------------
                                                                Securities
                                                                Underlying   All Other
       Name and Principal Position          Salary     Bonus    Options (#) Compensation
       ---------------------------        ---------- --------- ------------ ------------
Vincent Pluvinage........................ $  162,056 $       0   150,000        $229
 President and Chief Executive Officer
David Gregory Kott.......................    120,000    32,942   117,373         229
 Vice President, Sales
Michel A. Floyd..........................    130,091         0    35,000         201
 Vice President, Engineering
Cay S. Horstmann.........................    129,167         0    35,000         201
 Vice President, Chief Technology Officer
Frank A. Tycksen, Jr.....................    120,000         0    46,047         204
 Vice President and Co-Founder

    The amounts listed under the column entitled "All Other Compensation" represent term life insurance premiums we paid on behalf of these executive officers. As of October 15, 1999 Mr. Kott was no longer one of our officers.

Option Grants

    The following table shows certain information regarding stock options granted to each of the executive officers listed in the Summary Compensation Table during fiscal year 1998. The exercise price of each option granted is equal to the fair market value of our common stock as determined by our board of directors on the date of each grant. We did not grant any stock appreciation rights to these individuals during the year.

    The percentage of total options granted is based on a total of 899,585 options to purchase our common stock granted under all option plans in fiscal year 1998. Potential realizable values are net of exercise price, but before taxes associated with exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants.

                       Option Grants in Last Fiscal Year

                                                                       Potential Realizable
                                       Individual Grants                 Value At Assumed
                         ---------------------------------------------    Annual Rates of
                         Number Of   Percent Of                                Stock
                         Securities Total Options                       Price Appreciation
                         Underlying  Granted To   Exercise                For Option Term
                          Options   Employees In  Price Per Expiration ---------------------
          Name            Granted    Fiscal Year    Share      Date        5%         10%
          ----           ---------- ------------- --------- ---------- ---------- ----------
Vincent Pluvinage.......  150,000       16.7%       $2.00     9/10/08  $  188,668 $  478,123
David Gregory Kott......   50,000        5.6         2.00     9/10/08      62,889    159,374
Michel A. Floyd.........   35,000        3.9         2.00     9/10/08      44,023    111,562
Cay S. Horstmann........   35,000        3.9         2.00     9/10/08      44,023    111,562
Frank A. Tycksen, Jr....   30,000        3.3         2.00     9/10/08      37,734     95,625
                              500        0.1         2.00    12/21/08         629      1,594

    All of the stock options granted in fiscal year 1998 to Dr. Pluvinage, Dr. Floyd, Dr. Horstmann, Mr. Kott and Mr. Tycksen's options for 30,000 shares vest in monthly installments equal to 2.08% of the total number of shares per month for 48 months, in any case as long as the respective individual remains an employee with, consultant to, or director of Preview.

    Mr. Tycksen's options for 500 shares vest 25% on December 3, 1999 and 2.08% of the total each month thereafter as long as Mr. Tycksen remains an employee with, consultant to, or director of Preview.

   Aggregate Option Exercises in Fiscal Year 1998 and Fiscal Year-End Option
                                     Values

    The following table sets forth the number of shares of common stock acquired upon the exercise of stock options by each of the executive officers listed in the Summary Compensation Table during fiscal year 1998, and the number and value of securities underlying unexercised options held by each of these individuals as of December 31, 1998. The value realized is based on the fair market value of the shares on the date of exercise as determined by the board of directors minus the exercise price. The value of unexercised in-the-money options is based on a $2.00 per share value, the fair market value as of December 31, 1998, as determined by the board of directors, minus the exercise price, multiplied by the number of shares underlying the option.

                                                  Number of Securities         Value of Unexercised
                           Shares                 Underlying Unexercised       In-the-Money Options
                          Acquired    Value    Options at December 31, 1998    at December 31, 1998
          Name           on Exercise Realized  (Exercisable/Unexercisable)  (Exercisable/Unexercisable)
          ----           ----------- -------- ----------------------------- ---------------------------
Vincent Pluvinage.......   50,000    $25,000         25,000/125,000                        $0/$0
David Gregory Kott......       --         --          19,438/97,934                          0/0
Michel A. Floyd.........       --         --          23,697/76,303                27,890/69,609
Cay S. Horstmann........   15,625      7,813          12,395/69,480                10,937/59,375
Frank A. Tycksen, Jr....       --         --           7,613/38,434                          0/0

Change of Control and Termination Arrangements

    We have entered into arrangements with each of the officers listed in the Summary Compensation Table which provide them with certain benefits in the event of a change of control of us and/or termination of the respective officer's employment with us. A change of control is generally defined as the acquisition of a majority of our stock or sale of all of our assets.

    Under our arrangement with Dr. Pluvinage, in the event of a change of control, 50% of the unvested options granted to Dr. Pluvinage under the Preview Software 1997 plan will immediately vest at the time of the change of control. In addition, if the acquiring company fails to assume or does not provide Dr. Pluvinage with options of equivalent value, the remaining 50% of the unvested options will also immediately vest. Moreover, in the event that Dr. Pluvinage is terminated for any reason other than for cause or his own willful termination, 50% of his unvested options under the Preview Software 1997 plan will immediately vest and he will receive a cash amount equal to one year base salary.

    Under our arrangement with Mr. Kott, in the event of a change of control, as to options to purchase 16,195 shares, 100% of the shares will immediately vest if Mr. Kott is terminated without cause, required to relocate or experiences a material reduction in his responsibilities or compensation within 90 days of the change in control. In addition, these shares will immediately vest in the event of an initial public offering. As to options to purchase 98,587 shares, 50% of these shares will immediately vest if Mr. Kott is terminated without cause, required to relocate or experiences a material reduction in his responsibilities or compensation within 90 days of a change of control. In addition, even if no change of control occurs, 33 1/3% of these shares will immediately vest if Mr. Kott is terminated without cause, required to relocate or experiences a material reduction in his responsibilities or compensation.

    Under our arrangements with Messrs. Floyd, Horstmann and Tycksen, respectively, in the event of a change of control, 50% of certain of their unvested shares under our stock option plans will become fully vested if within 90 days of the change of control they are terminated without cause or experience a material reduction in their responsibilities. For Dr. Floyd, this change of control arrangement applies to options to purchase 100,000 shares of our common stock. For Dr. Horstmann, this change of control arrangement applies to options to purchase 97,500 shares of our common stock. For Mr. Tycksen, this change of control arrangement applies to options to purchase 45,547 shares of our common stock.

Stock Plans

    1998 Stock Option Plan. Our 1998 plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options to employees, directors (including employee and non-employee directors) and consultants. The purposes of the 1998 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our board of directors and stockholders originally adopted and approved the 1998 plan in July 1998. As of September 30, 1999, the board of directors had authorized an aggregate of 2,850,000 shares for issuance under the 1998 plan. The 1998 plan, which was amended by the board of directors in August 1999, provides for, among other things, an automatic annual increase on the first day of each of our fiscal years beginning in 2000 and ending in 2008 equal to the lesser of:

  .  800,000 shares;

  . 3% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  .  such lesser number of shares as the board of directors determines.

This amendment to the 1998 plan will be submitted for approval by our stockholders prior to the completion of this offering. The application of these automatic annual increase provisions will result in a maximum total authorized pool of 10,050,000 shares. Unless terminated earlier by the board of directors, the 1998 plan will terminate in July 2008.

    As of September 30, 1999, options to purchase 1,481,607 shares of common stock were outstanding under the 1998 plan at a weighted average exercise price of $4.93 per share, 16,473 shares had been issued upon exercise of outstanding options, 1,351,919 shares remained available for future grant, and 2,833,526 shares were reserved for issuance.

    The 1998 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options granted under the 1998 plan, including the number of shares subject to the option, the exercise price, and the vesting and exercisability of the option and any other conditions to which the option is subject. In no event, however, may an employee receive awards for more than 1,000,000 shares under the 1998 plan in any fiscal year. Incentive stock options granted under the 1998 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or parent or subsidiary's stock. Prior to this offering, nonstatutory stock options granted under the 1998 plan were required to have an exercise price of at least 85% of the fair market value of the common stock on the date of grant. After the date of this offering, the exercise price of nonstatutory stock options will no longer be subject to these restrictions, although nonstatutory stock options granted to our Chief Executive Officer and our four other most highly compensated officers will generally equal at least 100% of the grant date fair market value if we intend that options to those individuals will qualify as performance-based compensation under applicable tax law. Payment of the exercise price may be made in cash or such other consideration as determined by the administrator.

    With respect to options granted under the 1998 plan, the administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to an employee who holds more than 10% of the total voting power of all classes of our stock or a parent or subsidiary's stock). Generally, an option granted under the 1998 plan is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may, in its discretion, provide for the limited transferability of nonstatutory stock options granted under the 1998 plan under certain circumstances. The administrator determines when options become exercisable. Options granted under the 1998 plan generally become exercisable at the rate of 25% of the total number of shares subject to the options on the first anniversary of the vesting commencement date and 1/48 of the total number of shares subject to the options each month thereafter.

    If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option may be assumed or an equivalent award substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution, the outstanding options will terminate. The administrator has the authority to amend or terminate the 1998 plan, but no action may be taken that impairs the rights of any holder of an outstanding option without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

    1999 Executive Stock Option Plan. Our board of directors adopted the 1999 executive plan in October 1999. We intend to submit this plan to our stockholders for approval prior to the completion of this offering. A total of 862,500 shares of common stock were reserved for issuance under this plan, of which 862,500 shares will have been granted as of the date of this offering. The terms of the 1999 executive plan options are similar to the terms of options issuable under our 1998 plan except that only officers are eligible to participate in the 1999 plan and the 1999 plan does not provide for automatic annual increases in the number of shares authorized.

    1999 Employee Stock Purchase Plan. Our board of directors adopted the 1999 employee stock purchase plan in August 1999. We intend to submit this plan to our stockholders for approval in October 1999. A total of 500,000 shares of common stock were reserved for issuance under the 1999 purchase plan, none of which have been issued as of the date of this offering. The number of shares authorized and reserved for issuance under the 1999 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years over the 10-year term of the plan, equal to the lesser of:

  .  400,000 shares;

  . 2% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  .  a lesser number of shares as the board of directors may determine.

The application of these provisions will result in a total pool of a maximum of 4,500,000 shares authorized and reserved. The 1999 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 1999 purchase plan shall terminate in October 2009.

    The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on October 31, 2001; the initial purchase period is expected to begin on the date of this offering and end on April 30, 2000. The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), and employees of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's eligible compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 1999 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

    An employee cannot be granted an option under the 1999 purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee's rights to purchase stock under the 1999 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,000 shares of common stock under the 1999 purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date of an offering period (other than the final purchase date) is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in a new 24 month offering period beginning on the first business day following the purchase date.

    If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 1999 purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 1999 purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. The board of directors has the power to amend or terminate the 1999 purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

    1999 Directors' Stock Option Plan. Our board of directors adopted the 1999 directors' stock option plan in August 1999 and we intend to submit the plan to our stockholders for approval in October 1999. It will become effective upon the date of this offering. A total of 300,000 shares of common stock were reserved for issuance under the 1999 directors' plan. The number of shares authorized and reserved for issuance under the 1999 directors' plan will be subject to an automatic annual increase on the first day of each of our fiscal years over the 10-year term of the plan, equal to the lesser of:

  .  150,000 shares;

  . 1% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  .  a lesser number of shares as the board of directors may determine.

The application of these provisions will result in a total pool of a maximum of 1,800,000 shares authorized and reserved for issuance. The directors' plan provides for the grant of nonstatutory stock options to our non-employee directors. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate in October 2009.

    The 1999 directors' plan provides that each person who is a non-employee director upon the completion of this offering will be granted a nonstatutory stock option to purchase 10,000 shares of common stock and that each person who becomes a non-employee director after the completion of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the individual first becomes a member of our board of directors. Thereafter, on the date of each annual stockholders' meeting immediately after which the director is serving on the board, provided that he or she has served on the board for at least six months prior to the meeting date, each non-employee director will be granted an option to purchase 10,000 shares of common stock.

    All options granted under the 1999 directors' plan will have a term of 10 years and an exercise price equal to the fair market value of the common stock on the date of grant and will be nontransferable. All options granted under the directors' plan shall be vested and exercisable in full immediately upon grant of such option. If a non-employee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within such 90-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination.

    If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each option outstanding under the 1999 directors' plan will be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any merger or asset sale, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the transaction as to all shares underlying the options. Our board of directors may amend or terminate the 1999 directors' plan as long as the action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

    Portland Software Amended and Restated 1994 Stock Incentive Plan. In connection with the merger in August 1998 with Portland Software, we assumed the outstanding options issued under the Portland Software plan. As of September 30, 1999, options to purchase 400,727 shares of our common stock were outstanding under the Portland Software plan at a weighted average exercise price of $1.43 per share, 134,080 shares had been issued upon exercise of outstanding options and no shares remained available for future grant. The terms of the Portland Software options are similar to the terms of options issuable under our 1998 plan except that in the event of a sale of all or substantially all of our assets or our merger with or into another corporation, the vesting of certain options granted under the Portland Software plan may be accelerated prior to the effective date of the transaction at the discretion of our board of directors. Options granted under the Portland Software plan remain outstanding in accordance with their original terms after conversion of the number of shares and the exercise price per share that resulted from the merger.

    Preview Software 1997 Stock Option Plan. In connection with the merger in August 1998 with Preview Software, we assumed the outstanding options issued under the Preview Software 1997 plan. As of September 30, 1999, options to purchase 140,708 shares of our common stock were outstanding under the Preview Software 1997 plan at a weighted average exercise price of $.50 per share, 289,062 shares had been issued upon exercise of outstanding options and no shares remained available for future grant. The terms of the Preview Software 1997 plan options are similar to the terms of options issuable under our 1998 plan except that in the event of a sale of all or substantially all of our assets or our merger with or into another corporation, if the successor corporation does not agree to the assumption or substitution of outstanding options, the vesting of all outstanding options shall be accelerated and the options shall become fully exercisable prior to the effective date of the transaction. Options granted under the Preview Software 1997 plan remain outstanding in accordance with their original terms after conversion of the number of shares and the exercise price per share that resulted from the merger.

    Preview Software New 1997 Stock Option Plan. In connection with the merger in August 1998 with Preview Software, we assumed outstanding options issued under the Preview Software New 1997 plan. As of September 30, 1999, options to purchase 179,847 shares of our common stock were outstanding under the Preview Software New 1997 plan at a weighted average exercise price of $.67 per share, 58,768 shares had been issued upon exercise of outstanding options and no shares remained available for future grant. The terms of the Preview Software New 1997 plan options are similar to the terms of options issuable under our 1998 plan. Options granted under the Preview Software New 1997 plan remain outstanding in accordance with their original terms after conversion of the number of shares and the exercise price per share that resulted from the merger.

Limitation of Liability and Indemnification Matters

    Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of the individual's fiduciary duties as a director except for liability for any breach of the director's duty of loyalty to the company or to its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or for any transaction from which a director derives an improper personal benefit.

    Our bylaws provide that we indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or services as a director, officer, employee or other agent for us upon an undertaking by him or her to repay advances if it is ultimately determined that he or she is not entitled to indemnification.

    We have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify the director or executive officer against expenses, including attorney's fees, judgments, fines and settlement paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a Preview director or officer, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Preview's best interests and not unlawful, and to advance expenses incurred by the director or executive officer in connection with any proceeding against the officer or director with respect to which the officer or director is entitled to indemnification by us. We believe that our amended and restated certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, we are not aware of any pending litigation or proceeding involving in any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling Preview, we have been informed that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

Private Placements of Securities

    Background. Through a series of mergers in August 1998, we became the owner of all of the capital stock of Preview Software and Portland Software. As a part of these transactions, all of the previously outstanding shares of common and preferred stock and options and warrants to purchase capital stock of each of Preview Software and Portland Software were converted into outstanding shares of common and preferred stock and options and warrants to purchase capital stock of Preview Systems. The equity securities of Preview Software and Portland Software were converted into equity securities of Preview Systems based on a ratio designed so that the former security holders of Preview Software and Portland Software would each own approximately 50% of Preview Systems on a fully-diluted basis.

    In April 1998, Preview Software issued and sold 299,401 shares of its series D preferred stock at a price of $6.68 per share to several investors, including the following persons or entities:

  . 28,839 shares to the Donald L. Lucas Profit Sharing Trust, with whom Mr. Lucas, one of our directors, is affiliated;

  . 18,713 shares to Mr. Rivers, one of our directors and an owner of more than 5% of our securities;

  . 64,522 shares, to Telos Venture Partners, an entity which beneficially holds more than 5% of our securities and with whom Mr. Bourbon, one of our directors, is affiliated; and

  . 42,879 shares to Teton Capital Company, with whom Mr. Lucas is affiliated.

    In September and October 1998, we issued and sold 1,162,518 shares of our series F preferred stock at a price of $5.00 to several investors, including the following persons or entities:

  .  14,089 shares to the Donald L. Lucas Profit Sharing Trust;

  . 100,000 shares to Olympic Venture Partners, an entity which beneficially holds more than 5% of our securities and with whom Mr. Langeler, one of our directors, is affiliated;

  . 26,511 shares to Sand Hill Financial Company, with whom Mr. Lucas is affiliated;

  .  144,000 shares to Telos Venture Partners; and

  .  47,900 to Teton Capital Company.

    In July 1999, we issued and sold 4,312,448 shares of our series G preferred stock at a price of $6.72 to several investors, including the following persons or entities:

  .  14,881 shares to the Donald L. Lucas Profit Sharing Trust;

  .  44,643 shares to Olympic Venture Partners;

  . 1,190,476 shares to SOFTBANK Technology entities, entities which beneficially hold more than 5% of our securities and with which Mr. Rieschel and Ms. Roizen, two of our directors, are affiliated;

  .  37,202 shares to Telos Venture Partners; and

  . 892,856 shares to Morgan Guaranty Trust Company of New York, as Trustee, Investment Manager and/or Agent which beneficially holds more than 5% of our securities in those capacities.

    Since our inception, we have, from time to time, issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants at the then-fair market value of our common stock as determined by our board of directors on the date of each respective grant or sale.

Transactions with Directors and Officers

    In September 1998, we provided a guarantee to a $300,000 loan from a commercial bank to Dr. Pluvinage, our President and Chief Executive Officer. As of September 30, 1999, this loan remained outstanding. In connection with this guarantee, Dr. Pluvinage has pledged to us all of his vested shares of our capital stock.

    In July 1999, we sold 125,000 and 150,000 shares of our common stock at a price of $6.50 to Dr. Pluvinage, our President and Chief Executive Officer, and Mr. Solso, our Vice President, Chief Financial Officer, respectively. Under the terms of these sales, we can repurchase a certain number of their shares of stock if their employment is terminated voluntarily or involuntarily, subject to a monthly vesting schedule. In addition, we have a right of first refusal to purchase any or all of their shares if they decide to sell or transfer their shares. Further, these shares may be subject to a 180 day lock-up period in the event of an initial public offering upon the request of the underwriters or us. In connection with these sales, Dr. Pluvinage and Mr. Solso executed full-recourse promissory notes in the respective amounts of $812,475 and $974,970 in favor of Preview with annual interest rates of 5.32%. These notes become due and payable upon the earlier of July 2002 or termination of their employment with us. Dr. Pluvinage and Mr. Solso have also entered into pledge and security agreements granting us a security interest in these shares.

                             PRINCIPAL STOCKHOLDERS

    The table on the next page sets forth information with respect to the beneficial ownership of the shares of our common stock on a fully-diluted basis as of September 30, 1999, and as adjusted to reflect the sale of common stock offered hereby, as to:

  . each person (or group of persons) who is known by us to own beneficially more than 5% of our common stock on a fully-diluted basis;

  . each director and each of the executive officers listed on the Summary Compensation Table; and

  .  all directors and executive officers of Preview as a group.

    Under the rules of the Securities and Exchange Commission, beneficial ownership includes sole or shared voting or investment power over securities and includes the shares issuable under stock options that are currently exercisable or exercisable within 60 days of September 30, 1999. Shares issuable under the stock options currently exercisable or exercisable within 60 days are considered outstanding for computing the percentage of the person holding the options but are not considered outstanding for any other person. Consequently, the table on the next page includes information regarding shares issuable under stock options currently exercisable or exercisable within 60 days of September 30, 1999 for the following persons and in the following amounts:

Name                                                  Shares Subjects to Options
----                                                  --------------------------
Vincent Pluvinage....................................           56,250
Frank A. Tycksen, Jr.................................           21,055
Cay S. Horstmann.....................................           34,125
David Gregory Kott...................................           43,691
Michel A. Floyd......................................           46,750
Jo Ann Heidi Roizen..................................           21,458

    The applicable percentage of shares beneficially owned is based on 11,967,684 shares of common stock outstanding as of September 30, 1999, assuming conversion of all shares of preferred stock into common stock, and 15,767,684 shares of common stock to be outstanding upon the consummation of this offering.

                                                             Percent of Shares
                                                             Beneficially Owned
                                                            --------------------
                                          Number of Shares   Before     After
Name and Address of Beneficial Owner(1)  Beneficially Owned Offering Offering(2)
---------------------------------------  ------------------ -------- -----------
5% Stockholders
SOFTBANK Technology Ventures (3).......      1,190,476        9.95%      7.55%
  333 W. San Carlos St., Suite 1225
  San Jose, CA 95110
Morgan Guaranty Trust Company of New
  York (4).............................        892,856        7.46       5.66
  as Trustee, Investment Manager and/or
    Agent
  522 Fifth Avenue
  New York, NY 10036
Telos Venture Partners, LP (5).........        723,262        6.04       4.58
  2350 Mission College Boulevard
  Suite 1070
  Santa Clara, CA 95054
Van Wagoner Capital Management.........        668,155        5.58       4.24
  345 California Street, Suite 2450
  San Francisco, CA 94104
Olympic Venture Partners and Affiliates
  (6)
  340 Oswego Point Drive, Suite 200
  Lake Oswego, OR 97503................        604,886        5.02       3.82

Named Executive Officers and Directors
Vincent Pluvinage......................        456,250        3.79       2.88
Frank A. Tycksen, Jr. (7)..............        140,254        1.17          *
Cay S. Hortsmann.......................         65,297           *          *
David Gregory Kott.....................         64,238           *          *
Michel A. Floyd........................         51,932           *          *
Jo Ann Heidi Roizen (3)................      1,211,934       10.11       7.68
Gary Rieschel (3)......................      1,190,476        9.95       7.55
Bruce R. Bourbon (5)...................        723,262        6.04       4.58
R. Douglas Rivers (8)..................        632,419        5.28       4.01
Gerard H. Langeler (6).................        604,886        5.02       3.82
Donald L. Lucas (9)....................        483,752        4.04       3.07
All executive officers and directors as
  a group
(16 persons) (10)......................      4,644,357       37.67      28.80

--------
  *  Less than 1%.
 (1) Except as otherwise noted, the address of each person listed in the table is c/o Preview Systems, Inc., 1601 South DeAnza Boulevard, Suite 100, Cupertino, CA 95014, and the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.
 (2) Assumes the underwriters do not exercise their over-allotment option.
 (3) Mr. Rieschel and Ms. Roizen are general partners of SOFTBANK. Each of them disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in them.
 (4) Consists of:
   . 625,000 shares held directly by Whiting & Co. as Nominee for Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York;
   . 133,928 shares held directly by Bost & Co. as Nominee for Morgan Guaranty Trust Company of New York as Investment Manager and Agent for a private foundation; and
   . 133,928 shares held directly by Whiting & Co. as of Nominee for Morgan Guaranty Trust Company of NY as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York.
 (5) Includes a warrant to purchase 8,789 shares of common stock. Mr. Bourbon is a Managing Member of Telos Management LLC, the General Partner of Telos Venture Partners, LP. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

 (6) Consists of:
   . 510,123 shares held directly and warrants to purchase 72,583 shares of common stock held by Olympic Venture Partners III, LP; and
   . 18,464 shares held directly and warrants to purchase 3,716 shares of common stock held by OVP III Entrepreneurs Fund.
    Mr. Langeler is a General Partner of OVMC III, the General Partner of Olympic Venture Partners III, LP and OVP III Entrepreneurs Fund. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.
(7) Includes 7,773 shares held by members of Mr. Tycksen's family.
(8) Includes a warrant to purchase 3,750 shares of common stock. Also includes 8,375 shares over which Dr. Rivers has voting power because of his capacity as co-trustee of three trusts containing shares of our common stock, for which he disclaims beneficial ownership.
(9) Consists of:
   .  57,601 shares held by the Donald L. Lucas Profit Sharing Trust dated
      1/1/84;
   . 62,500 shares held directly and a warrant to purchase 5,859 shares of common stock held by the Donald L. Lucas & Lygia S. Lucas Trust dated 12/3/84;
   .  102,792 shares held by Sand Hill Financial Corporation; and
   .  255,000 shares held by Teton Capital Company.
    Mr. Lucas is the trustee for the Donald L. Lucas Profit Sharing Trust dated 1/1/84 and the Donald L. Lucas & Lygia S. Lucas Trust dated 12/3/84. He also is a General Partner of Teton Capital Company and Sand Hill Financial Corporation. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.
(10) Includes 265,962 shares exercisable under outstanding stock options within 60 days of September 30, 1999 and warrants to purchase 94,697 shares of common and preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

    Following the closing of the sale of the shares offered hereby, our authorized capital stock will consist of 75,000,000 shares of common stock, $0.0002 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0002 par value per share. All currently designated shares of preferred stock will be converted into common stock upon the closing of this offering.

Common Stock

    As of September 30, 1999, there were 11,967,684 shares of our common stock outstanding that were held of record by approximately 190 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio, and assuming no exercise or conversion of outstanding convertible securities after September 30, 1999. There will be 15,767,684 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after September 30, 1999) after giving effect to the sale of the shares of common stock offered hereby.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Preview, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

    Upon the closing of the offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of the series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Warrants

    At September 30, 1999, there were warrants outstanding to purchase an aggregate of 170,450 shares of common stock at a weighted average exercise price of $1.53 per share, an aggregate of 25,430 shares of series C preferred stock at an exercise price of $3.20 per share, an aggregate of 217,233 shares of series E preferred stock at an exercise price of $12.88 per share, an aggregate of 2,700 shares of series F preferred stock at an exercise price of $5.00 per share, and an aggregate of 76,682 shares of series G preferred stock at an exercise price of $6.72 per share.

    Of these warrants, the warrants to purchase 170,450 shares of common stock and the warrants to purchase 76,682 shares of series G preferred stock will expire upon the consummation of this offering if not exercised prior to that time. The warrants to purchase shares of preferred stock that survive the closing of this offering will convert into warrants to purchase shares of common stock on the closing of this offering on a one-to-one basis. Generally, the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price.

Registration Rights

    The holders of 8,788,273 shares of common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) and the holders of 492,495 shares issuable upon exercise of warrants, (referred to in this prospectus as registrable securities), or their transferees are entitled to certain rights with respect to the registration of the shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities dated July 2, 1999, as amended. Subject to limitations in the agreement, the holders of at least 30% of the registrable securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale if Form S-3 is not available, provided that the aggregate offering price to the public is at least $10,000,000. If we register any of our common stock either for our own account or for the account of other security holders after the date of this prospectus, the holders of registrable securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. If the holders of registrable securities are limited in the amount of shares they may sell in an offering subsequent to this offering, no one is allowed to sell shares other than us or the holders of registrable securities, if any, requesting registration. The holders of registrable securities may also require us, not more than twice in any twelve-month period, to register all or a portion of the registrable securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1,000,000. We will be responsible for paying all registration expenses, including the reasonable expense of one special counsel of the selling stockholders, and the holders selling their shares will be responsible for paying all selling expenses. See "Shares Eligible for Future Sale."

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

    Provisions of Delaware law and our charter documents could make the acquisition of Preview and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Preview to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Preview outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

    We are subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Preview without further action by the stockholders.

    Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. In addition, our amended and restated certificate of incorporation provides that our board of directors shall be classified, in which the directors are subject to re-election on a rotating basis rather than every year. The bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman of the Board or the President. Moreover, the bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. The foregoing provisions could have the effect of preventing a change in control of Preview or making removal of management more difficult. These provisions could also have the effect of decreasing the market price of the common stock, and delaying, deferring or preventing a change in control of Preview without any further action by our stockholders.

    Our stock option and stock purchase plans generally provide for assumption of the plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the stock options, including non-vested options, or acceleration of vesting of options issued pursuant to stock grants, upon a change of control or similar event. The board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Preview. Furthermore, the preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the common stock. We have no present plan to issue shares of preferred stock.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. The transfer agent's address and telephone number is 40 Wall Street, New York, New York 10005, (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale. After these restrictions lapse, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Based on shares outstanding as of September 30, 1999, upon completion of this offering, we will have 15,767,684 outstanding shares of common stock. Of these shares, the 3,800,000 shares sold in the offering (plus any shares issued upon exercise of the underwriters' overallotment option) and 33,687 shares not subject to lock-up agreements will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders.

    The remaining 11,933,997 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

    Stockholders who hold most of our outstanding shares have entered into lock-up agreements in which they have agreed that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by BancBoston Robertson Stephens. Taking into account the lock-up agreements, and assuming BancBoston Robertson Stephens does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date of this prospectus, only the shares sold in the offering and 33,687 shares not subject to lock-up agreements will be immediately available for sale in the public market;

  . beginning 181 days after the date of this prospectus, approximately 7,047,968 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701; and

  . the remaining shares will be eligible for sale pursuant to Rule 144 at various times thereafter.

    Under Rule 144, the number of shares that may be sold by affiliates are subject to volume restrictions as described below. In general, under Rule 144, and beginning after the expiration of the lock-up agreements, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding (which will equal approximately 157,676 shares immediately after the offering); or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    The holders of approximately 8,788,273 shares of common stock and warrants to purchase 492,495 shares of common stock or their transferees are also entitled to certain rights with respect to registration of their shares of common stock for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.

    As a result of the lock-up agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise for 180 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

    We intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under our stock plan after the effectiveness of the registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of September 30, 1999, there were outstanding options for the purchase of 2,275,917 shares, of which options to purchase 629,914 shares were exercisable. No shares have been issued to date under our 1999 employee stock purchase plan or 1999 directors' plan.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, SoundView Technology Group, Inc. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   BancBoston Robertson Stephens Inc. ........................
   Dain Rauscher Wessels......................................
   SoundView Technology Group, Inc. ..........................
   E*OFFERING Corp............................................
                                                                   ---------
     Total....................................................     3,800,000
                                                                   =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at this price less a
concession not in excess of $    per share, of which $    may be reallowed to
other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 570,000 additional shares of common stock at the same price per share as we will receive for the 3,800,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,800,000 shares offered hereby. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,800,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be $
million, $    million and $    million, respectively.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-Up Agreements. Each of our officers and directors and holders of 93% of our securities have agreed with the representatives for a period of 180 days after the date of this prospectus, other than bona fide gifts or distributions to partners or shareholders, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, now owned directly by such holders or with respect to which they now have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreement. There are no agreements between the representatives and any of our stockholders providing consent to the sale of shares prior to the expiration of the period ending 180 days after the date of this prospectus.

    Future Sales. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc.:

  . Consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the period ending 180 days after the date of this prospectus; or

  . Issue, sell, contract to sell or otherwise dispose of any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or the issuance of options under our existing stock option and incentive plans.

    Listing. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "PRVW."

    No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for, or the purchase of, the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for, or the purchase of, the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Directed Share Program. At our request, the underwriters have reserved up to 190,000 shares of common stock to be issued by us and offered hereby for sales, at the initial public offering price, to our directors, officers, employees, business associates and other related persons. Directors and officers who purchase the reserved shares are subject to resale restrictions promulgated by the Securities and Exchange Commission. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    NASD Compliance. BancBoston Robertson Stephens Inc. acted as the placement agent for the private placement of our series G preferred stock in July 1999. In connection with its services as placement agent, BancBoston Robertson Stephens Inc. received a warrant to purchase an aggregate of 76,682 shares of our series G preferred stock at an exercise price of $6.72 per share. In that private placement, Bayview Investors, Ltd., the general partner of which is BancBoston Robertson Stephens Inc., purchased 37,203 shares of our series G preferred stock at $6.72 per share. Also in that private placement, BancBoston Capital, Inc. purchased 148,810 shares of series G preferred stock for $6.72 per share. BancBoston Capital, Inc. is a wholly-owned subsidiary of BancBoston Corporation of which BancBoston Robertson Stephens Inc. is a direct subsidiary. Pursuant to requirements of the National Association of Securities Dealers, Inc. each of BancBoston Robertson Stephens Inc., Bayview Investors, Ltd. and BancBoston Capital, Inc. have agreed not to sell, transfer or assign any securities acquired by them in our series G preferred stock financing and, in the case of the warrants, any securities underlying those warrants for 90 days after the effective date of this offering.

    E*OFFERING Corp. A copy of the prospectus in electronic format will be made available on the Internet web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE Securities, Inc. will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE Securities, Inc. exceeds the amount of shares allocated to it, E*TRADE Securities, Inc. will use a random allocation methodology to distribute shares in even lots of 100 shares/customer.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed on for us by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain legal matters in connection with this offering will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Attorneys employed with Venture Law Group and an entity affiliated with Venture Law Group hold an aggregate of 24,382 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements of Preview Systems, Inc. included in this registration statement as of December 31, 1997 and 1998 and for the three-year period ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Portland Software, Inc. as of December 31, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1997 have been included in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. You may inspect our registration statement and the attached exhibits without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information about the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants--Preview Systems, Inc. and
  Subsidiaries...........................................................  F-2
Preview Systems, Inc. and Subsidiaries Consolidated Balance Sheets,
  December 31, 1997 and 1998 and September 30, 1999 (unaudited)..........  F-3
Preview Systems, Inc. and Subsidiaries Consolidated Statements of
  Operations, Years Ended December 31, 1996, 1997 and 1998 and Nine
  Months Ended September 30, 1998 (unaudited) and 1999 (unaudited).......  F-4
Preview Systems, Inc. and Subsidiaries Consolidated Statements of
  Stockholders' Equity, Years Ended December 31, 1996, 1997 and 1998 and
  Nine Months Ended September 30, 1999 (unaudited).......................  F-5
Preview Systems, Inc. and Subsidiaries Consolidated Statements of Cash
  Flows, Years Ended December 31, 1996, 1997 and 1998 and Nine Months
  Ended September 30, 1998 (unaudited) and 1999 (unaudited)..............  F-6
Preview Systems, Inc. and Subsidiaries, Notes to Financial Statements....  F-7
Independent Auditors' Report--Portland Software, Inc..................... F-25
Portland Software, Inc. Balance Sheets, December 31, 1996 and 1997....... F-26

Portland Software, Inc. Statements of Operations, Years Ended December
  31, 1996 and 1997 and Six Months Ended June 30, 1997 (unaudited) and
  1998 (unaudited)....................................................... F-27
Portland Software, Inc. Statements of Shareholders' Equity, Years Ended
  December 31, 1996 and 1997 and Six Months Ended June 30, 1998
  (unaudited)............................................................ F-28
Portland Software, Inc. Statements of Cash Flows, Years Ended December
  31, 1996 and 1997 and Six Months Ended June 30, 1997 (unaudited) and
  1998 (unaudited)....................................................... F-29
Portland Software, Inc. Notes to Financial Statements.................... F-30
Preview Systems, Inc. and Subsidiaries Pro Forma Consolidated Statement
  of Operations, Year Ended December 31, 1998............................ F-40
Preview Systems, Inc. and Subsidiaries Notes to Pro Forma Consolidated
  Statement of Operations................................................ F-41

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Preview Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Preview Systems, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Preview Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon
April 2, 1999, except for Note 12 as to which the date is October 22, 1999

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                                 December 31,
                                               -----------------  September 30,
                                                1997      1998        1999
                                               -------  --------  -------------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents................... $ 2,489  $  4,886    $ 20,551
  Accounts receivable, net of allowance for
    uncollectible accounts of $0, $0, and
    $75, respectively.........................      70       152       1,984
  Prepaid expenses............................     130       360         362
  Other current assets........................      --        55         560
                                               -------  --------    --------
     Total current assets.....................   2,689     5,453      23,457
Property and equipment, net...................     352       820       1,111
Patents, net..................................      --       922         731
Acquired technology, net......................      --     3,881       2,738
Other intangible assets, net..................      --       917         581
Other assets..................................      81       497         499
                                               -------  --------    --------
     Total assets............................. $ 3,122  $ 12,490    $ 29,117
                                               =======  ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................... $    --  $     50    $     --
  Current portion of long-term debt...........      --       157         157
  Current portion of capital lease
    obligations...............................       5       134         196
  Accounts payable............................     183       442         746
  Accrued liabilities.........................     210       840         975
  Deferred revenue............................      --       809       1,562
                                               -------  --------    --------
     Total current liabilities................     398     2,432       3,636
Long-term debt, less current portion..........      --       302         184
Capital lease obligations, less current
  portion.....................................      11       133         167
Deferred revenue, less current portion........      --     1,268         765
Other liabilities.............................      --       349         343
                                               -------  --------    --------
     Total liabilities........................     409     4,484       5,095
Commitments and contingencies (note 6)
Stockholders' equity:
  Preferred stock, $0.0002 per share par
    value:
   Authorized as September 30, 1999
     (unaudited)--9,568; issued and
     outstanding--2,176, 4,476 and 8,788
     (unaudited) shares, respectively;
     aggregate liquidation preference of
     $5,279, $23,885 and $52,865
     (unaudited)..............................      --        --          --
  Common stock, $0.0002 per share par value:
   Authorized--10,506 shares; issued and
     outstanding 582, 2,684 and 3,179
     (unaudited)..............................      --        --          --
  Additional paid-in capital..................   5,520    22,115      51,473
  Stockholders notes receivable...............    (100)     (125)     (1,912)
  Deferred compensation.......................     (95)      (96)       (131)
  Accumulated deficit.........................  (2,612)  (13,888)    (25,408)
                                               -------  --------    --------
     Total stockholders' equity...............   2,713     8,006      24,022
                                               -------  --------    --------
     Total liabilities and stockholders'
       equity................................. $ 3,122  $ 12,490    $ 29,117
                                               =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                               Nine Months
                                                             Ended September
                                  Year Ended December 31,          30,
                                  -------------------------  -----------------
                                   1996    1997      1998     1998      1999
                                  ------  -------  --------  -------  --------
                                                               (unaudited)
Revenues
  Network transaction fees....... $  148  $   262  $    435  $   230  $  1,482
  Services.......................     --       --       175       23       782
                                  ------  -------  --------  -------  --------
     Total revenues..............    148      262       610      253     2,264
Operating expenses:
  Research and development.......     34    1,016     2,978    1,857     4,281
  Sales and marketing............    172      822     2,915    2,024     4,350
  General and administrative.....    184      785     3,127    1,869     3,845
  Amortization of intangibles....     --       --       866      347     1,557
  Acquired in-process research
    and development..............     --       --     2,091    2,091        --
                                  ------  -------  --------  -------  --------
     Total operating expenses....    390    2,623    11,977    8,188    14,033
                                  ------  -------  --------  -------  --------
Loss from operations.............   (242)  (2,361)  (11,367)  (7,935)  (11,769)
Other income (expense):
  Interest expense...............     --      (40)      (37)     (23)      (91)
  Interest income................     --       21       123       64       336
  Other, net.....................     --       --         5        4         4
                                  ------  -------  --------  -------  --------
     Total other income
       (expense).................     --      (19)       91       45       249
                                  ------  -------  --------  -------  --------
Net loss......................... $ (242) $(2,380) $(11,276) $(7,890) $(11,520)
                                  ======  =======  ========  =======  ========
Basic and diluted net loss per
  share.......................... $(0.69) $ (6.45) $  (7.55) $ (7.14) $  (3.95)
                                  ======  =======  ========  =======  ========
Shares used in per share
  calculations...................    350      369     1,494    1,105     2,920
                                  ======  =======  ========  =======  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (In thousands, except per share data)

                            Preferred
                              Stock     Common Stock  Additional Stockholders                              Total
                          ------------- -------------  Paid-In      Notes       Deferred   Accumulated Stockholders'
                          Shares Amount Shares Amount  Capital    Receivable  Compensation   Deficit      Equity
                          ------ ------ ------ ------ ---------- ------------ ------------ ----------- -------------
Balance at December 31,
 1995 (see Note 1)......     --   $--      --   $--    $     6     $    --       $  --      $     10     $     16
 Issuance of common
  stock to predecessor
  entity (Note 1).......     --    --     350    --         66          --          --            --           66
 Issuance of Series A
  preferred stock at
  $1.00 per share.......    160    --      --    --        160          --          --            --          160
 Net loss...............     --    --      --    --         --          --          --          (242)        (242)
                          -----   ---   -----   ---    -------     -------       -----      --------     --------
Balance at December 31,
 1996...................    160    --     350    --        232          --          --          (232)          --
 Issuance of Series A
  preferred stock at
  $1.00 per share.......    414    --      --    --        413          --          --            --          413
 Issuance of Series B
  preferred stock at
  $2.00 per share, net
  of issuance costs.....    352    --      --    --        693          --          --            --          693
 Issuance of Series C
  preferred stock at
  $3.20 per share, net
  of issuance costs.....  1,250    --      --    --      3,916          --          --            --        3,916
 Fair value of Series C
  preferred stock
  warrants issued.......     --    --      --    --         40          --          --            --           40
 Exercise of common
  stock options for
  cash..................     --    --      32    --         31          --          --            --           31
 Exercise of common
  stock options for
  notes receivable......     --    --     200    --        100        (100)         --            --           --
 Compensation related to
  issuance of stock
  options...............     --    --      --    --         95          --         (95)           --           --
 Net loss...............     --    --      --    --         --          --          --        (2,380)      (2,380)
                          -----   ---   -----   ---    -------     -------       -----      --------     --------
Balance at December 31,
 1997...................  2,176    --     582    --      5,520        (100)        (95)       (2,612)       2,713
 Issuance of Series D
  preferred stock at
  $6.68 per share, net
  of issuance costs.....    299    --      --    --      1,965          --          --            --        1,965
 Acquisition of Portland
  Software, Inc.:
  Issuance of Series E
   preferred stock......    838    --      --    --      4,190          --          --            --        4,190
  Issuance of common
   stock................     --    --   1,929    --      3,857          --          --            --        3,857
  Issuance of stock
   options and
   warrants.............     --    --      --    --        732          --          --            --          732
 Issuance of Series F
  preferred stock at
  $5.00 per share, net
  of issuance costs.....  1,163    --      --    --      5,685          --          --            --        5,685
 Exercise of common
  stock options for cash
  and notes receivable..     --    --     118    --         61         (25)         --            --           36
 Issuance of common
  stock for patent
  rights................     --    --      55    --         55          --          --            --           55
 Compensation related to
  issuance of stock
  options...............     --    --      --    --         50          --         (50)           --           --
 Amortization of
  deferred
  compensation..........     --    --      --    --         --          --          49            --           49
 Net loss...............     --    --      --    --         --          --          --       (11,276)     (11,276)
                          -----   ---   -----   ---    -------     -------       -----      --------     --------
Balance at December 31,
 1998...................  4,476    --   2,684    --     22,115        (125)        (96)      (13,888)       8,006
 Issuance of Series G
  preferred stock at
  $6.72 per share, net
  of issuance costs.....  4,312    --      --    --     27,027          --          --            --       27,027
 Issuance of common
  stock for notes
  receivable............     --    --     275    --      1,787      (1,787)         --            --           --
 Exercise of common
  stock options and
  warrants for cash.....     --    --     220    --        325          --          --            --          325
 Compensation related to
  issuance of stock
  options...............     --    --      --    --        221          --        (221)           --           --
 Amortization of
  deferred
  compensation..........     --    --      --    --         (2)         --         186            --          184
 Net loss...............     --    --      --    --         --          --          --       (11,520)     (11,520)
                          -----   ---   -----   ---    -------     -------       -----      --------     --------
Balance at September 30,
 1999 (unaudited).......  8,788   $--   3,179   $--    $51,473     $(1,912)      $(131)     $(25,408)    $ 24,022
                          =====   ===   =====   ===    =======     =======       =====      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                               Nine Months
                                    Year Ended December      Ended September
                                            31,                    30,
                                   ------------------------  -----------------
                                   1996    1997      1998     1998      1999
                                   -----  -------  --------  -------  --------
                                                               (unaudited)
Cash flows from operating
  activities:
 Net loss......................... $(242) $(2,380) $(11,276) $(7,890) $(11,520)
 Adjustments to reconcile net loss
   to net cash used in operating
   activities:
  Depreciation and amortization...     1       51     1,420      764     1,903
  Other non-cash expenses.........    64       40       135      124       184
  Acquired in-process research
    and development...............    --       --     2,091    2,091        --
  Changes in operating assets and
    liabilities:
   Related party receivable.......   (25)      25        --       --        --
   Accounts receivable............   (10)     (61)      315       45    (1,832)
   Prepaid expenses and other
     current assets...............    (4)    (126)      (77)     166      (507)
   Other assets...................    --      (81)     (313)    (327)       (2)
   Accounts payable...............    37      146       171      123       304
   Accrued liabilities and other
     liabilities..................    54      176      (120)    (312)      129
   Deferred revenue...............    --       --     1,729       29       250
                                   -----  -------  --------  -------  --------
     Net cash used in operating
       activities.................  (125)  (2,210)   (5,925)  (5,187)  (11,091)
Cash flows from investing
  activities:
 Acquisition of Portland Software,
   Inc., net of cash acquired.....    --       --       978      978        --
 Shareholder notes receivable.....    --       --       (25)     (25)       --
 Purchases of intangibles.........    --       --      (200)    (200)       --
 Purchases of property and
   equipment......................    (5)    (363)     (561)    (310)     (524)
                                   -----  -------  --------  -------  --------
     Net cash (used in) provided
       by investing activities....    (5)    (363)      192      443      (524)
Cash flows from financing
  activities:
 Borrowings under line of credit,
   notes payable and long-term
   debt...........................    --      271       459      472     1,880
 Repayments under line of credit,
   notes payable and long-term
   debt...........................    --       --       (50)      --      (868)
 Issuance of preferred stock,
   net............................   160    4,730     7,650    6,253    25,847
 Issuance of common stock.........    --       32        61       55       325
 Proceeds from obligations under
   capital leases.................    --       --       108       40       235
 Payment of obligations under
   capital leases.................    --       (1)      (98)     (60)     (139)
                                   -----  -------  --------  -------  --------
     Net cash provided by
       financing activities.......   160    5,032     8,130    6,760    27,280
                                   -----  -------  --------  -------  --------
Net increase in cash and cash
  equivalents.....................    30    2,459     2,397    2,016    15,665
Cash and cash equivalents:
 Beginning of period..............    --       30     2,489    2,489     4,886
                                   -----  -------  --------  -------  --------
 End of period.................... $  30  $ 2,489  $  4,886  $ 4,505  $ 20,551
                                   =====  =======  ========  =======  ========
Supplemental Disclosure of Cash
  Flow Information:
 Cash paid for interest........... $  --  $    --  $     53  $    41  $     88
 Cash paid for income taxes.......    --        1        11        5        20
Supplemental Disclosure of
  Significant Non-Cash
  Transactions:
 Conversion of promissory notes
   into preferred stock........... $  --  $   271  $     --  $    --  $  1,180
 Issuance of common stock pursuant
   to notes receivable............    --      100        --       --     1,787
 Assets acquired in exchange for
   note payable and other
   obligations....................    --       --       509      509        --

  The accompanying notes are an integral part of these consolidated financial statements.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                     (In thousands, except per share data)

1. Description of Business and Significant Accounting Policies:

 The Company

    On August 5, 1998, all of the outstanding equity interests of Preview Software, Inc. ("Preview Software") and Portland Software, Inc. ("Portland Software") were merged into Preview Systems, Inc. ("the Company" or "Preview"). In accordance with Accounting Principles Board Opinion No. 16, the stockholders of Preview Software were determined to be the controlling stockholders of the Company. Accordingly, the merger of Preview Software into the Company was accounted for as a reorganization under common control with the underlying net assets recorded by the Company at historical cost. The merger of Portland Software into the Company was accounted for using the purchase method. Therefore, the accompanying consolidated financial statements reflect the operations of Preview Software for all periods presented and reflect the operations of Portland Software since August 5, 1998.

    Preview Software was incorporated on November 22, 1996, in the state of California. Effective December 1, 1996, Preview Software acquired intellectual property, engineering information and net assets from Dynasoft Publishing Corporation, an S corporation with one stockholder ("Dynasoft"). Dynasoft was incorporated in October 1995. The Company issued 350 shares of common stock to Dynasoft in exchange for the net assets of Dynasoft which were recorded at the predecessor's net book value. Preview Software was the successor entity to Dynasoft and, accordingly, the 1996 financial statements include the activity of Dynasoft from January 1, 1996 until the transfer date.

    Preview Systems is a provider of an Internet-based infrastructure solution that enables networks for distribution and licensing of digital goods. Through their infrastructure solution and strategic relationships, the Company links software publishers and music labels to their channel partners and end-users worldwide, creating an end-to-end electronic distribution chain that manages the e-commerce of digital goods and associated licensing rights.

 Unaudited Interim Financial Information

    All information subsequent to December 31, 1998, except as included in Note 12, is unaudited. In the opinion of management, the unaudited interim financial statements as of September 30, 1998 and 1999 and for the nine month periods then ended have been prepared on the same basis as the annual financial statements and reflect all adjustments that are necessary for the fair presentation of results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any interim period.

 Consolidated Statements

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Portland Software and Preview Software. All significant intercompany transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

    For the purposes of the consolidated balance sheets and the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and 1998, the Company held its cash and cash equivalents in checking, money market accounts and commercial paper.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

 Restricted Cash

    The Company's Chief Executive Officer has a note payable to a bank in the amount of $300. The Chief Executive Officer has pledged all of his vested shares of the Company's common stock to the Company in return for its guarantee of his $300 note payable. The Company has a time deposit in the amount of $300, as required security by the bank, which is included in other assets in the accompanying consolidated balance sheets at December 31, 1998. A deposit of $53 related to the Company's facility lease is included in other assets in the accompanying consolidated balance sheets. See Note 6.

 Fair Value of Financial Instruments

    The Company's financial instruments consist of accounts receivable, accounts payable, capital leases, notes payable and long-term debt. For the periods presented, the fair value of the Company's financial instruments approximate their carrying value.

 Advertising

    The Company expenses the costs of advertising when such costs are incurred. Advertising expense was $27, $152 and $111 for 1996, 1997 and 1998, respectively.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Property and Equipment

    Property and equipment are stated at cost. Capitalized leased property is recorded at the lesser of the present value of minimum lease payments or the fair value of the leased property.

    Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the term of the related lease or the estimated useful life of the asset. The estimated useful lives of property and equipment are as follows:

                                                                           Years
                                                                           -----
      Computer equipment and software..................................... three
      Furniture and fixtures..............................................  five
      Leasehold improvements.............................................. three
      Communications hardware.............................................  five

 Acquired Technology and Other Intangible Assets

    Intangible assets associated with acquisitions are amortized using the straight-line method over the estimated useful lives of the related assets, from two to three years. See Note 2. Accumulated amortization related to acquired technology and other intangible assets was $0 and $848 at December 31, 1997 and 1998, respectively.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

 Patents

    Patents are stated at acquisition cost and are amortized using the straight-line method over three to six years. Accumulated amortization related to patents was $0 and $130 at December 31, 1997 and 1998, respectively.

 Impairment of Long-lived Assets

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for measuring impairment losses of long-lived assets and determining when such losses should be recognized. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses to date.

 Revenue Recognition

    The Company generally provides rights to use of their solution and ongoing customer support (upgrades, enhancements, phone support, patches, etc) through annual licensing agreements. These agreements typically require the payment of a transaction fee based on a percentage of value of sales that are fulfilled utilizing the Company's solution. Customers typically commit to annual minimum network transaction fees that entitles them to fulfill an agreed amount of sales during the one-year term of the agreement. Some or all of the minimum network transaction fees are due upon execution of the agreement. The Company records deferred revenue and is recognizing the minimum network transaction fee on a straight-line basis over the license period. To the extent sales fulfilled using our solution exceed the agreed minimum amount of sales, the Company recognizes incremental network transaction fees. Through December 31, 1998, no incremental transaction fees have been earned. In the future, the Company will record the incremental network transaction fees, if any, when known, which may be in the month subsequent to the transaction. Prior to the Portland merger, Preview Software's revenues were typically based on one-time license fees which were recognized over the term of the license.

    Service revenues generally consist of consulting, training and integration fees. Such services are typically billed separately from the network transaction fees and are recognized as the related services are performed or when contract milestones are achieved.

    The Company entered into a three-year agreement with Sony Marketing of Japan (SMOJ) in September 1998 that provided to SMOJ the exclusive right to use and sublicense the Company's technology in Japan, including certain future upgrades, enhancements and new products. The agreement also provided for training and support through June 1999. The Company received upfront payments for the license and services to be performed by the Company. The Company recorded deferred revenue on the upfront fees and is recognizing the license portion on a straight-line basis over the three-year term of the agreement and the service revenue was recognized as work was performed through June 1999. In addition, the Company will receive payments from SMOJ based on a percentage of the dollar value of transactions and services performed by SMOJ or its sublicenses utilizing the Company's technology. These payments are subject to annual minimum network transaction fees beginning April 1, 1999. Beginning April 1, 2000 SMOJ, at its option, may forgo its exclusive rights rather than pay the annual minimums. During the first year of the agreement, such minimums will be recognized over 12 months until such minimums are exceeded; at which time incremental transaction fees will be recognized. In subsequent years, network transaction fees will be recorded as earned.

 Software Development Costs

    Development costs related to software products are expensed as incurred until technological feasibility of the product has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES
completion of the working model and the point at which the product is ready for general release have not been significant, and, accordingly, no costs have been capitalized.

 Income Taxes

    The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying consolidated statements of operations. The Company will continue to provide a valuation allowance for its net deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's net deferred tax assets will be realized.

 Comprehensive Income (Loss)

    The Company has adopted the accounting treatment prescribed by Financial Accounting Standards Board SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting comprehensive income
(loss) and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income (loss).

 Stock-Based Compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between the exercise price of the instrument granted and the fair value of the underlying stock.

 Net Loss per Share

    Basic and diluted loss per share are the same for all periods presented since the Company was in a loss position in all periods.

    Potentially dilutive securities that are not included in the diluted net loss per share calculation because they would be antidilutive are as follows:

                                                                     September
                                                     December 31,       30,
                                                   ---------------- ------------
                                                   1996 1997  1998  1998   1999
                                                   ---- ----- ----- ----- ------
                                                                    (unaudited)
   Stock options and warrants....................   38    468 2,131 2,052  2,768
   Convertible preferred stock...................  160  2,176 4,476 4,171  8,788
                                                   ---  ----- ----- ----- ------
     Total.......................................  198  2,644 6,607 6,223 11,556
                                                   ===  ===== ===== ===== ======

 Segment Information

    In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. The Company operates exclusively in one segment. Substantially all revenues result from the sale of product licenses and related services. See
Note 9.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

 Concentration of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

    At December 31, 1997, one customer represented 45% of the total accounts receivable balance. At December 31, 1998, four customers represented 30%, 26%, 16% and 16%, respectively, of the total accounts receivable balance. At September 30, 1999, two customers represented 26% and 13%, respectively, of the total accounts receivable balance.

 Recent Accounting Pronouncements

    In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2 ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). Different informal and non-authoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998 which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The Company's accounting policies comply with SOP 97-2 and the Company does not anticipate the need for any adjustments once SOP 98-4 becomes effective.

    In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 137"). SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 137 establishes accounting and reporting standards for all derivative instruments. SFAS 137 is effective for fiscal years beginning after June 15, 2000. The Company does not currently have any derivative instruments and, accordingly, does not expect the adoption of SFAS 137 to have an impact on its financial position or results of operations.

 Reclassifications

    Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

2. Acquisition of Portland Software, Inc.:

    The Company was formed in April 1998 to acquire all of the outstanding equity interests of Preview Software and Portland Software. The Company completed both of these mergers on August 5, 1998. In accordance with Accounting Principles Board Opinion No. 16, the stockholders of Preview Software were determined to be the controlling stockholders of the Company. Accordingly, the merger with Preview Software was accounted for as a reorganization under common control with the underlying net assets recorded by the Company at historical cost. The merger with Portland Software was accounted for using the purchase method. Therefore, the accompanying consolidated financial statements reflect the operations of Preview Software for all periods presented and reflect the operations of Portland Software since August 5, 1998.

    The Company acquired all of the outstanding stock of Portland Software through the issuance of 1,929 of its common shares and 838 of its Series E preferred shares, at estimated fair values of $2.00 per common share and $5.00 per preferred share. Option and warrant holders of Portland Software exchanged their rights in common and preferred stock of Portland Software for similar rights in 998 common shares and 218 Series E

                    PREVIEW SYSTEMS, INC. AND SUBSIDIARIES
preferred shares of the Company. The fair value of these options and warrants was computed using the Black Scholes valuation model and was included in the total consideration. Total consideration was approximately $9,217, allocated as follows:

   Acquired technology..................................................  $4,453
   In-process research and development..................................   2,091
   Other intangible assets..............................................   1,085
   Patents..............................................................     484
   Net tangible assets..................................................   1,104
                                                                          ------
     Total purchase price...............................................  $9,217
                                                                          ======

    The acquired technology represented the estimated fair value of Portland Software's principal product, the ZipLock ESD system, which was being sold in the marketplace at the date of acquisition. The fair value was determined based on management's best estimate of the present value of future cash flows from sales of the ZipLock ESD system. In connection with the merger with Portland Software, the Company also acquired the ongoing research and development activities of Portland Software resulting in an unusual pre-tax charge of $2,091 related to the write off of in-process research and development costs. The value assigned to in-process research and development represents research and development efforts in process at the acquisition date for which technological feasibility had not yet been established and which had no alternative future uses. The value was determined by estimating the costs to further develop the acquired in-process technology into commercially viable products, estimating the resulting net cash flows from such products, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the acquired in-process technology. At the time of the acquisition, the in-process technology under development was expected to be commercially viable on dates ranging from late 1998 to 2000. Expenditures to complete these projects were expected to total approximately $1.0 million. These estimates are subject to change, given the uncertainties of the development process, and no assurances can be given that deviations from these estimates will not occur. Additionally, these projects will require expenditures for additional research and development after they have reached a state of technological and commercial feasibility. To date, expenditures and results have not differed significantly from the forecast assumptions.

    Acquired technology and other intangible assets acquired are being amortized over two to three years.

    The summary unaudited pro forma financial information giving effect to the merger with Portland Software as if it had occurred at the beginning of 1997 and 1998 were as follows:

                                                                 Year Ended
                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Revenues.................................................. $   763  $    809
   Net loss..................................................  (7,370)  (14,550)
   Net loss per share........................................   (3.21)    (5.51)

    The summary unaudited pro forma information does not purport to be indicative of the results which would actually have been obtained had the acquisition occurred at the beginning of the periods indicated or which may be obtained in the future.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

3. Property and Equipment:

    Property and equipment consisted of the following as of December 31:

                                                                   1997   1998
                                                                   ----  ------
   Computer equipment and software...............................  $286  $1,107
   Furniture and fixtures........................................    74     195
   Leasehold improvements........................................    11      44
   Communications hardware.......................................    33     115
                                                                   ----  ------
     Total property and equipment................................   404   1,461
   Less: Accumulated depreciation................................   (52)   (641)
                                                                   ----  ------
                                                                   $352  $  820
                                                                   ====  ======

4. Accrued Liabilities:

    Accrued liabilities consisted of the following as of December 31:

                                                                       1997 1998
                                                                       ---- ----
   Accrued commissions................................................ $ -- $280
   Legal fees payable.................................................   42   20
   Employee compensation..............................................   20  242
   Consulting fees....................................................   57   --
   Other..............................................................   91  298
                                                                       ---- ----
                                                                       $210 $840
                                                                       ==== ====

5. Borrowings:

    In November 1998, the Company entered into a loan agreement with a bank which provides for borrowings under a revolving line of credit of up to $1,000, and borrowing under a term loan. Amounts borrowed under the line of credit and the term loan bear interest at the bank's prime rate plus 1% (8.75% at December 31, 1998). Interest is payable monthly on borrowings under the revolving line of credit and the term loan is payable in 36 equal installments of $13 of principal, plus interest. Borrowings are collateralized by all of the tangible and intangible assets of the Company. At December 31, 1998, amounts outstanding under the line of credit were $0, and amounts outstanding under the term loan were $459. Under this agreement, the Company is required to maintain compliance with certain financial and other covenants including minimum tangible net worth, liquidity coverage and ratio of quick assets to current liabilities minus deferred revenue. At December 31, 1998, the Company was in compliance with all such covenants. The revolving line of credit expires on November 1, 1999 and the term loan matures on November 2, 2001.

    Principal payment requirements on the term loan are as follows for the years ending December 31:

      1999................................................................  $157
      2000................................................................   157
      2001................................................................   145
                                                                            ----
        Total.............................................................  $459
                                                                            ====

    On May 28, 1999, the Company entered into various promissory notes with certain persons for $1,180. Amounts borrowed under the promissory notes bear interest at 4.9%. The promissory notes were automatically converted into shares of the Company's Series G Convertible Preferred Stock ("Series G") upon closing of the financing in July 1999. See Note 12

    As of September 30, 1999, the Company's amounts outstanding under the line of credit were $0, and amounts outstanding under the term loan were $341. At September 30, 1999, the Company was in compliance with the covenants.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

6. Commitments and Contingencies:

    The Company leases its facilities under noncancellable operating leases, which expire through September 2003. The Company also leases equipment under non-cancellable capital leases with terms expiring through the year 2002. Future minimum lease payments relating to these agreements are as follows:

                                                               Capital Operating
   Year Ending December 31,                                    Leases   Leases
   ------------------------                                    ------- ---------
   1999......................................................   $ 160   $  735
   2000......................................................     101      763
   2001......................................................      38      641
   2002......................................................       6      390
   2003......................................................      --       99
                                                                -----   ------
     Total minimum lease payments............................     305   $2,628
                                                                        ======
   Less: Amount representing interest........................     (38)
                                                                -----
   Present value of minimum lease payments...................     267
   Less: Current portion.....................................    (134)
                                                                -----
   Long term portion.........................................   $ 133
                                                                =====

    Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $3, $111 and $432, respectively. The Company has a $53 deposit with a bank. The amount is required to be deposited with the bank in accordance with the terms of the Company's facility lease agreement and will be released on a pro-rata basis over the term of the lease.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

7. Stockholders' Equity:

 Preferred Stock

    Series A Convertible Preferred Stock ("Series A"), Series B Convertible Preferred Stock ("Series B"), Series C Convertible Preferred Stock ("Series C"), Series D Convertible Preferred Stock ("Series D"), Series E Convertible Preferred Stock ("Series E") and Series F Convertible Preferred Stock ("Series F"), consisted of the following, net of issuance costs:

                                                                 December 31,
                                                                 -------------
                                                                  1997   1998
                                                                 ------ ------
   Series A:
     Authorized--574
     Outstanding--574 shares; liquidation preference of $574...  $  574 $  574
   Series B:
     Authorized--352 shares
     Outstanding--352 shares; liquidation preference of $705...  $  693 $  693
   Series C:
     Authorized--1,276 shares
     Outstanding--1,250 shares; liquidation preference of
       $4,000..................................................  $3,916 $3,916
   Series D:
     Authorized--302 shares
     Outstanding--299 shares; liquidation preference of
       $2,000..................................................  $   -- $1,965
   Series E:
     Authorized--1,150 shares
     Outstanding--838 shares; liquidation preference of
       $10,793.................................................  $   -- $4,190
   Series F:
     Authorized--1,600 shares
     Outstanding--1,163 shares; liquidation preference of
       $5,813..................................................  $   -- $5,685

    The significant rights, restrictions and preferences of the preferred stock were as follows:

  . Each share of preferred stock is convertible, at the right and option of the stockholder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $1.00, $2.00, $3.20, $6.68, $12.88 and $5.00 for each share of Series A, B, C, D, E, and F, respectively, by the conversion price at the time in effect for such shares. Based on this formula, the conversion ratio is currently one-for-one for all series, subject to adjustment in the event of stock splits, stock dividends, or the issuance of equity securities with a per share price lower than that of the Series A, B, C, D, E, and F.

  . Each stockholder of Series A, B, C, D, E, and F is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted. In addition, as long as at least 312 shares of preferred stock remain outstanding, certain contemplated actions of the Company must be approved by a majority of outstanding preferred stock.

  . Upon receiving written request from not less than 30% of the holders of the Series A, B, C, D, E and F that the Company effect any registration, qualification or compliance with respect to the common stock which the preferred stock is convertible into with a value equal to or greater than $10,000, the Company will promptly give written notice to all other holders and, as soon as practicable, use its best efforts to effect such registration, qualification or compliance.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

  . Any entity holding at least 100 preferred shares has the right of first refusal to purchase its pro rata portion of any new securities which the Company may propose to sell and issue.

  . Each share of Series A, B, C, D, E, and F will automatically convert into common stock at the then-effective conversion rate in the event of the closing of an underwritten public offering of the Company's common stock from which the Company receives aggregate cash proceeds in excess of $15,000 and prior to which the market capitalization (assuming the conversion of all preferred stock, the exercise of all outstanding warrants and options, and the issuance and exercise of all remaining unissued options under the Company's stockholder-approved stock option plans) of the Company at the proposed offering price is at least $200,000, upon the vote of at least a majority of the preferred stock or when a majority of the outstanding preferred stock has converted to common stock.

  . Each stockholder of Series A, B, C, D, E, and F is entitled to receive annual dividends at the rates of $0.08, $0.16, $0.288, $0.60, $1.03 and $0.45 per share, respectively, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

  . In the event of any consolidation or merger of the Company or a sale of substantially all of the assets of the Company for which the aggregate proceeds are less than $200,000, holders of preferred stock will be paid an amount equal to $1.00, $2.00, $3.20, $6.68, $12.88, and $5.00 per share, plus an amount equal to all declared but unpaid dividends for each share of Series A, B, C, D, E, and F, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. Amounts remaining after the full amount has been paid out will be distributed to the holders of preferred stock and common stock on a pro rata basis until stockholders of Series A, B, C, D, E and F shall have received an amount equal to $2.00, $4.00, $6.40, $13.36, $25.76 and $10.00 per share, respectively. Thereafter, any remaining assets shall be distributed to the holders of common stock on a pro rata basis.

  . In the event of any consolidation or merger of the Company or a sale of substantially all of the assets of the Company for which the aggregate proceeds are more than $200,000, holders of preferred stock will be paid an amount equal to $1.00, $2.00, $3.20, $6.68, $12.88 and
      $5.00 per share, plus an amount equal to all declared but unpaid dividends for each share of Series A, B, C, D, E and F, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. Amounts remaining after the full amount has been paid out will be distributed among the holders of common stock on a pro rata basis.

  . In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, in which the aggregate proceeds to be distributed to all stockholders of the Company is equal to or less than $200,000, each stockholder of Series A, B, C, D, E and F shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $1.00, $2.00, $3.20, $6.68, $12.88 and $5.00 per share for each share of Series A, B, C, D, E, and F, respectively and, in addition, an amount equal to all declared but unpaid dividends on Series A, B, C, D, E, and F, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. Amounts remaining after the full amount has been paid out will be distributed among the holders of Series A, B, C, D, E and F and common stock on a pro rata basis, assuming conversion of all shares of Series A, B, C, D, E and F.

  . In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, in which the aggregate proceeds to be distributed to all stockholders of the Company is

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES
      greater than $200,000, each stockholder of Series A, B, C, D, E and F shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $1.00, $2.00, $3.20, $6.68, $12.88 and $5.00 per share for each share of Series A, B, C, D, E and F, respectively and, in addition, an amount equal to all declared but unpaid dividends on Series A, B, C, D, E and F, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. Amounts remaining after the full amount has been paid out will be distributed among the holders of common stock on a pro rata basis.

 Common Stock

    As of December 31, 1998, and September 30, 1999 the Company had reserved shares of its common stock for future issuance as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (unaudited)
   Conversion of Series A...........................       574           574
   Conversion of Series B...........................       352           352
   Conversion of Series C...........................     1,250         1,250
   Conversion of Series D...........................       299           299
   Conversion of Series E...........................       838           838
   Conversion of Series F...........................     1,163         1,163
   Conversion of Series G...........................       --          4,312
   Exercise of outstanding common stock warrants....       172           170
   Exercise of outstanding preferred stock
     warrants.......................................       246           323
   Exercise of stock options........................     3,221         3,628
   Employee Stock Purchase Plan and Directors Stock
     Option Plan....................................        --           800
                                                         -----        ------
     Total shares reserved..........................     8,115        13,709
                                                         =====        ======

 Warrants Outstanding

    As of December 31, 1998, the following warrants were outstanding:

                                                        Exercise
                                              Number of   Price     Expiration
   Underlying Security                         Shares   Per Share      Date
   -------------------                        --------- --------- --------------
   Common Stock.............................       1     $13.02   December 2000
   Common Stock.............................      44       3.86   October 2001
   Common Stock.............................      13       3.86   June 2002
   Common Stock.............................       8       3.86   July 2002
   Common Stock.............................     106       0.04   July 2002
                                                 ---
                                                 172
                                                 ===
   Preferred Stock:
     Series C...............................      25       3.20   September 2002
     Series E...............................     218      12.88   August 2004
     Series F...............................       3       5.00   September 2005
                                                 ---
                                                 246
                                                 ===

    The Company granted Series G warrants exercisable for 77 shares of Series G Preferred Stock at an exercise price of $6.72 per share during the period January 1, 1999 through September 30, 1999. Common stock warrants exercisable for 2 shares of the Company's common stock were exercised at $3.86 per share during the period January 1, 1999 through September 30, 1999.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

 Stock Based Compensation

    The Company has four stock option plans, the Old 1997 Stock Option Plan ("Old Plan"), the New 1997 Stock Option Plan ("New Plan"), the 1998 Stock Option Plan ("98 Plan"), and the Amended and Restated 1994 Stock Option Plan ("94 Plan"), collectively "the Plans". As of December 31, 1998 and September 30, 1999, the Company had reserved an aggregate of 3,221 shares and 4,428 shares, respectively, of common stock for issuance under the Plans and options issued outside of the Plans combined. After December 31, 1998, the Company does not intend to grant stock options from any of the above plans other than from the 98 Plan, under which as of that date there were approximately 634 shares available for future grant. Subsequent to December 31, 1998, the Old Plan, the New Plan and the 94 Plan were terminated and therefore, no shares are available for future grant under these plans.

    The Plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO's") may be granted only to employees of the Company and nonqualified stock options ("NSO's") may be granted to employees of the Company and to consultants.

    All options granted shall generally be exercisable over a period not to exceed ten years from the date of grant; however in the case of an ISO granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company, the term of the option will be five years from date of grant. All options granted generally vest ratably over four years.

    In accordance with the Plans, the stated exercise price of options shall not be less than 85% of the estimated fair value of the shares at the date of grant as determined by the Board of Directors, provided, however, that (a) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (b) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

    The Company also has options outstanding outside of the Plans. A summary of all stock option activity is as follows:

                                                                   Weighted
                                      Shares                       Average
                                   Available for Shares Subject Exercise Price
                                       Grant       to Options     Per Share
                                   ------------- -------------- --------------
   Balances, December 31, 1995....        --            --          $  --
   Shares reserved................        70            --             --
   Options granted................       (35)           35           0.62
                                       -----         -----          -----
   Balances, December 31, 1996....        35            35           0.62
   Additional shares reserved.....       724            --             --
   Options granted................      (687)          687           0.50
   Options cancelled..............        22           (22)          0.50
   Options exercised..............        --          (232)          0.50
                                       -----         -----          -----
   Balances, December 31, 1997....        94           468           0.50
   Additional shares reserved.....     2,785            --             --
   Options granted................      (701)          701           1.67
   Options assumed in Portland
     Software acquisition.........      (826)          826           1.72
   Options cancelled..............       156          (164)          1.24
   Options exercised..............        --          (118)          0.61
                                       -----         -----          -----
   Balances, December 31, 1998....     1,508         1,713           1.84
   Additional shares reserved.....     1,550            --             --
   Terminated plans...............      (880)           --             --
   Options granted................      (876)          876           7.08
   Options cancelled..............        50           (93)          1.87
   Options exercised..............        --          (220)          1.47
                                       -----         -----          -----
   Balances, September 30, 1999
     (unaudited)..................     1,352         2,276           3.63
                                       =====         =====          =====

    Subsequent to December 31, 1998 only options granted from the 98 Plan are added back to the shares available for grant. Prior to December 31, 1998 options cancelled that were granted outside of the Plans are not added back to the shares available for grant.

    As of December 31, 1998, stock options outstanding, including options granted outside of the stock option plans, were as follows:

                         Options Outstanding              Options Exercisable
                   -------------------------------- --------------------------------
                                        Weighted                         Weighted
    Range of            Number          Average          Number          Average
  Contractual      Outstanding as of Exercise Price Exercisable as of Exercise Price
     Prices        December 31, 1998   Per Share    December 31, 1998   Per Share
  -----------      ----------------- -------------- ----------------- --------------
    $0.00--
      0.20                 119          $0.0094            119           $0.0094
     0.40--
      0.60                 383             0.50            107              0.50
     0.80--
      1.00                  65             1.00             --                --
     1.80--
      2.00               1,146             2.00            310              2.00
    -------              -----          -------            ---           -------
    $0.00--
      2.00               1,713          $  1.48            536           $  1.26
    =======              =====          =======            ===           =======

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company has adopted SFAS 123 and in accordance with the provisions of SFAS 123, the Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans.

    Had compensation cost for the Company's stock option plans been determined consistent with SFAS 123, the Company's net loss would have been adjusted to the following pro forma amounts:

                                                        Year Ended December
                                                                31,
                                                       ------------------------
                                                       1996    1997      1998
                                                       -----  -------  --------
   Net loss:
     As reported.....................................  $(242) $(2,380) $(11,276)
     Pro forma.......................................   (242)  (2,404)  (11,360)
   Net loss per share:
     As reported.....................................  (0.69)   (6.45)    (7.55)
     Pro forma.......................................  (0.69)   (6.51)    (7.60)

    Because the Black-Scholes option valuation model requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

    In accordance with SFAS 123, the Company has recorded deferred compensation using the Black-Scholes option pricing model for options issued to non-employees. Compensation expense related to these options was $0, $0 and $7 for 1996, 1997 and 1998, respectively.

    The weighted average fair value of options granted during 1997 and 1998 was $0.14 and $0.42, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, the minimum value method which excludes volatility factors, as the Company is privately held. The following assumptions were used:

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  --------  -------
   Risk-free interest rate.........................     n/a      6.25%     5.5%
   Expected dividend yield.........................     n/a         0%       0%
   Expected lives (years)..........................     n/a         5        5

    In connection with the issuance of stock options, the Company has recorded deferred compensation of $145 as of December 31, 1998, representing the difference between the deemed fair value of the Company's common stock and the exercise price of stock options at the date of grant. The Company amortizes the deferred compensation over the applicable vesting period, typically four years.

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

8. Income Taxes:

    The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined using the current applicable enacted tax rates and provisions of the enacted tax law. The Company had net deferred tax assets and liabilities as follows:

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Net operating loss carryforwards.........................  $   979  $ 6,174
   Accruals and reserves....................................       56      112
   Research and development costs capitalized for income tax
     purposes...............................................       --      742
   Deferred revenue.........................................       --      812
   Basis difference in acquired net assets of Portland
     Software...............................................       --   (1,900)
                                                              -------  -------
                                                                1,035    5,940
   Valuation allowance......................................   (1,035)  (5,940)
                                                              -------  -------
   Net deferred income taxes................................  $    --  $    --
                                                              =======  =======

    At December 31, 1998, the Company had net operating loss carryforwards of approximately $15,670 for both federal and state tax purposes. The federal net operating loss carryforwards expire on various dates through 2018, while the state net operating loss carryforwards expire on various dates through 2013. The Company believes that, based on a number of factors, there is sufficient uncertainty regarding the realizability of net deferred tax assets such that a full valuation allowance should be recorded. These factors include a history of operating losses, the competitive nature of the Company's market and the lack of predictability of revenue. Management will continue to assess the realizability of the tax benefits available to the Company based on actual and forecasted operating results. Changes in ownership resulting from the merger described in Note 2 and other ownership changes may significantly limit the utilization of net operating loss carryforwards in the future.

9. Segment Information:

    The Company operates in one industry segment: the design, development and marketing of technology that enables the distribution and licensing of digital goods over the Internet and via other digital media. All long-lived assets are located in the United States. The Company's geographic information is summarized as follows:

                                                                    Year Ended
                                                                   December 31,
                                                                  --------------
                                                                  1996 1997 1998
                                                                  ---- ---- ----
   Sales to unaffiliated customers:
     United States..............................................  $148 $262 $266
     Europe.....................................................    --   --   24
     Asia.......................................................    --   --  274
     Other......................................................    --   --   46
                                                                  ---- ---- ----
                                                                  $148 $262 $610
                                                                  ==== ==== ====

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

    Two customers accounted for 54% and 20%, respectively, of total revenues in 1996. Two customers accounted for 21% and 12%, respectively, of total revenues in 1997. Two customers accounted for 45% and 13% respectively, of total revenues in 1998. Two customers accounted for 32% and 14%, respectively, of total revenues in the nine months ended September 30, 1999.

10. Related Party Transactions:

    In conjunction with the exercise of stock options for the issuance of 250 shares of common stock to the Chief Executive Officer, the Company issued three notes receivable aggregating $125. The notes receivable are full recourse, secured by shares of the Company's common stock and bear interest at 6% per annum. The principal and unpaid interest are due in full on May 27, 2001 for $25 of the notes and June 6, 2001 for the remaining $100 of notes. The shares issued are subject to repurchase by the Company until the notes are paid. See
Note 1--Restricted Cash.

11. Employee Savings Plan:

    The Company has a profit sharing plan and trust that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code ("401(k) Plan"). Under the terms of the 401(k) Plan, the employees of the Company may make voluntary contributions to the 401(k) Plan as a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. Employees become eligible to participate in the 401(k) Plan on the first day of the month following date of hire. The Company currently does not match employee contributions.

12. Subsequent Events:

    In May 1999, 20/20 Software, Inc., an Oregon corporation, filed a civil complaint against the Company in the United States Court for the District of Northern California. The complaint alleged that one of the Company's employees, a former 20/20 employee, misappropriated trade secrets and confidential information of 20/20 and allegedly used such allegedly misappropriated information and trade secrets in a product of the Company's predecessor and subsidiary, Preview Software. In October 1999, the Company and 20/20 decided to avoid additional expense and inconvenience of further litigation by settling the dispute, including all claims. The Company and 20/20 signed a stipulated dismissal with prejudice. As of September 30, 1999, the Company accrued the settlement amount in accrued liabilities in the accompanying consolidated balance sheet and recognized the expense as general and administrative expense in the accompanying consolidated statement of operations.

    In July 1999, the Company sold 125 and 150 shares of common stock at a price of $6.50 to the President and Chief Executive Officer and Vice President, Chief Financial Officer, respectively. Under the terms of these sales, the Company can repurchase a certain number of their shares of stock if they quit or are terminated, subject to a monthly vesting schedule. In addition, the Company has a right of first refusal to purchase any or all of their shares if they decide to sell or transfer their shares. In connection with these sales, the officers executed full-recourse promissory notes in the respective amounts of $812 and $975 in favor of the Company with annual interest rates of 5.32%. These notes become due and payable upon the earlier of July 2002 or termination of their employment with the Company. The officers have also entered into pledge and security agreements granting the Company a security interest in these shares.

    In July 1999, the Company issued shares of Series G for purposes of additional working capital and continued development of technology. A total of 4,312 shares of Series G were issued for net proceeds to the

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

Company of $25,847. The Series G has substantially the same rights and preferences as other preferred shares outstanding at December 31, 1998. The Company obtained cash proceeds of $1,180 through issuance of various notes payable which were automatically converted into shares of the Company's Series G. In connection with the Series G offering, the Company also issued a warrant to purchase 77 shares of Series G.

    In July 1999, the Board of Directors of the Company authorized the reservation of an additional 500 shares of the Company's common stock for issuance under the 98 Plan. In addition, the 98 Plan was amended in August 1999 to increase the total number of shares authorized by 1,000 and to incorporate certain other changes. The Board of Directors approved a further amendment to the 98 Plan subject to stockholder approval, to provide for an automatic annual increase on the first day of each of the Company's fiscal years beginning in 2000 and ending in 2008 equal to the lesser of (i) 800 shares, (ii) 3% of the Company's outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the Board of Directors determines.

    During August 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan ("1999 ESPP"), subject to stockholder approval, and reserved 500 shares of common stock for issuance thereunder. The 1999 ESPP will be subject to an automatic annual increase on the first day of each of the Company's fiscal years over the 10-year term of the plan, equal to the lesser of (i) 400 shares, (ii) 2% of the Company's outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the Board of Directors determines.

    During August 1999, the Board of Directors also approved the 1999 Directors Stock Option Plan ("1999 Directors Plan"), subject to stockholder approval, and reserved 300 shares of common stock for issuance thereunder. The 1999 Directors Plan will be subject to an automatic annual increase to the number of shares reserved under the plan on the first day of each of the Company's fiscal years over the 10-year term of the plan, equal to the lesser of (i) 150 shares, (ii) 1% of the Company's outstanding common stock on the last day of the preceding fiscal year, or (iii) a lesser number of shares as determined by the Board of Directors.

    On September 14, 1999, the Company authorized a 1 for 2 reverse stock split of its common and preferred stock, effective immediately prior to the closing of the initial public offering. All share and per share amounts have been retroactively adjusted to reflect this stock split. The Board of Directors, subject to stockholder approval, amended the number of authorized common stock to 75,000 shares and the number of preferred stock to 5,000 shares, to be effective upon the closing of the initial public offering.

    In October 1999, the Company entered into an agreement with Virgin Holdings, Inc. (an affiliate of EMI Recorded Music), in which Virgin Holdings selected the Company to be EMI Recorded Music's preferred, recommended technology provider for the digital distribution of music and agreed to recommend the Company's solution to EMI Recorded Music's worldwide distributors and retailers. The Company issued a warrant to purchase 265 shares of common stock to Virgin Holdings at an exercise price per share equal to the lesser of $9 or the price per share to the public in the Company's initial public offering. Upon signing of the agreement, 99 shares are exercisable and the remaining 166 shares are exercisable upon achievement of certain milestones. The Company will record a non-cash charge to sales and marketing expense in their consolidated statement of operations for the fair value, as determined by the Black-Scholes valuation model, when the vesting milestones are achieved and the warrant becomes exercisable for these shares.

                            PORTLAND SOFTWARE, INC.

                              FINANCIAL STATEMENTS

                           December 31, 1996 and 1997

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Portland Software, Inc.:

    We have audited the accompanying balance sheets of Portland Software, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portland Software, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                       /s/ KPMG LLP

Portland, Oregon
February 20, 1998

                            PORTLAND SOFTWARE, INC.

                                 BALANCE SHEETS

                           December 31, 1996 and 1997
                     (In thousands, except per share data)

                                                                1996     1997
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 1,990  $ 4,745
  Accounts receivable, net...................................        8      268
  Prepaid expenses...........................................       27       10
  Other current assets, net..................................       13      181
                                                               -------  -------
     Total current assets....................................    2,038    5,204
Property and equipment, net..................................      181      372
Note receivable from officer.................................       --       55
Other non-current assets.....................................       42       48
Prepaid license fee, net.....................................       --      289
                                                               -------  -------
     Total assets............................................  $ 2,261  $ 5,968
                                                               =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................      272      169
  Accrued expenses...........................................       25      255
  Current installments of obligations under capital leases...       81      111
  Deferred revenue...........................................       --       40
                                                               -------  -------
     Total current liabilities...............................      378      575
Obligations under capital leases, less current installments..       59      134
Other non-current liabilities................................       27       40
                                                               -------  -------
     Total liabilities.......................................      464      749
                                                               -------  -------
Commitments and contingencies
Shareholders' equity:
  Series B preferred stock, $.01 par value; 4,500 share
    authorized; convertible; $.2672 cumulative dividends;
    issued and outstanding -0- shares and 2,395 shares at
    December 31, 1996 and 1997, respectively (liquidation
    preference of $8,000)....................................       --       24
  Series A preferred stock, $.01 par value; 838 shares
    authorized; convertible; issued and outstanding 838
    shares at December 31, 1996 and 1997 (liquidation
    preference of $2,800)....................................        8        8
  Common stock, $.01 par value; 20,000 shares authorized;
    issued and outstanding 6,945 shares and 6,988 shares at
    December 31, 1996 and 1997, respectively.................       69       70
  Additional paid-in capital.................................    5,077   13,464
  Accumulated deficit........................................   (3,357)  (8,347)
                                                               -------  -------
     Total shareholders' equity..............................    1,797    5,219
                                                               -------  -------
     Total liabilities and shareholders' equity..............  $ 2,261  $ 5,968
                                                               =======  =======

                See accompanying notes to financial statements.

                            PORTLAND SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                              Year Ended        Six Months
                                              December 31     Ended June 30,
                                            ----------------  ----------------
                                             1996     1997     1997     1998
                                            -------  -------  -------  -------
                                                                (unaudited)
Net revenue................................ $   187  $   501  $   174  $   151
Cost of goods sold.........................      64      156       20       15
                                            -------  -------  -------  -------
     Gross profit..........................     123      345      154      136
                                            -------  -------  -------  -------
Operating expenses:
  Sales and marketing......................     749    1,901      750    1,108
  Research and development.................   1,044    1,640      686      925
  General and administrative...............   1,154    1,849      853      962
                                            -------  -------  -------  -------
     Total operating expenses..............   2,947    5,390    2,289    2,995
                                            -------  -------  -------  -------
  Loss from operations.....................  (2,824)  (5,045)  (2,135)  (2,859)
                                            -------  -------  -------  -------
Other income (expense):
  Interest income..........................      30      107       20       80
  Interest expense.........................     (23)     (52)     (30)     (15)
                                            -------  -------  -------  -------
     Total other income (expense)..........       7       55      (10)      65
                                            -------  -------  -------  -------
  Loss before income taxes.................  (2,817)  (4,990)  (2,145)  (2,794)
Income taxes...............................      --       --       --       --
                                            -------  -------  -------  -------
     Net loss.............................. $(2,817) $(4,990) $(2,145) $(2,794)
                                            =======  =======  =======  =======
Earnings per share computation:
  Net loss................................. $(2,817) $(4,990) $(2,145) $(2,794)
  Preferred stock dividends................      --     (234)      --     (320)
                                            -------  -------  -------  -------
  Net loss available to common
    shareholders........................... $(2,817) $(5,224) $(2,145) $(3,114)
                                            =======  =======  =======  =======
Basic and diluted net loss per share:
  Weighted average shares outstanding......   5,899    6,978    6,956    6,998
                                            =======  =======  =======  =======
  Net loss................................. $ (0.48) $ (0.75) $ (0.31) $ (0.44)
                                            =======  =======  =======  =======


                See accompanying notes to financial statements.

                            PORTLAND SOFTWARE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In thousands)

                            Series B           Series A
                         preferred stock    preferred stock     Common stock  Additional                 Total
                         -----------------  -----------------   -------------  paid-in   Accumulated shareholders'
                         Shares    Amount   Shares    Amount    Shares Amount  capital     deficit      equity
                         --------  -------  -------   -------   ------ ------ ---------- ----------- -------------
Balance at December 31,
  1995..................       --   $   --        --   $    --  4,417   $44    $   523    $   (540)     $    27
 Issuance of preferred
   stock, net...........       --       --       838         8     --    --      2,792          --        2,800
 Issuance of common
   stock................       --       --        --        --  1,577    16      1,248          --        1,264
 Exercise of common
   stock options........       --       --        --        --    175     2         (2)         --           --
 Common stock issued in
   lieu of cash.........       --       --        --        --    621     6        417          --          423
 Conversion of
   convertible debt to
   common stock.........       --       --        --        --    155     1         99          --          100
 Net loss...............       --       --        --        --     --    --         --      (2,817)      (2,817)
                         --------   ------   -------   -------  -----   ---    -------    --------      -------
Balance, December 31,
  1996..................       --       --       838         8  6,945    69      5,077      (3,357)       1,797
 Issuance of preferred
   stock, net...........    2,149       22        --        --     --    --      7,109          --        7,131
 Conversion of
   convertible debt to
   preferred stock......      246        2        --        --     --    --        818          --          820
 Exercise of common
   stock options........       --       --        --        --     43     1         10          --           11
 Common stock options
   issued in lieu of
   cash.................       --       --        --        --     --    --         21          --           21
 Warrants issued in
   payment of license
   fee..................       --       --        --        --     --    --        429          --          429
 Net loss...............       --       --        --        --     --    --         --      (4,990)      (4,990)
                         --------   ------   -------   -------  -----   ---    -------    --------      -------
Balance, December 31,
  1997..................    2,395   $   24       838   $     8  6,988   $70    $13,464    $ (8,347)     $ 5,219
 Exercise of common
   stock options
   (unaudited)..........       --       --        --        --     38    --         44          --           44
 Net loss (unaudited)...       --       --        --        --     --    --         --      (2,794)      (2,794)
                         --------   ------   -------   -------  -----   ---    -------    --------      -------
Balance, June 30, 1998
  (unaudited)...........    2,395   $   24       838   $     8  7,026   $70    $13,508    $(11,141)     $ 2,469
                         ========   ======   =======   =======  =====   ===    =======    ========      =======


                See accompanying notes to financial statements.

                            PORTLAND SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                             Year Ended      Six Months Ended
                                            December 31,         June 30,
                                           ----------------  ------------------
                                            1996     1997      1997      1998
                                           -------  -------  --------  --------
                                                                (unaudited)
Cash flows from operating activities:
 Net loss................................  $(2,817) $(4,990)   (2,145)   (2,794)
 Adjustments to reconcile net loss to net
   cash used by operating activities:
  Depreciation and amortization..........       61      173        59       107
  Loss on sale of property and
    equipment............................       29       --        --        --
  Common stock and options issued in
    lieu of cash.........................      423       21        21        --
  Net changes in operating assets and
    liabilities:
   Accounts receivable...................       15     (260)      (55)      (77)
   Prepaid expenses......................      (27)      17        15         7
   Other assets..........................      (55)    (116)       (9)      (99)
   Accounts payable......................      258     (103)     (130)      (40)
   Accrued expenses......................       27      230       102       (63)
   Other liabilities.....................       --       53       (18)      237
                                           -------  -------  --------  --------
     Net cash used in operating
       activities........................   (2,086)  (4,975)   (2,160)   (2,722)
                                           -------  -------  --------  --------
Cash flows from investing activities:
 Purchase of property and equipment......      (49)    (111)      (19)      (28)
                                           -------  -------  --------  --------
     Net cash used in investing
       activities........................      (49)    (111)      (19)      (28)
                                           -------  -------  --------  --------
Cash flows from financing activities:
 Borrowings under line of credit
   agreement.............................       --      250       250        --
 Payments on line of credit..............       --     (250)       --        --
 Payments on obligations under capital
   lease.................................      (45)    (121)      (73)      (63)
 Proceeds from issuance of common stock..    1,264       11         3        44
 Proceeds from issuance of preferred
   stock.................................    2,800    7,131       500        --
 Proceeds from issuance of convertible
   debt..................................       --      820        --        --
                                           -------  -------  --------  --------
     Net cash from financing activities..    4,019    7,841       680       (19)
                                           -------  -------  --------  --------
     Net increase (decrease) in cash and
       cash equivalents..................    1,884    2,755    (1,499)   (2,769)
Cash and cash equivalents at beginning of
  year...................................      106    1,990     1,990     4,745
                                           -------  -------  --------  --------
Cash and cash equivalents at end of
  year...................................  $ 1,990    4,745       491     1,976
                                           =======  =======  ========  ========
Supplemental disclosure of cash flow
  information:
 Cash paid for interest..................  $    15       60        23        18
 Cash paid for income taxes..............       --       --        --        --
Supplemental disclosure of non-cash
  investing and financing activities:
 Obligations under capital lease incurred
   for the purchase of property and
   equipment.............................  $   160      226       110        59
 Preferred stock issued upon conversion
   of debt...............................       --      820        --        --
 Common stock issued upon conversion of
   debt..................................      100       --        --        --
 Warrants issued in payment of license
   fee...................................       --      429        --        --

                See accompanying notes to financial statements.

                            PORTLAND SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1997
                     (In thousands, except per share data)

(1) Summary of Significant Accounting Policies

 (a) Description of Business

    Portland Software, Inc. (the Company) was incorporated in October 1994. The Company develops and markets systems and tools for the electronic distribution, primarily through the internet, of software and other digital content.

 (b) Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

    Cash and cash equivalents consist of cash and short-term investments with maturities of less than three months.

 (d) Accounts Receivable

    The allowance for doubtful accounts is as follows at December 31:

                                                                      1996 1997
                                                                      ---- ----
   Balance--beginning of period...................................... $--  $--
   Provision.........................................................  --   56
   Charge offs.......................................................  --   (6)
                                                                      ---  ---
   Balance--end of period............................................ $--  $50
                                                                      ===  ===

 (e) License Fee

    License fees are stated at cost. Amortization is provided for by the straight-line method over four years. Amortization expense totaled $-0- and $27 for the years ended December 31, 1996 and 1997, respectively.

 (f) Advertising

    The Company expenses the costs of advertising when the costs are incurred. Advertising expense was $105 and $66 for the years ended December 31, 1996 and 1997, respectively.

 (g) Property and Equipment

    Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of the minimum lease payments. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Property and equipment under capital leases

                            PORTLAND SOFTWARE, INC.

and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

 (h) Income Taxes

    Deferred tax assets and liabilities are recognized for future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 (i) Net Loss Per Share

    The Company follows the provisions of SFAS 128, "Earnings Per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if convertible preferred shares outstanding at the beginning of each year were converted at those dates with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options or warrants for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds. Neither convertible preferred stock, warrants, or stock options have been included in the computation of diluted earnings per share for the years ended December 31, 1996 or 1997, since it would have resulted in an antidilutive effect.

 (j) Revenue Recognition

    Revenue results primarily from 1) product license and installation fees, 2) fees charged for transactions processed using the Company's product, and 3) license fees recognized upon shipment of the product and when no significant contractual obligations remain outstanding. For those agreements which derive revenue on a per-transaction basis in exchange for guaranteed amounts, revenue is recognized at the time of product delivery. Per-transaction fees that exceed the guarantee are recognized as earned.

    A portion of product license revenue is allocated to customer support. This amount is deferred and recognized ratably over the license period. The Company generally does not provide for a right of return policy for its software sales.

 (k) Royalties

    Royalties are accrued based on certain revenues, pursuant to contractual agreements with developers of software products published by the Company. Royalty costs are included in the cost of goods sold.

 (l) Software Development Costs

    Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

                            PORTLAND SOFTWARE, INC.

 (m) Stock-Based Compensation

    The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value-based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net income (loss) computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net income (loss). Stock-based compensation for non-employees is accounted for using the fair-value-based method.

 (n) Unaudited Interim Financial Information

    All information subsequent to December 31, 1997, is unaudited. In the opinion of management, the unaudited interim financial statements as of June 30, 1997 and 1998 and for the six month periods then ended have been prepared on the same basis as the annual financial statements and reflect all adjustments that are necessary for the fair presentation of results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any interim period.

(2) Property and Equipment

    Property and equipment, net consist of the following at December 31:

                                                                    1996  1997
                                                                    ----  -----
   Software........................................................ $  9  $  85
   Furniture and fixtures..........................................    6     13
   Equipment.......................................................  236    478
   Leasehold improvements..........................................   --     12
                                                                    ----  -----
                                                                     251    588
   Less accumulated depreciation and amortization..................  (70)  (216)
                                                                    ----  -----
                                                                    $181  $ 372
                                                                    ====  =====

(3) Prepaid License Fee

    On August 1, 1997, the Company entered into an agreement to license the rights to certain software developed by another company. The Company issued 479 Series B preferred stock warrants in consideration for the license. The value of warrants granted using the Black-Scholes method utilized the following assumptions: risk free interest rate of 6.25%, no expected dividend yield or volatility, and an expected life of two years. Using these assumptions these warrants have a fair value of $429, a weighted average exercise price of $3.34, a contractual life of seven years and will be fully vested in 1998. At December 31, 1997, 359 warrants were exercisable. The prepaid license fee is being amortized over its estimated useful life of four years.

                                                                     1996 1997
                                                                     ---- -----
   License fee...................................................... $--  $ 429
   Less accumulated amortization....................................  --    (27)
                                                                     ---  -----
                                                                      --    402
   Less current portion included in other current assets, net.......  --   (113)
                                                                     ---  -----
                                                                     $--  $ 289
                                                                     ===  =====

(4) Line of Credit

    In January 1997, the Company arranged a $250 credit facility (the line of credit) with a bank. The line of credit is secured by the assets of the Company. The interest rate is a floating rate based on prime (8.5% at

                            PORTLAND SOFTWARE, INC.

December 31, 1997) plus 2% with principal due upon demand. The agreement contains no covenants. There was no amount outstanding on this line of credit at December 31, 1997.

(5) Accrued Expenses

    Accrued expenses consist of the following at December 31:

                                                                      1996 1997
                                                                      ---- ----
   Accrued consulting................................................ $--  $ 89
   Accrued vacation..................................................  11    51
   Accrued bonuses...................................................  --    33
   Other accrued expenses............................................  14    82
                                                                      ---  ----
                                                                      $25  $255
                                                                      ===  ====

(6) Income Taxes

    The actual income tax benefit differs from the "expected" benefit computed by applying the U.S. federal corporate rate as follows:

                                                                   1996  1997
                                                                   ----  ----
   Computed "expected" income tax rate benefit...................  (34)% (34)%
   Increases (decreases) resulting from:
     State income taxes, net of federal tax benefit..............    (4)   (4)
     Exclusion of earnings for period that S Corporation was
       valid.....................................................     1    --
     Research and development credit.............................    --    (2)
     Increase in valuation allowance.............................    37    40
                                                                   ----  ----
   Actual income tax rate benefit................................    --%   --%
                                                                   ====  ====

    The tax effects of temporary differences and net operating loss carryforwards which give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                               1996     1997
                                                              -------  -------
   Deferred tax assets:
     Net operating losses and U.S. research and
       experimentation credits............................... $   904  $ 2,506
     Property and equipment, due to differences in
       depreciation..........................................      40      462
     Accrual to cash basis adjustment........................     109       65
                                                              -------  -------
                                                                1,053    3,033
     Less valuation allowance................................  (1,053)  (3,033)
                                                              -------  -------
        Net deferred taxes................................... $    --  $    --
                                                              =======  =======

    The net change in the total valuation allowance for the years ended December 31, 1996 and 1997 was an increase of $1,053 and $1,980, respectively.

    The Company has available federal and state net operating loss carryforwards for tax purposes of approximately $6,351 and research and experimentation credits of approximately $121, which expire in years 2011-2012.

                            PORTLAND SOFTWARE, INC.

    Approximately $4,682 of the net operating losses are subject to annual utilization limitation due to ownership changes under Internal Revenue Code
Section 382 in 1996 and 1997.

(7) Shareholders' Equity

 (a) Series B Preferred Stock

    The Series B preferred stock has a stated value of $3.34 per share and a liquidation preference over holders of common stock and Series A preferred stock of an amount per share equal to $3.34 (the original issue price) plus all declared but unpaid dividends. Series B preferred stock has a cumulative per share dividend, on a non-compounded basis, of $.2672 per annum payable at the Company's option in cash or additional shares of Series B preferred stock. The dividends are to be declared by the Board of Directors and paid on June 30, 2001 and on a quarterly basis thereafter, unless a liquidating event occurs before June 30, 2001, in which case the aggregate amount of arrearages in cumulative Series B preferred stock dividends will be canceled and no further dividends will accrue. No dividend declarations have been made, and the aggregate amount of arrearages in cumulative Series B preferred stock dividends is $234 at December 31, 1997.

    Each share is convertible into common stock at any time at the option of the holder. The initial conversion ratio is one-to-one, but this ratio is subject to modification under the Company's Articles of Incorporation in the event of certain dilutive issuance of securities, stock splits, stock dividends, stock distributions or other common stock equivalent distributions. Automatic conversion to common stock at the then effective conversion rate will occur upon the 1) closing of the issuance of shares following an effective registration statement under the Securities Act of 1933, in which the aggregate price to the public exceeds $10,000 and in which the public offering price per share of common stock equals or exceeds $10.00, or 2) the date on which a two-thirds majority of the shares have been converted into shares of common stock or are otherwise no longer outstanding. The holders of each share of Series B preferred stock will have the right to the number of votes to which they would be entitled if the shares were converted to common stock. The Company has reserved 3,234 shares of the Company's common stock for the conversion of Series B preferred stock.

    Under the Series B preferred stock agreement, the Company is required to comply with certain operating covenants, including requirements associated with the issuance of stock options.

 (b) Series A Preferred Stock

    The Series A preferred stock has a stated value and liquidation preference of $3.34 per share and carries a dividend of $.2672 per annum payable when and if declared by the Board of Directors. No dividend declarations have been made. Series A preferred shareholders have a liquidation preference over holders of common stock of an amount per share equal to $3.34 (the original issue price) plus all declared but unpaid dividends. Each share is convertible into common stock on a one-to-one basis at any time at the option of the holder. The conversion ratio is subject to modification under the Company's Articles of Incorporation in the event of stock splits, stock dividends, stock distributions or other common stock equivalent distributions. Automatic conversion to common stock at the then effective conversion rate will occur upon the 1) closing of the issuance of shares following an effective registration statement under the Securities Act of 1933, in which the aggregate price to the public equals or exceeds $7,500 and in which the public offering price per share of common stock equals or exceeds $8.34, or 2) the date on which a majority of the shares have been converted into shares of common stock or are otherwise no longer outstanding. The holders of each share of Series A preferred stock will have the right to the number of votes to which they would be entitled if the shares were converted to common stock. The Company has reserved 838 shares of the Company's common stock for the conversion of Series A preferred stock.

                            PORTLAND SOFTWARE, INC.

 (c) Warrants

    The Company has granted warrants for 266 shares of common stock at exercise prices ranging from $.675 to $1.00 per share primarily to the holders of Series A and Series B preferred stock. The warrants are exercisable at December 31, 1997 at a weighted average exercise price of $.983. Expiration of 14 warrants will occur on December 21, 2000 or upon consummation of an initial public offering or upon a change in control, whichever is earlier. 170 warrants expire on October 18, 2001 or upon consummation of an initial public offering or upon a change in control, whichever is earlier. The Company has reserved 266 shares of common stock for the exercise of warrants. The value ascribed to the common stock warrants using the Black-Scholes method was not significant. The Company also granted 838 warrants for Series B preferred stock at an exercise price of $3.34 with an expiration date of August 1, 2004. Both the number of shares of warrant stock and the exercise price are subject to modification under the terms of the Series B preferred stock purchase agreement in the event of certain dilutive issuance of securities, stock splits, stock dividends, stock distributions or other stock equivalent distributions. A value of $429 was ascribed to 479 of these warrants using the Black-Scholes method, which were issued in connection with a license fee. The Company has reserved 838 shares of Series B preferred stock for the exercise of warrants.

 (d) Shareholders' Agreement

    The Company and its shareholders have entered into agreements that include restrictions on the transfer of the Company's common stock. Except for expressly provided exceptions, no shareholder is allowed to transfer ownership of stock without the shares being first offered for sale to the Company.

(8) 1994 Stock Incentive Plan

    In 1994, the Company adopted an incentive stock option plan (the Plan) whereby a total of 5,000 shares of common stock have been reserved for the grant of stock options to selected employees, officers, directors, consultants and advisors. Options granted pursuant to the Plan may be either incentive stock options as defined in Section 442A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board. Under the Plan, options generally vest over four years. 25% become exercisable one year after grant, 25% two years after grant and the remaining 50% vest ratably over the following two years. Options granted under the Plan must be exercised within three months of the optionee's termination of employment and within ten years of the date of the grant. Option prices are generally not less than the fair market value of the shares at the date of grant. At the time of the exercise of the option, all optionees must grant the Company or its designee a right of first refusal with respect to all transfers.

    The Company has elected to account for its stock-based compensation plans under APB Opinion 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1996 and 1997 using the minimum value option-pricing model as prescribed by SFAS 123 using the following assumptions used for grants in 1996 and 1997:

                                                                  1996    1997
                                                                 ------- -------
   Risk-free interest...........................................    6.0%   6.25%
   Expected dividend yield......................................    None    None
   Expected lives............................................... 5 years 5 years

    The total value of options granted during 1996 and 1997 was computed as approximately $260 and $304, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. The weighted average fair market value of the option grants during 1996 and 1997 was $0.32 and $1.00 per share, respectively. If the Company had accounted for these options in accordance with SFAS 123, the

                            PORTLAND SOFTWARE, INC.

Company's net loss and net loss per share for the years ended December 31, 1996 and 1997 would have increased to the following pro forma amounts:

                                                                1996     1997
                                                               -------  -------
   Net loss:
     As reported.............................................  $(2,817) $(4,990)
     Pro forma...............................................   (2,886)  (5,265)
   Earnings per share--basic and diluted:
     As reported.............................................  $ (0.48) $ (0.75)
     Pro forma...............................................    (0.49)   (0.79)

    A summary of the status of the Company's Plan at December 31, 1996 and 1997 and changes during the years then ended is presented in the following table:

                                                                        Weighted
                                                                        average
                                                                        exercise
                                                                Options  price
                                                                ------- --------
   Outstanding at December 31, 1995............................  1,058   $.0555
   Granted.....................................................  1,012    .9511
   Exercised...................................................   (175)   .0020
   Forfeited...................................................    (42)   .6032
                                                                 -----   ------
   Outstanding at December 31, 1996............................  1,853    .5163
   Granted.....................................................    922    .9774
   Exercised...................................................    (43)   .2434
   Forfeited...................................................   (292)   .5415
                                                                 -----   ------
   Outstanding at December 31, 1997............................  2,440   $.7191
                                                                 =====   ======

    A total of 632 and 1,083 incentive and non-qualified stock options were exercisable at weighted average exercise prices of $.21 and $.36 at December 31, 1996 and 1997, respectively.

    At December 31, 1997, the Company has committed to issue 29 non-qualified stock options in fiscal year 1998 under the Plan to non-employee consultants for consulting services performed in 1997. The Company accrued a liability of $29 in 1997 related to this obligation.

    During 1997, the Company issued 21 stock options to non-employee consultants. These options have a weighted average exercise price of $0.01 and a contractual life of ten years. The options were exercisable at the date of grant. Included in general and administrative expense is $21 relating to the value ascribed to these warrants.

    The following table sets forth the exercise price range, number of shares and weighted average remaining contractual lives for stock options at December 31, 1997:

                                                        Currently exercisable
                                               ---------------------------------------
                                   Weighted                                Weighted
                        Weighted    average                     Weighted    average
   Exercise             average    remaining                    average    remaining
    price      Number   exercise  contractual                   exercise  contractual
    range     of shares  price   life in years Number of shares  price   life in years
   --------   --------- -------- ------------- ---------------- -------- -------------
   $.002
     to
     .0105        671    $ .005      6.86             671        $ .005      6.86
   $.75           135      .750      8.24             115          .750      8.24
   $.825
     to
     1.00       1,384      .990      9.17             234          .970      8.64
   $1.10          250     1.100      8.63              63         1.100      8.63
                -----    ------      ----           -----        ------      ----
   $.002
     to
     1.10       2,440    $ .720      8.43           1,083        $ .360      7.49
                =====    ======      ====           =====        ======      ====

                            PORTLAND SOFTWARE, INC.

(9) Commitments and Contingencies

 (a) Leases

    The Company leases equipment and office space under capital leases and non-cancelable operating leases which expire at various dates through 2002.

    Included in equipment in the accompanying balance sheets are the following assets held under capital leases at December 31:

                                                                    1996  1997
                                                                    ----  -----
   Equipment....................................................... $181  $ 408
   Less accumulated amortization...................................  (53)  (113)
                                                                    ----  -----
                                                                    $128  $ 295
                                                                    ====  =====

    Future minimum lease payments under capital and operating leases are as follows:

                                                               Capital Operating
                                                               leases   leases
                                                               ------- ---------
   Year ending December 31:
     1998....................................................   $137    $  293
     1999....................................................    107       330
     2000....................................................     52       344
     2001....................................................      4       354
     2002....................................................     --       390
     Thereafter..............................................     --       100
                                                                ----    ------
                                                                 300    $1,811
                                                                        ======
   Less amounts representing interest........................     55
                                                                ----
                                                                 245
   Less current installment..................................    111
                                                                ----
                                                                $134
                                                                ====

    The Company incurred $87 and $210 in operating lease expense during 1996 and 1997, respectively.

 (b) Benefit Plan

    The Company has a defined contribution plan (the Plan). The Plan covers primarily all officers and employees of the Company who meet prescribed age and service requirements. Employees may contribute up to 15% of their compensation. Matching contributions are determined at the discretion of the Board of Directors. The Company did not make a matching contribution in 1996 or 1997.

 (c) Legal Proceedings

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse affect on the Company's financial position.

                            PORTLAND SOFTWARE, INC.

(10) Major Customers

    Most of the Company's customers are located in the United States. Aggregate revenues for three significant customers were 77% and 40% of total revenues for the years ended December 31, 1996 and 1997, respectively. Related receivables from such customers were 0% and 30% of trade accounts receivable at December 31, 1996 and 1997, respectively. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company's estimate of its bad debts.

(11) Unaudited Recent Developments

    On August 5, 1998, the Company was acquired by Preview Systems, Inc. through the exchange of all of its outstanding stock for 1,929 common shares (post split) and 838 Series E Preferred Shares (post split) of Preview Systems, Inc.

                             PREVIEW SYSTEMS, INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
                     (In thousands, except per share data)
                                  (unaudited)

                                          Portland                   Preview
                               Preview    Software,               Systems, Inc.
                            Systems, Inc.   Inc.    Adjustments     Pro Forma
                            ------------- --------- -----------   -------------
Revenues...................   $    610     $   199    $    --       $    809
Operating expenses:
  Research and
    development............      2,978       1,078         --          4,056
  Sales and marketing......      2,915       1,287         --          4,202
  General and
    administrative.........      3,127       2,052         --          5,179
  Amortization of
    intangibles............        866          --      1,218 (a)      2,084
  Acquired in-process
    research and
    development............      2,091          --     (2,091)(b)         --
                              --------     -------    -------       --------
     Total operating
       expenses............     11,977       4,417       (873)        15,521
                              --------     -------    -------       --------
Operating loss.............    (11,367)     (4,218)       873        (14,712)
Other income...............         91          71         --            162
                              --------     -------    -------       --------
Net loss...................   $(11,276)    $(4,147)   $   873       $(14,550)
                              ========     =======    =======       ========
Net loss per basic and
  diluted share............   $  (7.55)    $    --    $    --       $  (5.51)
                              ========     =======    =======       ========
Shares used in per share
  calculations.............      1,494          --      1,147          2,641
                              ========     =======    =======       ========

                     PREVIEW SYSTEMS, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

1. General

    The Company was formed in April 1998 to acquire all of the outstanding equity interests of Preview Software, Inc. ("Preview Software") and Portland Software, Inc. ("Portland Software"). The Company completed both of these mergers on August 5, 1998. In accordance with Accounting Principles Board Opinion No. 16, the stockholders of Preview Software were determined to be the controlling shareholders of the Company. Accordingly, the merger of Preview Software into the Company was accounted for as a reorganization under common control with the underlying net assets recorded by the Company at historical cost. The merger of Portland Software into the Company was accounted for using the purchase method. Therefore, the amounts in the Preview Systems, Inc. column reflect the consolidated results of operations of Preview Systems, Inc. for the period January 1, 1998 through August 4, 1998, and the results of operations of the combined entity from August 5, 1998 through December 31, 1998. The amounts in the Preview Systems, Inc. Pro Forma column, which are unaudited, also include the effect of Portland Software, Inc. from January 1, 1998 through August 4, 1998 when it was acquired.

2. Pro Forma Adjustments

    (a) To record additional amortization of acquired capitalized intangibles as if the merger had occurred on January 1, 1998.

    (b) To reverse acquired in-process research and development, a material non-recurring charge.

Edgar Text Description:

 Narrative Description of Inside Back Cover

 Headline Upper Left Justified: "Delivering Digital Goods to the Desktop."

    Centered below the headline are two arrows that point to the first of three computer screen samples, all of which are centered on the page. Each screen represents a step in the selection process that a customer would take to order and download a digital product, which in this example is Norton AntiVirus 6.0 for WinNT. This first screen is topped by a yellow window bar containing a centered title: "Single Order." Below this bar is a gray box with a series of text lines. Justified left on the first is: "Placed on: Sep 3 1999." Justified right on this line is: "Order #: 610296. " Justified with the left margin of the next line down is a heading title: "Ordered Hem(s)." Three column headings appear on the right side of the same line: "Quantity," "Unit Price" and "Extended Price." Justified with the left margin of the next line is:
"SYMANTEC--RETAIL Norton 2000 2.0 for Win96/98/NT." Below the three column headers on the right of this text are the following: "1," "$49.95" and "$49.95." Below this line and to the left is the text: "Shipping Addr: 1601 S. DeAnza Boulevard, Cupertino, CA 950614, United States." Below this line is the text: "Shipping Method: UPS Tracking Number: Not Available." Below this line is the text: "Status: Approved As of: Sep 3 1999."

    Below this line and justified to the left is: "SYMANTEC Mobile Essentials
2.0 for WinNT-Try Before You Buy." To the right of this text under the three column headers are the following: "I," "$0.00" and "$0.00." Centered under the text on the left is an icon and a line of text. The icon is below with a red arrow pointing down, which is labeled "Download." The underlined, blue text to the right of the icon reads "Click here to download product." Centered below this is the following text: "Status: Available" and "As of Sep 3 1999."

    Below this line and justified to the left is: "SYMANTEC Norton AntiVirus
5.0 for WinNT." Below the three column headers on the right of the previous line are the following: "1," "$36.00" and "$36.00." Centered below this line are a labeled icon and a line of text. The icon is yellow with a red arrow pointing down, which is labeled, "Download." The underlined, blue text to the right of the icon reads "Click here to download product." Centered below this is the following text: "Status: Available" and "As of: Sep 3 1999." On the next line down is text in-line with the two furthest right columns from above:
"Subtotal Cost:" and "$86.95." On the next line down is text in-line with the two furthest right columns from above: "Tax:" and "$4.12." On the next line down is text in-line with the two furthest right columns from above: "Shipping Charges:" and "$6.95." The final line runs across the bottom of this screen. Left justified text reads: "Payment Method: VISA." To the right, in-line with the two furthest right columns from above, is: "Total:" and "$97.02."

    An arrow points from the first screen down to the second, which contains a blue window bar with a right justified title: "Downloading Norton AntiVirus for WinNT." In the left quarter of the screen below is a rectangular yellow box containing four lines of text. From top to bottom, they are: "Shop," "SYMANTEC," "Powered by" and "beyond.com."

    The right three-quarters of this screen are made up of a gray section, which is topped by a paragraph of text: "Now downloading and verifying your product and license. A shortcut has been saved on your desktop should you need to restart this download." Below this is a line of text: "Downloading Norton AntiVirus for WinNT." Below this is a horizontal graphic bar, which is approximately sixty percent blue. Below the bar, justified to the right, is a line of text: "Received: 10584 KB of 12238 KB Completed." Below this, in the right corner of the screen, is a button containing the text: "Finish Later."

    An arrow points down to the final screen, which contains a blue window bar with a right-justified title: "Thank You for Your Purchase of Norton AntiVirus for WinNT." In the left quarter of the screen is the same rectangular yellow box with text as in the previous screen, but in a more elongated shape. The right, gray section of this screen is divided into five horizontal sections, each separated by a thin blue line. The first section contains a paragraph of text: "Your purchase and download has completed successfully. If you established a connection to the Internet, you may now disconnect." The second section has a left-justified green and white icon that looks like a pad of paper. To the right of this is a paragraph: "A packing slip for this purchase is located in the following directory. Select one of these choices if you would like to view or print a copy." Below this is another line of text:
"C:\\WINNT\Vbox\PackingSlips." On the right margin of this section are two buttons containing text. The top reads, "View Slip," and the bottom reads, "Print Slip." The third section has a left-justified yellow and white icon that looks like a piece of paper. To the right of this is a paragraph: "A license for this product has been installed on this machine and is required should you ever need to reinstall. Please select Backup to make a copy to guard against loss." To the right of this paragraph is a button containing the word:
"Backup." The fourth section has a left-justified icon that looks like a computer. To the right of this is a paragraph: "Your product has been saved in the following directory. Thank you for shopping at Symantec. C:\WINNT\Vbox\Installers." The fifth section has three buttons containing text. The first is flush left and reads: "About Vbox." The other two are in the bottom right corner of the screen: the left one reads, "Launch," and the right one reads: "Exit."

    Most of the background of the page is blue.

                             [PREVIEW SYSTEMS LOGO]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999


                           [LOGO OF PREVIEW SYSTEMS]


                                3,800,000 Shares

                                  Common Stock

  This is the initial public offering for Preview Systems, Inc. No public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "PRVW." We anticipate that the initial public offering price will be between$10.00 and $12.00 per share.

                                --------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to Preview Systems.....................................   $       $

                                --------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares of our common stock to cover over-allotments. BancBoston Robertson Stephens International Ltd. expects to deliver the shares
of common stock to purchasers on        , 1999.

                                --------------

Robertson Stephens International
           Dain Rauscher Wessels
             a division of Dain Rauscher Incorporated
                        SoundView Technology Group
                                                                     E*OFFERING

                  The date of this prospectus is        , 1999

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, SoundView Technology Group, Inc. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                         U.S. Underwriters                        Number of Shares
                         -----------------                        ----------------
   BancBoston Robertson Stephens Inc. ..........................
   Dain Rauscher Wessels........................................
   SoundView Technology Group, Inc. ............................
   E*OFFERING Corp..............................................
                     International Underwriters
                     --------------------------
   BancBoston Robertson Stephens International Ltd..............
   Dain Rauscher Wessels........................................
   SoundView Technology Group, Inc. ............................
   E*OFFERING Corp..............................................
                                                                     ---------
     Total......................................................     3,800,000
                                                                     =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at this price less a
concession not in excess of $    per share, of which $    may be reallowed to
other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 570,000 additional shares of common stock at the same price per share as we will receive for the 3,800,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,800,000 shares offered hereby. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,800,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be $
million, $    million and $    million, respectively.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-Up Agreements. Each of our officers and directors and holders of 93% of our securities have agreed with the representatives for a period of 180 days after the date of this prospectus, other than bona fide gifts or distributions to partners or shareholders, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, now owned directly by such holders or with respect to which they now have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreement. There are no agreements between the representatives and any of our stockholders providing consent to the sale of shares prior to the expiration of the period ending 180 days after the date of this prospectus.

    Future Sales. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc.:

  . Consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the period ending 180 days after the date of this prospectus; or

  . Issue, sell, contract to sell or otherwise dispose of any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or the issuance of options under our existing stock option and incentive plans.

    Listing. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "PRVW."

    No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for, or the purchase of, the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for, or the purchase of, the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Directed Share Program. At our request, the underwriters have reserved up to 190,000 shares of common stock to be issued by us and offered hereby for sales, at the initial public offering price, to our directors, officers, employees, business associates and other related persons. Directors and officers who purchase the reserved shares are subject to resale restrictions promulgated by the Securities and Exchange Commission. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    NASD Compliance. BancBoston Robertson Stephens Inc. acted as the placement agent for the private placement of our series G preferred stock in July 1999. In connection with its services as placement agent, BancBoston Robertson Stephens Inc. received a warrant to purchase an aggregate of 76,682 shares of our series G preferred stock at an exercise price of $6.72 per share. In that private placement, Bayview Investors, Ltd., the general partner of which is BancBoston Robertson Stephens Inc., purchased 37,203 shares of our series G preferred stock at $6.72 per share. Also in that private placement, BancBoston Capital, Inc. purchased 148,810 shares of series G preferred stock for $6.72 per share. BancBoston Capital, Inc. is a wholly-owned subsidiary of BancBoston Corporation of which BancBoston Robertson Stephens Inc. is a direct subsidiary. Pursuant to requirements of the National Association of Securities Dealers, Inc. each of BancBoston Robertson Stephens Inc., Bayview Investors, Ltd. and BancBoston Capital, Inc. have agreed not to sell, transfer or assign any securities acquired by them in our series G preferred stock financing and, in the case of the warrants, any securities underlying those warrants for 90 days after the effective date of this offering.

    United Kingdom Restriction. This prospectus has not been approved as an investment advertisement that complies with Section 57 of the Financial Services Act 1986 and may not be issued or passed on in the United Kingdom except to a person who is of the kind described in Article 11(3) of the Financial Services Act (Investment Advertisements) (Exemptions) Order 1996 (as amended), or is a person to whom the prospectus may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed on for us by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain legal matters in connection with this offering will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Attorneys employed with Venture Law Group and an entity affiliated with Venture Law Group hold an aggregate of 24,382 shares of our common stock.

                                    EXPERTS

    The consolidated financial statements of Preview Systems, Inc. included in this registration statement as of December 31, 1997 and 1998 and for the three-year period ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Portland Software, Inc. as of December 31, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1997 have been included in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. You may inspect our registration statement and the attached exhibits without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information about the public reference facilities by calling the Securities and Exchange Commission in the United States at 1-800-SEC-0330. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.